CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Floating Rate Notes due 2016	$500,000,000	100.000%	$500,000,000	$58,100.00
1.850% Notes due 2017	$1,000,000,000	99.954%	$999,540,000	$116,146.55
2.350% Notes due 2018	$3,000,000,000	99.951%	$2,998,530,000	$348,429.19
Floating Rate Notes due 2018	$500,000,000	100.000%	$500,000,000	$58,100.00
3.000% Notes due 2020	$3,500,000,000	99.995%	$3,499,825,000	$406,679.67
Floating Rate Notes due 2020	$500,000,000	100.000%	$500,000,000	$58,100.00
3.450% Notes due 2022	$3,000,000,000	99.858%	$2,995,740,000	$348,104.99
3.800% Notes due 2025	$4,000,000,000	99.645%	$3,985,800,000	$463,149.96
4.550% Notes due 2035	$2,500,000,000	99.570%	$2,489,250,000	$289,250.85
4.750% Notes due 2045	$2,500,000,000	99.477%	$2,486,925,000	$288,980.69
Warner Chilcott Limited Guarantee (2)	—	—	—	—
Actavis Capital S.à r.l Guarantee (2)	—	—	—	—
Actavis, Inc. Guarantee (2)	—	—	—	—
Total	$21,000,000,000	—	$20,955,610,000	$2,435,041.88

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-202168).

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantee is payable.

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-202168-01
333-202168-02
333-202168-03
333-202168-04

Prospectus supplement

(To prospectus dated February 19, 2015)

$21,000,000,000

Actavis Funding SCS

$500,000,000 Floating Rate Notes due 2016	$500,000,000 Floating Rate Notes due 2020
$1,000,000,000 1.850% Notes due 2017	$3,000,000,000 3.450% Notes due 2022
$3,000,000,000 2.350% Notes due 2018	$4,000,000,000 3.800% Notes due 2025
$500,000,000 Floating Rate Notes due 2018	$2,500,000,000 4.550% Notes due 2035
$3,500,000,000 3.000% Notes due 2020	$2,500,000,000 4.750% Notes due 2045

Guaranteed by Warner Chilcott Limited, Actavis Capital S.à r.l. and Actavis, Inc.

Actavis Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (“Actavis SCS” or “we”) and an indirect wholly-owned subsidiary of Actavis plc, is offering its Floating Rate Notes due 2016 (the “2016 floating rate notes”), Floating Rate Notes due 2018 (the “2018 floating rate notes”), Floating Rate Notes due 2020 (the “2020 floating rate notes” and, collectively with the 2016 floating rate notes and the 2018 floating rate notes, the “floating rate notes”), 1.850% Notes due 2017 (the “2017 notes”), 2.350% Notes due 2018 (the “2018 notes”), 3.000% Notes due 2020 (the “2020 notes”), 3.450% Notes due 2022 (the “2022 notes”), 3.800% Notes due 2025 (the “2025 notes”), 4.550% Notes due 2035 (the “2035 notes”) and 4.750% Notes due 2045 (the “2045 notes” and, collectively with the other fixed rate notes listed above, the “fixed rate notes”). We refer to the floating rate notes and the fixed rate notes together as the “notes”. The 2016 floating rate notes, 2018 floating rate notes and 2020 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.875%, 1.080% and 1.255% per annum, respectively. Interest on the 2016 floating rate notes will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2015. Interest on the 2018 floating rate notes and the 2020 floating rate notes will be payable quarterly on March 12, June 12, September 12 and December 12 of each year, beginning on June 12, 2015. Interest on the 2017 notes will be payable semiannually on March 1 and September 1 of each year, beginning on September 1, 2015. Interest on the 2018 notes and the 2020 notes will be payable semiannually on March 12 and September 12 of each year, beginning on September 12, 2015. Interest on the 2022 notes, the 2025 notes, the 2035 notes and the 2045 notes will be payable semiannually on March 15 and September 15 of each year, beginning on September 15, 2015. The notes will be issued only in minimum denominations of $2,000 and increments of $1,000 in excess thereof. The notes will be fully and unconditionally guaranteed by our indirect parents, Warner Chilcott Limited (“Warner Chilcott”) and Actavis Capital S.à r.l. (“Actavis Capital”), and by Actavis, Inc. (“Actavis, Inc.” and, together with Warner Chilcott and Actavis Capital, the “guarantors”), a subsidiary of Actavis Capital, on an unsecured and unsubordinated basis. Actavis plc will not guarantee the notes.

We intend to use the net proceeds of this offering, together with the net proceeds of Actavis plc’s recent equity offerings and the other Debt Financing (as defined herein) to finance Actavis plc’s pending acquisition of Allergan, Inc. (“Allergan”) (as described herein), and to pay related fees and expenses. The completion of this offering is not contingent on the acquisition of Allergan, which, if completed, will occur subsequent to the closing of this offering. In the event that the acquisition is not completed on or before November 30, 2015 at 5:00 p.m. (New York City time), or, if prior to such time, the Merger Agreement (as defined herein) is terminated, we will be required to redeem all of the outstanding notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to but excluding the special mandatory redemption date on the notes as described under the caption “Description of the notes—Special mandatory redemption.”

Investing in the notes involves risks. See “Risk factors” beginning on page S-21 of this prospectus supplement and page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds to Actavis Funding SCS(2)
Per 2016 floating rate note	100.000%	0.300%	99.700%
Total	$500,000,000	$1,500,000	$498,500,000
Per 2017 note	99.954%	0.350%	99.604%
Total	$999,540,000	$3,500,000	$996,040,000
Per 2018 note	99.951%	0.450%	99.501%
Total	$2,998,530,000	$13,500,000	$2,985,030,000
Per 2018 floating rate note	100.000%	0.450%	99.550%
Total	$500,000,000	$2,250,000	$497,750,000
Per 2020 note	99.995%	0.600%	99.395%
Total	$3,499,825,000	$21,000,000	$3,478,825,000
Per 2020 floating rate note	100.000%	0.600%	99.400%
Total	$500,000,000	$3,000,000	$497,000,000
Per 2022 note	99.858%	0.625%	99.233%
Total	$2,995,740,000	$18,750,000	$2,976,990,000
Per 2025 note	99.645%	0.650%	98.995%
Total	$3,985,800,000	$26,000,000	$3,959,800,000
Per 2035 note	99.570%	0.875%	98.695%
Total	$2,489,250,000	$21,875,000	$2,467,375,000
Per 2045 note	99.477%	0.875%	98.602%
Total	$2,486,925,000	$21,875,000	$2,465,050,000

Total	$20,955,610,000	$133,250,000	$20,822,360,000
(1)	Plus accrued interest, if any, from March 12, 2015.
(2)	Before deducting expenses payable by us related to this offering, estimated at $10 million.

The notes are new issues of securities with no established trading market. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking, S.A. Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about March 12, 2015.

Joint book-running managers

J.P. Morgan (All notes)	Mizuho Securities (All notes)	Wells Fargo Securities (All notes)
Barclays (2025 notes, 2035 notes)	BNP PARIBAS (2020 floating rate notes, 2020 notes, 2022 notes)	HSBC (2025 notes, 2045 notes)

MUFG (2016 floating rate notes, 2017 notes, 2022 notes, 2045 notes)	RBS (2018 floating rate notes, 2018 notes)	SMBC Nikko (2016 floating rate notes, 2017 notes, 2020 floating rate notes, 2020 notes)	TD Securities (2018 floating rate notes, 2018 notes, 2035 notes)

Co-Managers*

Barclays	BNP PARIBAS	HSBC	MUFG	RBS	SMBC Nikko	TD Securities
ANZ Securities	Citigroup	DNB Markets	Lloyds Securities	Scotiabank	Morgan Stanley	BBVA

Credit Agricole CIB	Fifth Third Securities	PNC Capital Markets LLC	Santander	Academy Securities	Blaylock Beal Van, LLC	Drexel Hamilton

Lebenthal Capital Markets	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	The Williams Capital Group, L.P.	Siebert Capital Markets

The date of this prospectus supplement is March 3, 2015

(continued from cover page)

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our and the guarantors’ other unsecured and unsubordinated indebtedness from time to time outstanding. See “Description of the notes —Ranking.”

We may redeem the fixed rate notes, in whole or in part, at any time or from time to time at the applicable redemption prices described under the heading “Description of the notes—Optional redemption” in this prospectus supplement. Upon the occurrence of a Change of Control Triggering Event (as defined herein), each holder of the notes will have the right to require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to but excluding the date of purchase.

(*)	Co-managers that are listed above as joint book-running managers for a particular series of notes are not also co-managers for that series.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we and the underwriters take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus is accurate as of any date other than the date of the document containing such information.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, dated February 19, 2015, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including the additional information described under “Where you can find more information” and “Incorporation of certain documents by reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes offered by this prospectus supplement.

Unless indicated otherwise, or the context otherwise requires, references in this document to “Actavis SCS,” “issuer,” “we,” “us,” and “our” are to Actavis Funding SCS, references to “the Company” are to Actavis plc and its consolidated subsidiaries and references to “Actavis plc” are only to Actavis plc and not any of its subsidiaries. References to “dollars” and “$” are to United States dollars.

Trademarks and trade names

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Where you can find more information

This prospectus supplement is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) (Reg. No. 333-202168) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered in this offering. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the guarantors and the securities offered hereby, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth below. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

Actavis plc and Warner Chilcott, our indirect parent companies, and Allergan each file annual, quarterly and current reports and other information with the SEC. Actavis SCS, the issuer of the notes, and Actavis Capital and Actavis, Inc., together with Warner Chilcott, the guarantors on the notes, are wholly-owned indirect subsidiaries of Actavis plc. Actavis SCS, Actavis Capital and Actavis, Inc. are also wholly-owned indirect subsidiaries of Warner Chilcott. Actavis SCS, Actavis Capital and Actavis, Inc. are exempt from separate SEC information reporting requirements. You may read and copy reports and other information that each of Actavis plc, Warner Chilcott and Allergan file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access Actavis plc’s, Warner Chilcott’s and Allergan’s filings. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of the prospectus supplement or accompanying prospectus except as described in this section or in the Incorporation of certain documents by reference section. See “Description of the notes—Certain covenants—Reports to holders” on page S-64 of this prospectus supplement for information about the reports and other information that Warner Chilcott is required to furnish to holders of notes and how those obligations may be satisfied.

Incorporation of certain documents by reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference from documents filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents that our parent companies, Actavis plc and Warner Chilcott, and Allergan have previously filed with the SEC. These documents contain important information about Actavis plc, Warner Chilcott and Allergan, respectively. The accompanying prospectus incorporates by reference certain documents that Actavis plc, Warner Chilcott and Allergan, as well as certain predecessor companies of the Company and certain of its subsidiaries, have filed with the SEC.

See “Incorporation of certain documents by reference” in the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference any future filings other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, that Actavis plc, Warner Chilcott and Allergan make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement.

We encourage you to read Actavis plc’s, Warner Chilcott’s and Allergan’s periodic and current reports, as they provide additional information about each of them that prudent investors find important. You can obtain a copy of Actavis plc’s and Warner Chilcott’s filings at no cost on Actavis plc’s website, http://www.actavis.com under the “Investors” link, then under the heading “Financial Information” and then under the subheading “SEC Filings.” You can obtain a copy of Allergan’s filings on its website, http://www.allergan.com. You can also obtain a copy of Actavis plc’s or Warner Chilcott’s filings at no cost by writing to our administrative headquarters, calling or emailing the following address, phone number and email address:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attn: Investor Relations

(862) 261-7000

investor.relations@actavis.com

The information contained on or that can be accessed through Actavis plc’s website or Allergan’s website is not incorporated in, and is not part of, this prospectus supplement, the accompanying prospectus or the registration statement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus. Please note that we have included Actavis plc’s website address and Allergan’s website address in this prospectus supplement solely as an inactive textual reference.

Cautionary note regarding forward-looking statements

Any statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein that refer to the Company’s estimated or anticipated future results or other non-historical facts are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that reflect the Company’s current perspective of existing trends and information as of the date of the relevant document. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “future,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” “targets,” or other similar words, phrases or expressions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s and our businesses. These factors include, among others:

•	the Company’s ability to successfully develop and commercialize new products;

•	the Company’s ability to conform to regulatory standards and receive requisite regulatory approvals;

•	availability of raw materials and other key ingredients;

•	uncertainty and costs of legal actions and government investigations;

•	the inherent uncertainty associated with financial projections;

•	fluctuations in the Company’s operating results and financial condition, particularly given its manufacturing and sales of branded and generic products;

•

risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations;

•	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

•	the Company’s compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security;

•	risks of the generic industry generally;

•	generic product competition with the Company’s branded products;

•	uncertainty associated with the development of commercially successful branded pharmaceutical products;

•	uncertainty associated with development and approval of commercially successful biosimilar products;

•	costs and efforts to defend or enforce technology rights, patents or other intellectual property;

•	expiration of the Company’s patents on its branded products and the potential for increased competition from generic manufacturers;

•	risks associated with owning the branded and generic version of a product;

•	competition between branded and generic products;

•	the ability of branded product manufacturers to limit the production, marketing and use of generic products;

•	the Company’s ability to obtain and afford third-party licenses and proprietary technology it needs;

•	the Company’s potential infringement of others’ proprietary rights;

•	the Company’s dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products or raw materials that it needs;

•	the Company’s competition with certain of its significant customers;

•	the impact of the Company’s returns, allowance and chargeback policies on its future revenue;

•	successful compliance with governmental regulations applicable to the Company’s and its third party providers’ facilities, products and/or businesses;

•	the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any;

•	the Company’s vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance;

•	the Company’s ability to retain qualified employees and key personnel;

•	the effect of intangible assets and resulting impairment testing and impairment charges on the Company’s financial condition;

•	the Company’s ability to obtain additional debt or raise additional equity on terms that are favorable to the Company;

•	difficulties or delays in manufacturing;

•	the Company’s ability to manage environmental liabilities;

•	global economic conditions;

•	the Company’s ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States;

•	the Company’s ability to continue to maintain global operations;

•

risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which the Company and its affiliates are subject, including the risk that the Internal Revenue Service disagrees that the Company is a foreign corporation for U.S. federal tax purposes;

•	risks of fluctuations in foreign currency exchange rates;

•	risks associated with cyber-security and vulnerability of the Company’s information and employee, customer and business information that it stores digitally;

•	the Company’s ability to maintain internal control over financial reporting;

•	changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products;

•	the highly competitive nature of the pharmaceutical industry;

•	the Company’s ability to successfully navigate consolidation of its distribution network and concentration of its customer base;

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	developments regarding products once they have reached the market; and

•

other risks and uncertainties including those discussed in “Risk factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk factors” beginning on page S-21 of this prospectus supplement and page 8 of the accompanying prospectus, in “Cautionary note regarding forward-looking statements” beginning on page 8 of the accompanying prospectus and in Actavis plc’s, Warner Chilcott’s and Allergan’s periodic reports referred to in “Where you can find more information” above, including the risk factors summarized and included in Actavis plc’s and Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2014 and Allergan’s Annual Report on Form 10-K for the year ended December 31, 2014. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Summary

This summary highlights information contained elsewhere in this prospectus supplement and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus supplement and accompanying prospectus and the information included or incorporated or deemed to be incorporated by reference herein and therein, including the section entitled “Risk factors” included in this prospectus supplement and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision.

About Actavis plc

The Company is a global specialty pharmaceutical company engaged in the development, manufacturing, marketing, and distribution of generic, branded generic, brand name (“brand”), biosimilar and over-the-counter (“OTC”) pharmaceutical products. The Company also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business. Actavis SCS, a wholly-owned indirect subsidiary of Actavis plc and of Warner Chilcott, one of the gurantors of the notes, is a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000.

The Company has operations in more than 60 countries throughout North America (U.S., Canada and Puerto Rico) and the rest of world. The U.S. remains its largest commercial market and represented more than half of its total net revenues for each of 2014, 2013 and 2012. As of December 31, 2014, the Company marketed approximately 250 generic pharmaceutical product families and approximately 80 brand pharmaceutical product families in the U.S. and distributed approximately 12,650 stockkeeping units through its Anda Distribution segment.

As a result of the differences between the types of products the Company markets and/or distributes and the methods by which it distributes these products, the Company operates and manages its business in three distinct operating segments: North American Brands, North American Generics and International and Anda Distribution.

The Company’s North American Brands business is focused on maintaining a leading position within North America, and in particular, the U.S. market. The Company markets its brand products through its active sales professionals in North America. The Company’s sales and marketing efforts focus on general and specialty physicians who specialize in the diagnosis and treatment of particular medical conditions. Each group offers products to satisfy the unique needs of these physicians. The Company believes this focused sales and marketing approach enables it to foster close professional relationships with specialty physicians, as well as cover the primary care physicians who also prescribe in selected therapeutic areas. The Company believes that the current structure of sales professionals is very adaptable to the additional products it plans to add to its brand portfolio. Key therapeutic areas of focus for this segment include:

•	Central nervous system (“CNS”). Key products include the Namenda franchise for dementia and Viibryd® for major depressive disorders.

•	Women’s health and urology. Key products include Lo Loestrin® Fe oral contraceptive, Minastrin® 24 Fe oral contraceptive and Estrace® Cream for relief from menopausal symptoms.

•	Gastroenterology (“GI”). Key products include Linzess® for irritable bowel syndrome and Asacol® HD/Delzicol® for ulcerative colitis.

•	Cardiovascular. Key products include Bystolic® for hypertension.

The Company’s North American Generics and International business is focused on maintaining a leading position within both the North American, and in particular, the U.S. market and its key international markets and strengthening its global position by offering a consistent and reliable supply of quality brand and generic products. The Company’s strategy in the U.S. is to develop pharmaceuticals that are difficult to formulate or manufacture or will complement or broaden its existing product lines. Internationally, the Company seeks to grow its market share in key markets while expanding its presence in new markets. The Company plans to accomplish this through new product launches, filing existing products overseas and in-licensing products through acquisitions and strategic alliances. In the U.S., the Company predominantly markets its generic products to various drug wholesalers, mail order, government and national retail drug and food store chains utilizing a small team of sales and marketing professionals. The Company also develops and out-licenses generic pharmaceutical products through its Medis third party business.

The Company’s Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. Sales are principally generated through the Company’s national accounts relationships, an in-house telemarketing staff and through internally developed ordering systems. The Company believes that it is able to effectively compete in the distribution market, and therefore optimize its market share, based on competitive pricing, high levels of inventory for responsive customer service that includes next day delivery to the entire U.S., and well-established relationships with its customers, supplemented by electronic ordering capabilities. The Company is the only U.S. pharmaceutical company that has meaningful distribution operations with direct access to independent pharmacies.

The Company devotes significant resources to the research and development (“R&D”) of brand products, generic products, biosimilars and proprietary drug delivery technologies. The Company conducts R&D through a network of more than 20 global R&D centers. The Company is presently developing a number of products through a combination of internal and collaborative programs. As of December 31, 2014, the Company is developing a number of brand products, some of which utilize novel drug-delivery systems, through a combination of internal and collaborative programs, and it had more than 200 Abbreviated New Drug Applications on file in the U.S. The Company’s R&D strategy focuses on the following product development areas:

•	Application of proprietary drug-delivery technology for new product development in specialty areas;

•	Acquisition of mid-to-late development-stage brand drugs and biosimilars;

•	Off-patent drugs that are difficult to develop or manufacture, or that complement or broaden the Company’s existing product lines; and

•

Development of sustained-release, semi-solid, liquid, oral transmucosal, transdermal, gel, injectable and other drug delivery technologies and the application of these technologies to proprietary drug forms.

The Allergan acquisition

On November 17, 2014, Actavis plc and Allergan announced a definitive agreement (the “Merger Agreement”) under which Actavis plc will acquire Allergan for a combination of $129.22 in cash (the “Cash Consideration Portion”) and 0.3683 Actavis plc ordinary shares for each share of Allergan common stock (the “Acquisition”). Based on the closing price of Actavis plc’s shares on November 14, 2014, the transaction was valued at approximately $66.0 billion. The transaction is expected to close in the late first quarter or early second quarter of 2015.

Actavis plc’s combination with Allergan will create one of the top 10 global pharmaceutical companies by sales revenue. The Company believes the combination provides a strong foundation for long-term growth, anchored by leading franchises complemented by a late-stage pipeline focused on innovative and durable value-enhancing products within brands, generics, biologics and OTC portfolios.

In the U.S., the combination makes the Company more relevant to a broader group of physicians and customers through the addition of key Allergan products. The Company believes that the addition of Allergan’s therapeutic franchises in ophthalmology, neurosciences and medical aesthetics/dermatology will complement the Company’s existing CNS, GI, women’s health and urology franchises. The combined company will also benefit from Allergan’s global brand equity and consumer awareness of key products, including Botox® and Restasis® .

Overseas, the combination will enhance the Company’s commercial position, expand its portfolio and broaden its footprint. The transaction expands the Company’s presence, market and product reach across 100 international markets, with strengthened commercial positions across Canada, Europe, Southeast Asia and other high-value growth markets, including China, India, the Middle East and Latin America.

We intend to use the net proceeds of this offering, together with the net proceeds of Actavis plc’s recently completed offering of its ordinary shares (the “Ordinary Shares Offering”), Actavis plc’s recently completed offering of its 5.500% Mandatory Convertible Preferred Shares, Series A (the “Mandatory Convertible Preferred Shares” and, such offering, the “Mandatory Convertible Preferred Shares Offering”) and the other Debt Financing described below to finance the Cash Consideration Portion of the Acquisition and to pay related fees and expenses. In the event that Actavis plc does not consummate the Acquisition on or prior to November 30, 2015 or the Merger Agreement is terminated at any time prior to such date, then we expect to use the net proceeds from this offering together with cash on hand to redeem the notes as described under “Description of the notes—Special mandatory redemption”. This offering is not contingent upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. We cannot assure you that the Acquisition will be completed or, if completed, that it will be completed within the time period or on the terms and with the anticipated benefits described in this prospectus supplement.

Upon the successful closing of the Acquisition, Actavis plc intends to use the Allergan name as its corporate name for its global branded pharmaceuticals business, and will retain the Actavis name for its global generic pharmaceutical business. The change in Actavis plc’s corporate name will be subject to approval by Actavis plc shareholders.

About Allergan

Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and over-the-counter products. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, urological and other specialty markets around the world.

Allergan sells its products directly through its own sales subsidiaries in approximately 40 countries and, supplemented by independent distributors, in over 100 countries worldwide. Allergan maintains a global strategic marketing team, as well as regional sales and marketing organizations, to support the promotion and sale of products.

Allergan’s global research and development efforts are focused on eye care, neurology, urology, skin care and medical aesthetics. Allergan supplements its own R&D activities with a commitment to identify and obtain new technologies through in-licensing, research collaborations, joint ventures and acquisitions.

Allergan’s diversified business model includes products for which patients may be eligible for reimbursement and cash pay products that consumers pay for directly out-of-pocket.

Allergan operates its business on the basis of two reportable segments—specialty pharmaceuticals and medical devices. The specialty pharmaceuticals segment produces a broad range of pharmaceutical products, including: ophthalmic products for dry eye, glaucoma, inflammation, infection, allergy and retinal disease; Botox® for certain therapeutic and aesthetic indications; skin care products for acne, psoriasis, eyelash growth and other prescription and OTC skin care products; and urologics products. The medical devices segment produces a broad range of medical devices, including: breast implants for augmentation, revision and reconstructive surgery and tissue expanders; and facial aesthetics products.

Key therapeutic areas of focus for the specialty pharmaceuticals segment include:

•	Eye care pharmaceuticals. Key products include Restasis® for chronic dry eye, Alphagan® and Lumigan® for glaucoma, and Ozurdex® for macular edema and uveitis.

•

Neuromodulators.    The key product in this area is Botox®, which is approved in the United States for both therapeutic indications (including adult chronic migraine, overactive bladder, urinary incontinence and cervical dystonia), and cosmetic uses (including the temporary improvement in the appearance of moderate to severe glabellar lines in adults age 65 or younger).

•

Skin care.    Key products include Aczone® and Tazorac® for acne treatment, Latisse® for growing longer, fuller and darker eyelashes, and the SkinMedica® family of various physician-dispensed, non-prescription aesthetic products.

Key areas of focus for the medical devices segment include:

•	Facial aesthetics. The key product in this area is the Juvéderm® dermal filler family of products.

•	Breast aesthetics. Key products include silicone gel and saline breast implants in a variety of shapes, sizes and textures for breast augmentation, revision and reconstructive surgery.

•	Plastic surgery. The key product in this area is the Seri® Surgical Scaffold product indicated for use as a transitory scaffold for soft tissue support and repair.

Corporate structure

The following chart provides a summary of the Company’s corporate structure and the amount of third party indebtedness in millions of dollars as of December 31, 2014 on a pro forma basis after giving effect to the Acquisition, net of issuance discounts. The chart depicts only selected subsidiaries of the Company, including each of the guarantors. For further information, please see “Capitalization” on page S-35 of this prospectus supplement and “Unaudited pro forma combined financial information” on page S-37 of this prospectus supplement.

Actavis Funding SCS is a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg.

Warner Chilcott Limited is a Bermuda exempted company. Warner Chilcott’s registered office is located at Canon’s Court 22 Victoria Street, Hamilton, HM 12, Bermuda and Warner Chilcott’s telephone number is (441) 295-2244.

Actavis Capital S.à r.l. is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B178.410, having a share capital of $367,384.

Actavis, Inc. is a Nevada corporation. Actavis, Inc.’s principal executive offices are at 400 Interpace Parkway, Parsippany, NJ 07054. Actavis, Inc.’s telephone number is (862) 261-7000.

Financing transactions

In addition to this offering, the Company has obtained, or expects to obtain or otherwise incur, additional financing for the Acquisition as described below.

Ordinary shares offering.    Prior to this offering, Actavis plc offered, by means of a separate prospectus supplement, 13,194,445 of its ordinary shares, plus up to 1,319,444 additional ordinary shares that the underwriters of the Ordinary Shares Offering had the option to purchase from Actavis plc, solely to cover overallotments, if any, in each case, at the actual public offering price of $288.00 per share. The underwriters exercised the overallotment option for the Ordinary Shares Offering in full on February 25, 2015 and the Ordinary Shares Offering closed on March 2, 2015.

For a description of certain of the terms of Actavis plc’s ordinary shares, see “Description of Actavis ordinary shares” in the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities that were offered in the Ordinary Shares Offering.

Mandatory convertible preferred shares offering.    Prior to this offering, Actavis plc offered, by means of a separate prospectus supplement, 4,600,000 of its Mandatory Convertible Preferred Shares, plus up to 460,000 additional Mandatory Convertible Preferred Shares that the underwriters of the Mandatory Convertible Preferred Shares Offering had the option to purchase from Actavis plc, solely to cover overallotments, if any, in each case, at the actual public offering price of $1,000.00 per share. The underwriters exercised the overallotment option for the Mandatory Convertible Preferred Shares Offering in full on February 25, 2015 and the Mandatory Convertible Preferred Shares Offering closed on March 2, 2015.

Dividends on the Mandatory Convertible Preferred Shares will be payable on a cumulative basis when, as and if declared by Actavis plc’s board of directors, or an authorized committee thereof, at an annual rate of 5.500% on the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share. Actavis plc may pay declared dividends in cash, by delivery of its ordinary shares or by delivery of any combination of cash and its ordinary shares, as determined in its sole discretion, subject to certain limitations, on March 1, June 1, September 1 and December 1 of each year commencing June 1, 2015, to and including March 1, 2018. Each Mandatory Convertible Preferred Share will automatically convert on March 1, 2018, into between 2.8345 and 3.4722 ordinary shares of Actavis plc, subject to anti-dilution adjustments. If the Mandatory Convertible Preferred Shares Offering is completed, Actavis plc may, at its option, redeem the Mandatory Convertible Preferred Shares if the Acquisition has not closed on or before 5:00 p.m. (New York City time) on November 30, 2015, the Merger Agreement is terminated or Actavis plc determines the Acquisition will not occur.

For a description of certain other terms of Actavis plc’s Mandatory Convertible Preferred Shares, see “Description of Actavis serial preferred shares” in the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities that were offered in the Mandatory Convertible Preferred Shares Offering.

Debt financing.    In connection with the Acquisition, we also expect that Actavis plc or one or more of its subsidiaries will borrow up to $5.5 billion under senior unsecured term loan facilities (the “Term Facilities’), consisting of a tranche of three-year senior unsecured term loans in an original aggregate principal amount of $2.75 billion and a tranche of five-year senior unsecured term loans in an original aggregate principal amount of $2.75 billion, and will borrow amounts under a 60-day senior unsecured bridge loan facility in an original aggregate principal amount of up to $4.698 billion (the “Cash Bridge Facility” and, together with the Term Facilities, the “other Debt Financing”). Actavis plc expects to repay any amounts borrowed under the Cash Bridge Facility with available cash on hand. We refer to any debt financing that the Company expects to incur to fund the Cash Consideration Portion for the Acquisition as the “Debt Financing”.

Completion of this offering is not contingent upon the funding of the other Debt Financing or the completion of the Acquisition.

We cannot assure you that Actavis plc will complete the Acquisition or any of the other financing transactions on the terms contemplated by this prospectus supplement or at all.

After the closing of the Acquisition, if completed, Actavis plc may also replenish its cash or repay any borrowings made in connection with the Acquisition with the proceeds of additional financings.

The offering

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein, including the section entitled “Risk factors” included in this prospectus supplement and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision.

Issuer	Actavis SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000.

Guarantees	Warner Chilcott, Actavis Capital and Actavis, Inc. will guarantee the notes on an unsecured and unsubordinated basis.

Securities Offered	$500,000,000 aggregate principal amount of floating rate notes due 2016.
$1,000,000,000 aggregate principal amount of 1.850% notes due 2017.
$3,000,000,000 aggregate principal amount of 2.350% notes due 2018.
$500,000,000 aggregate principal amount of floating rate notes due 2018.
$3,500,000,000 aggregate principal amount of 3.000% notes due 2020.
$500,000,000 aggregate principal amount of floating rate notes due 2020.
$3,000,000,000 aggregate principal amount of 3.450% notes due 2022.
$4,000,000,000 aggregate principal amount of 3.800% notes due 2025.
$2,500,000,000 aggregate principal amount of 4.550% notes due 2035.
$2,500,000,000 aggregate principal amount of 4.750% notes due 2045.

Maturity Date	For the 2016 floating rate notes, September 1, 2016.
For the 2017 notes, March 1, 2017.
For the 2018 notes, March 12, 2018.
For the 2018 floating rate notes, March 12, 2018.
For the 2020 notes, March 12, 2020.
For the 2020 floating rate notes, March 12, 2020.
For the 2022 notes, March 15, 2022.
For the 2025 notes, March 15, 2025.
For the 2035 notes, March 15, 2035.
For the 2045 notes, March 15, 2045.

Interest Rate on Floating Rate Notes	The 2016 floating rate notes, 2018 floating rate notes and 2020 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.875%, 1.080% and 1.255% per annum, respectively.

Interest Payment Dates	For the 2016 floating rate notes, quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2015.

For the 2018 floating rate notes and the 2020 floating rate notes, quarterly on March 12, June 12, September 12 and December 12 of each year, beginning on June 12, 2015.

For the 2017 notes, semiannually on March 1 and September 1 of each year, beginning on September 1, 2015.

For the 2018 notes and 2020 notes, semiannually on March 12 and September 12 of each year, beginning September 12, 2015.

For the 2022 notes, 2025 notes, 2035 notes and 2045 notes, semiannually on March 15 and September 15 of each year, beginning September 15, 2015.

Guarantors	The notes will be jointly and severally, irrevocably and unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc.

Ranking	The notes will be:

•	our general unsecured obligations;

•	effectively subordinated in right of payment to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our existing and future subsidiaries that do not guarantee the notes;

•	equal in right of payment with all of our existing and future unsecured, unsubordinated indebtedness;

•	senior in right of payment to all our existing and future subordinated indebtedness.

Similarly, the guarantees will be the general unsecured, unsubordinated obligations of the guarantors and will be:

•	effectively subordinated in right of payment to any existing and future secured indebtedness of the guarantors, to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all existing and any future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of such guarantor that do not guarantee the notes;

•	equal in right of payment with all existing and any future unsecured, senior indebtedness of such guarantor; and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.

No subsidiaries of Actavis plc other than Warner Chilcott, Actavis Capital and Actavis, Inc. will guarantee the notes, and as a result the notes will be structurally subordinated to all of the liabilities and commitments (including trade payables and lease obligations) of Actavis plc’s subsidiaries (other than Actavis SCS and the guarantors).

Special Mandatory Redemption	The offering is not conditioned upon the consummation of the Acquisition but, in the event that Actavis plc does not consummate the Acquisition on or prior to November 30, 2015, or the Merger Agreement is terminated at any time prior to such date, then we will be required to redeem all of the outstanding notes on the special mandatory redemption date (as defined herein) at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the notes—Special mandatory redemption.”

Optional Redemption	The floating rate notes may not be redeemed at our option prior to their stated maturities, except in the case of certain changes in withholding tax laws. See “Description of the notes—Optional redemption for changes in withholding taxes.”

We may redeem any or all of the series of fixed rate notes, in each case, in whole at any time or in part from time to time, at our option, as set forth in “Description of the notes—Optional redemption.” Upon redemption of the 2017 notes or the 2018 notes at any time, the 2020 notes prior to February 12, 2020 (1 month prior to their maturity date), the 2022 notes prior to January 15, 2022 (2 months prior to their maturity date), the 2025 notes prior to December 15, 2024 (3 months prior to their maturity date) and the 2035 notes and 2045 notes prior to September 15, 2034 and September 15, 2044, respectively (6 months prior to their respective maturity dates), we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined herein) of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the applicable Treasury Rate (as defined herein) plus 20 basis points in the case of each of the 2017 notes, the 2018 notes and the 2020 notes, 25 basis points in the case of the 2022 notes, 30 basis points in the case of each of the 2025 notes and the 2035 notes, and 35 basis points in the case of the 2045 notes, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In addition, we may redeem the 2020 notes on or after February 12, 2020 (1 month prior to their maturity date), the 2022 notes on or after January 15, 2022 (2 months prior to their maturity date), the 2025 notes on or after December 15, 2024 (3 months prior to their maturity date), the 2035 notes on or after September 15, 2034 (6 months prior to their maturity date), and the 2045 notes on or after September 15, 2044 (6 months prior to their maturity date), in each case, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Repurchase Upon Change of Control	Upon the occurrence of certain changes of control of Actavis plc or Actavis SCS, or certain of the guarantors ceasing to be a subsidiary of Actavis plc, and a downgrade of the notes below an investment grade rating by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services LLC, we will, in certain circumstances, be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the notes—Repurchase upon a change of control.”

Form and Denomination of Notes	The notes will be issued in fully registered form only and will initially be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. The notes may only be withdrawn from DTC in the limited situations described in “Description of the notes—Book-entry system; delivery and form.”

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $20,812,360,000. We expect to use the net proceeds of this offering, together with the net proceeds of the Ordinary Shares Offering, the Mandatory Convertible Preferred Shares Offering and the other Debt Financing, to finance the cash portion of the purchase price for the Acquisition and to pay related fees and expenses. In the event that Actavis plc does not consummate the Acquisition on or prior to November 30, 2015, or the Merger Agreement is terminated at any time prior to such date, then we expect to use the net proceeds of this offering, together with cash on hand, to redeem the notes as described under “Description of the notes—Special mandatory redemption.”

Covenants	The indenture governing the notes will not contain any financial covenants or provisions limiting us or the guarantor from incurring additional indebtedness. See “Description of the notes—Certain covenants” beginning on page S-62 of this prospectus supplement and “Description of Actavis Funding SCS debt securities—Certain covenants” in the accompanying prospectus.

Absence of Public Markets for the Notes	The notes are new issues of securities with no established trading market. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the notes. The underwriters may make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Further Issues	We may from time to time, without the consent of the holders of the notes, create and issue additional securities having the same terms and conditions (except for the issue date, the public offering price, and if applicable, the first interest payment date) as any series of the notes, so that such issue shall be consolidated and form a single series with the outstanding notes of that series.

Additional Amounts	All payments made by us under or with respect to the notes or by any of the guarantors with respect to any guarantee will be made without withholding or deduction for taxes unless required by law. If we or any guarantor are required by law to withhold or deduct for taxes imposed by any relevant taxing jurisdiction with respect to a payment to the holders of notes, we or such guarantor, as applicable, will pay the additional amounts necessary so that the net amount received by the holders of notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of the notes—Additional amounts.”

Optional Redemption for Tax Reasons	In the event of certain developments affecting taxation we may redeem the notes in whole, but not in part, at any time upon giving prior notice, at a redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the notes—Optional redemption for changes in withholding taxes.”

Trustee	Wells Fargo Bank, National Association.

Risk Factors	See “Risk factors” beginning on page S-21 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors to which you should refer and carefully consider prior to making an investment in the notes.

Summary historical and pro forma financial data

The following table sets forth the summary historical and pro forma financial data of Actavis plc. The following summary selected historical financial data should be read in conjunction with “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto of Actavis plc, which are incorporated by reference in this prospectus supplement. The following table sets forth summary selected financial data of Actavis plc as of and for the years ended December 31, 2014 and 2013. The financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 have been derived from the audited financial statements of Actavis plc. The unaudited pro forma financial information of Actavis plc is based upon the historical financial statements of Actavis plc and Allergan for the year ended December 31, 2014, each of which are incorporated by reference herein, adjusted to give effect to the transactions described under “Unaudited pro forma combined financial information” included in this prospectus supplement.

	Years ended December 31,
(In millions, except per share amounts)	2013	2014	Pro forma 2014
Net revenues	$8,677.6	$13,062.3	$22,595.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	6,303.8	7,602.4
Research and development	616.9	1,085.9	2,802.1
Selling and marketing	1,020.3	1,850.0	4,872.1
General and administrative	1,027.5	1,743.2	3,159.4
Amortization	842.7	2,597.5	7,668.5
Goodwill impairments	647.5	17.3	17.3
In-process research and development impairments	4.9	424.3	424.3
Loss on assets held for sale	42.7	190.8	190.8
Assets sales, impairments, and contingent consideration adjustment, net	207.6	117.2	145.4

Total operating expenses	9,100.8	14,330.0	26,882.3

Operating income (loss)	(423.2)	(1,267.7)	(4,286.8)

Interest income	4.8	8.9	30.4
Interest expense	(239.8)	(411.8)	(1,449.9)
Other income (expense), net	19.8	(41.5)	52.3

Total other income (expense), net	(215.2)	(444.4)	(1,367.2)

(Loss) before income taxes and noncontrolling interest	(638.4)	(1,712.1)	(5,654.0)
(Benefit) / provision for income taxes	112.7	(81.9)	(734.0)

Net (loss)	(751.1)	(1,630.2)	(4,920.0)
(Income) / loss attributable to noncontolling interest	0.7	(0.3)	(4.9)

Net (loss) attributable to ordinary shareholders	$(750.4)	$(1,630.5)	$(4,924.9)

Dividends in preferred stock	—	—	(278.3)

Net (loss) attributable to ordinary shareholders	$(750.4)	$(1,630.5)	$(5,203.2)

(Loss) per share attributable to ordinary shareholders:
Basic	$(5.27)	$(7.42)	$(13.37)

Diluted	$(5.27)	$(7.42)	$(13.37)

Weighted average shares outstanding:
Basic	142.3	219.7	389.2

Diluted	142.3	219.7	389.2

	At December 31,
(in millions)	2013	2014	Pro forma 2014
Current assets	$4,434.7	$6,881.7	$11,294.2
Working capital, excluding assets and liabilities held for sale	1,115.4	939.8	3,498.2
Total assets	22,725.9	52,529.1	139,704.8
Total debt and capital leases	9,052.0	15,543.7	44,166.9
Total equity	9,537.1	28,335.5	71,463.4

Risk factors

Investing in the notes involves risk. Our indirect parent, Actavis plc, and its subsidiaries are subject to various regulatory, operating and other risks as a result of the nature of their operations and the marketplace in which they operate. Many of these risks are beyond our and their control and several pose significant challenges to our and their business, operations, revenues, net income and cash flows. Before you decide to buy the notes, you should carefully consider the risks described below, which include risks associated with Actavis plc’s acquisition of Allergan, together with the risk factors described in the accompanying prospectus and with all the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described herein and therein are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business. If any of the risks actually occur, Actavis plc’s or our business, financial condition or results of operations could suffer. In that event, we may be unable to meet our obligations under the notes and you may lose all or part of your investment.

For more information about the risks, uncertainties and assumptions relating to us, Actavis plc and our business, we refer you to the discussion under the caption “Risk factors” included in Actavis plc’s and Warner Chilcott’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by annual, quarterly and other reports and documents Actavis plc and Warner Chilcott file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

For more information about the risks, uncertainties and assumptions relating to Allergan and its business, we refer you to the discussion under the caption “Risk factors” included in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks relating to the notes

Actavis plc may fail to realize all of the anticipated benefits of the Acquisition or those benefits may take longer to realize than expected. Actavis plc may also encounter significant difficulties in integrating the two businesses.

The ability of Actavis plc to realize the anticipated benefits of the Acquisition will depend, to a large extent, on Actavis plc’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Actavis plc and Allergan will be required to devote significant management attention and resources prior to closing to prepare for integrating, and Actavis plc will be required to devote significant management attention and resources post-closing to integrate, the business practices and operations of Actavis plc and its subsidiaries and Allergan and its subsidiaries. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•

potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Acquisition, including possible adverse tax consequences to the Actavis plc group pursuant to the anti-inversion rules under section 7874 of the Internal Revenue Code of 1986, as amended, as a result of the Acquisition or otherwise;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of the control of Actavis plc or Allergan and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Actavis plc and Allergan are integrated successfully, the full benefits of the transactions may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Actavis plc and Allergan. All of these factors could cause dilution to the earnings per share of Actavis plc, decrease or delay the expected accretive effect of the transactions, and negatively impact our ability to meet our obligations under the notes. As a result, it cannot be assured that the combination of Actavis plc and Allergan will result in the realization of the full benefits anticipated from the transactions.

Actavis plc and Allergan will incur direct and indirect costs as a result of the Acquisition

Actavis plc and Allergan will incur substantial expenses in connection with and as a result of completing the Acquisition and, over a period of time following the completion of the Acquisition, Actavis plc further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Actavis plc and Allergan. While Actavis plc has assumed that a certain level of transaction expenses will be incurred, factors beyond Actavis plc’s control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately.

If the Acquisition is consummated, Actavis plc and we will incur a substantial amount of debt to finance the aggregate cash consideration portion of the purchase price for the Acquisition and certain other amounts to be paid in connection with the Acquisition, which could adversely affect Actavis plc’s and our businesses, including by restricting its and our ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to Actavis plc’s credit rating.

In connection with the Acquisition, Actavis plc expects that one or more of its subsidiaries, including Actavis SCS, will (i) borrow up to $5.5 billion under the Term Facilities, (ii) issue $21.0 billion in aggregate principal amount of the notes, (iii) borrow up to $4.698 billion under the Cash Bridge Facility and (iv) to the extent any of the foregoing funds are not available, borrow amounts under a 364-day senior unsecured bridge facility (the “Bridge Facility”). Following the completion of the Acquisition, the combined consolidated company will have a significant amount of debt outstanding. On a pro forma basis, giving effect to the incurrence of debt, the consolidated debt of Actavis plc would have been approximately $44.2 billion as of December 31, 2014. Actavis plc’s net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the debt, taxes and other factors.

This substantial level of indebtedness could have important consequences to Actavis plc’s and our business, including, but not limited to:

•	reducing the benefits Actavis plc expects to receive from the Acquisition;

•	making it more difficult for Actavis plc and us to satisfy our respective obligations;

•	limiting Actavis plc’s and our ability to borrow additional funds and increasing the cost of any such borrowing;

•	increasing Actavis plc’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	limiting Actavis plc’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	placing Actavis plc at a competitive disadvantage as compared to its competitors, to the extent that they are not as highly leveraged; and

•	restricting Actavis plc and us from pursuing certain business opportunities.

Actavis plc’s and our credit ratings impact the cost and availability of future borrowings and, accordingly, Actavis plc’s cost of capital. Actavis plc’s and our ratings at any time will reflect each rating organization’s then opinion of Actavis plc’s and our financial strength, operating performance and ability to meet our respective debt obligations. Following the announcement of the Acquisition, Standard & Poor’s Rating Services, Moody’s Investor Service, Inc. and Fitch Ratings, Inc. each reaffirmed its respective ratings of Actavis plc and our existing senior unsecured notes. However, there can be no assurance that Actavis plc or we will achieve a particular rating or maintain a particular rating in the future. Any reduction in Actavis plc’s or our credit ratings may limit Actavis plc’s or our ability to borrow at interest rates consistent with the interest rates that have been available to Actavis plc and us prior to the Acquisition. If Actavis plc’s or our credit ratings are downgraded or put on watch for a potential downgrade, Actavis plc or we may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if Actavis plc’s or our current credit ratings are maintained. Any impairment of Actavis plc’s or our ability to obtain future financing on favorable terms could have an adverse effect on Actavis plc’s ability to refinance the Bridge Facility, if drawn, with the issuance of debt securities or alternatives to the Bridge Facility on terms more favorable than under the Bridge Facility, or to refinance, to the extent the Cash Bridge Facility is not otherwise repaid using Allergan’s cash on hand, the Cash Bridge Facility, or our ability to meet our obligations under the notes.

Actavis plc expects that, for a period of time following the consummation of the Acquisition, Actavis plc will have significantly less cash on hand than the sum of cash on hand of Actavis plc and Allergan prior to the Acquisition. This reduced amount of cash could adversely affect Actavis plc’s ability to grow.

Actavis plc is expected to have, for a period of time following the consummation of the Acquisition, significantly less cash and cash equivalents on hand than the approximately $5.16 billion of combined cash and cash equivalents of the two companies as of December 31, 2014. On a pro forma basis, giving effect to the Acquisition as if it had been consummated on December 31, 2014, Actavis plc would have $1.71 billion of cash and cash equivalents as of December 31, 2014. Although the management of Actavis plc believes that it will have access to cash sufficient to meet Actavis plc’s business objectives and capital needs, the lessened availability of cash and cash equivalents for a period of time following the consummation of the Acquisition could constrain Actavis plc’s ability to grow its business. Actavis plc’s more leveraged financial position following the Acquisition could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal or negatively impact our ability to meet our obligations under the notes. In the event that Actavis plc does not have adequate capital to maintain or develop its business, additional capital may not be available to Actavis plc or us on a timely basis, on favorable terms, or at all.

The Merger Agreement may be terminated in accordance with its terms and the Acquisition may not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Acquisition. Those conditions include: the approval of the Merger Agreement and Plan of Merger, dated as of November 16, 2014, as it may be amended from time to time, by and among Actavis plc, Avocado Acquisition Inc. and Allergan, by Allergan stockholders; the approval of Actavis plc’s proposal for the issuance of Ordinary Shares pursuant to the Merger Agreement by Actavis plc’s shareholders; receipt of requisite regulatory and antitrust approvals; absence of orders prohibiting the closing of the Acquisition; approval of the Ordinary Shares to be issued to Allergan stockholders for listing on the NYSE; the continued accuracy of the representations and warranties of both parties subject to specified materiality standards; the performance by both parties of their covenants and agreements and that, since the date of the Merger Agreement, no material adverse effect of Allergan or Actavis plc has occurred and is continuing. These conditions to the closing of the Acquisition may not be fulfilled and, accordingly, the Acquisition may not be completed. In addition, if the Acquisition is not completed by September 30, 2015 (subject to extension to November 16, 2015, if the only conditions not satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Acquisition, which conditions are capable of being satisfied) are conditions relating to certain required filings and clearances under antitrust laws, the absence of certain proceedings under certain antitrust laws and the absence of any orders, judgments or decrees under certain antitrust laws), either Actavis plc or Allergan may choose not to proceed with the Acquisition. In addition, Actavis plc or Allergan may elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the consummation of the Acquisition, whether before or after Allergan stockholder approval or Actavis plc shareholder approval.

While we intend to use the proceeds of this offering to fund the Acquisition, this offering is not contingent on the completion of the Acquisition. If Actavis plc fails to consummate the Acquisition, we will be required to redeem the notes offered hereby. Our ability to pay the redemption price to holders of the notes in connection with a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the notes. See “—The notes are subject to mandatory redemption if the Allergan Acquisition is not completed on or prior to November 30, 2015 or if the Merger Agreement is terminated any time prior to such date.”

Actavis plc’s, Warner Chilcott’s and Allergan’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what Actavis plc’s and Warner Chilcott’s financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Actavis plc, Warner Chilcott, certain companies previously acquired by Actavis plc, and Allergan and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Allergan have been measured at fair value based on various preliminary estimates using assumptions that Actavis plc and Warner Chilcott management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, Actavis plc, Allergan and their respective subsidiaries and affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings, and litigation matters that arise from time to time, and it is possible that an unfavorable resolution of these matters will adversely affect Actavis plc or Allergan and their respective results of operations, financial condition and cash flows. They and their respective subsidiaries and affiliates also engage from time to time in settlement discussions regarding such proceedings, including matters involving federal and state authorities. The impact of such settlements could be material to their results of operation, however, there can be no assurance that any such ongoing settlement discussions will result in actual settlements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Actavis plc’s financial condition or results of operations following the closing. Any potential decline in Actavis plc’s financial condition or results of operations may negatively impact our ability to meet our obligations under the notes.

Actavis plc and its subsidiaries and affiliates would be adversely affected if, either based on current law or in the event of a change in law, the Internal Revenue Service did not agree that Actavis plc is a foreign corporation for U.S. federal tax purposes. In addition, future changes to international tax laws not specifically related to inversions could adversely affect us.

Actavis plc believes that, under current law, it is treated as a foreign corporation for U.S. federal tax purposes, because it is an Irish incorporated entity. However, the IRS may assert that Actavis plc should be treated as a U.S. corporation for U.S. federal tax purposes pursuant to Section 7874. Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities. For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

Actavis plc believes that the test set forth above to treat Actavis plc as a foreign corporation was satisfied in connection with the acquisition of Actavis, Inc., a Nevada corporation, and Warner Chilcott plc, a company incorporated under the laws of Ireland (the “Warner Chilcott Transaction”) on October 1, 2013. However, the law and Treasury regulations promulgated under Section 7874 are relatively new and somewhat unclear, and thus it cannot be assured that the IRS will agree that the ownership requirements to treat Actavis plc as a foreign corporation were met. Moreover, even if such ownership requirements were met in the Warner Chilcott

Transaction and the subsequent acquisition of all of the common stock of Forest Laboratories Inc., a company incorporated under the laws of the State of Delaware (the “Forest Transaction”), the IRS may assert that, even though the Acquisition is a separate transaction from the Warner Chilcott Transaction and the Forest Transaction, the Acquisition should be integrated with the Warner Chilcott Transaction and the Forest Transaction as a single transaction. In the event the IRS were to prevail with such assertion, Actavis plc would be treated as a U.S. corporation for U.S. federal tax purposes and significant adverse tax consequences would result for Actavis plc and its subsidiaries and affiliates.

In addition, changes to the inversion rules in Section 7874 or the U.S. Treasury Regulations promulgated thereunder or other IRS guidance could adversely affect Actavis plc’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to Actavis plc, Allergan, their respective stockholders, shareholders and affiliates, and/or the Acquisition. For example, in March 2014, the President of the United States proposed legislation that would amend the anti-inversion rules. In September 2014, the U.S. Treasury and the IRS issued additional guidance stating that they intend to issue regulations that will address certain inversion transactions.

Even if Actavis plc is treated as a foreign corporation for U.S. federal tax purposes, Actavis plc and its subsidiaries and affiliates might be adversely impacted by recent proposals that have aimed to make other changes in the taxation of multinational corporations. For example, the Organisation for Economic Co-operation and Development has released proposals to create an agreed set of international rules for fighting base erosion and profit shifting. As a result, the tax laws in the United States, Ireland, Luxembourg and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Actavis plc and its subsidiaries and affiliates (including the guarantors, and Allergan and its affiliates after the Acquisition).

Moreover, U.S. and foreign tax authorities may carefully scrutinize companies that result from cross-border business combination, such as Actavis plc, which may lead such authorities to assert that Actavis plc or its subsidiaries or affiliates owe additional taxes.

Section 7874 likely will limit Actavis plc’s and its U.S. affiliates’ ability to utilize certain U.S. tax attributes of Allergan and its U.S. affiliates to offset certain U.S. taxable income, if any, generated by the Acquisition or certain specified transactions for a period of time following the Acquisition.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions. Based on the limited guidance available, Actavis plc believes that this limitation applies to Actavis plc and its U.S. affiliates following the Warner Chilcott Transaction and as a result, Actavis plc currently does not expect that it or its U.S. affiliates (including Allergan and its U.S. affiliates after the Acquisition) will be able to utilize certain U.S. tax attributes of Allergan and its U.S. affiliates to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions.

The notes are subject to prior claims of any of our and the guarantors’ future secured creditors.

The notes and the guarantees are our and the guarantors’ unsecured general obligations. Holders of our and the guarantors’ secured indebtedness will have claims that are prior to your claims as holders of the notes and under the guarantees, to the extent of the assets securing such indebtedness. The indenture governing the notes permits us, the guarantors, our future subsidiaries and Warner Chilcott and its subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our and the guarantors’ respective pledged assets would be available to satisfy obligations of our and the guarantors’ respective secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our and the guarantors’ secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes and the guarantees, and such claim may even be senior in ranking depending on the terms of the security interest. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our and the guarantors’ secured indebtedness.

We have no operations and have no operations and are dependent on payments on intercompany loans to repay the notes.

Actavis SCS, the issuer of the notes, has no operations or subsidiaries. Consequently, our ability to service the notes will depend primarily on our receipt of interest and principal payments on account of intercompany loans owing to us from other subsidiaries of Warner Chilcott. Payments to us by such persons will be contingent upon such persons’ earnings and other business considerations and may be subject to statutory or contractual restrictions. If we do not have sufficient funds on hand or available through such intercompany arrangements, we will need to seek additional financing. Additional financing may not be available to us on favorable terms or at all.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of subsidiaries of Warner Chilcott that do not guarantee the notes.

The guarantees of the notes by Warner Chilcott, Actavis Capital and Actavis, Inc. will be structurally subordinated to the claims of the creditors of their respective subsidiaries that do not also guarantee the notes, except to the extent they are recognized as a creditor of the subsidiary, in which case their claim would still be effectively subordinate in right to payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to any indebtedness held by them respectively. Substantially all of the operations of Actavis plc are conducted through subsidiaries of the guarantors and, therefore, the guarantors depend on the cash flow of their respective subsidiaries to meet their obligations. The subsidiaries of Warner Chilcott that do not guarantee the notes (other than Actavis SCS) will have no obligation to make distributions or other transfers to us to enable us to meet our obligations with respect to the notes. The total pro forma outstanding indebtedness of Warner Chilcott’s consolidated subsidiaries (other than Actavis SCS) that do not guarantee the notes would have been approximately $6,675.8 billion as of December 31, 2014.

The amount of interest payable on the floating rate notes is set only once per period based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially; increases in the three-month LIBOR rate as of any interest determination date will require us to make increased interest payments on the floating rate notes.

In the past, the level of the three-month LIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time during a floating rate interest period (as described in “Description of the notes”), and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. In addition, although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date (as defined in “Description of the notes”), the only relevant date for purposes of determining the interest payable on the floating rate notes is the three-month LIBOR rate as of the respective interest determination date. Changes in the three-month LIBOR rates between interest determination dates will not affect the interest payable on the notes. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the floating rate notes. Increases in the three-month LIBOR rate as of any interest determination date will require us to make higher interest payments on the floating rate notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of the floating rate notes.

As a result of concerns about the accuracy of the calculation of daily LIBOR, a number of British Bankers’ Association (the “BBA”) member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged under-reporting or other manipulation or attempts at manipulation of LIBOR, and there are ongoing civil and criminal investigations by regulators and law enforcement agencies in the United Kingdom and elsewhere with respect to such matters. Following a review of LIBOR conducted at the request of the U.K. government, on September 28, 2012, recommendations for reforming the setting and governing of LIBOR were released, including, among others, for the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms. Based on such recommendations and on a subsequent public and governmental consultation process, on March 24, 2013, the U.K. Financial Services Authority published rules for the regulation and supervision of LIBOR, including requirements that an independent LIBOR administrator monitor and survey LIBOR submissions and that firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. Such rules took effect on April 2, 2013 and effective February 1, 2014, ICE Benchmark Administrator Limited was appointed as the independent LIBOR administrator. It is not possible to predict the effect of such rules, any changes to the manner in which LIBOR is determined and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of any such potential changes may adversely affect the trading market for LIBOR-based securities, including the floating rate notes.

Active trading markets may not develop for the notes.

Each series of notes is a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for the notes to be quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but they are not obligated to do so and may discontinue their market-making activities at any time without notice in their sole discretion. In addition, the liquidity of the trading markets in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in the financial performance of Actavis plc or us or our prospects and/or companies in our industry generally. As a result, no assurance can be given as to the liquidity of the trading market for the notes or that a public market for the notes will develop or be maintained, or as to your ability to sell any notes you may own at a particular time or that the prices you receive when you sell will be favorable.

Our indenture governing the notes may not provide protection against certain events and transactions that could affect the value of the notes.

The limited covenants in the notes and the indenture governing the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes. The definition of the term “change of control triggering event” (as defined in “Description of the notes—Repurchase upon a change of control”), does not cover a variety of transactions (such as acquisitions by us) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a change of control triggering event, we would not be required to offer to repurchase your notes prior to maturity.

Furthermore the indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in its financial condition or results of operations;

•	limit our or Warner Chilcott’s and its subsidiaries’ ability to incur indebtedness or other liabilities that are equal in right of payment to the notes;

•

limit our or Warner Chilcott’s and its subsidiaries’ ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit any future subsidiary’s ability to incur indebtedness or other liabilities, which would rank senior to the notes;

•	restrict any future subsidiary’s ability to issue securities or otherwise incur indebtedness or other liabilities that would be senior to our equity interests in such subsidiary;

•	restrict our or Warner Chilcott’s subsidiaries’ ability to repurchase or prepay securities; or

•

restrict our or Warner Chilcott’s subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of common stock or other securities ranking junior or effectively junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, Actavis plc, Forest and other subsidiaries of Actavis plc are subject to periodic review by independent credit rating agencies. An increase in the level of Actavis plc’s outstanding consolidated indebtedness or the level of outstanding indebtedness at any of our affiliates, or other events that could have an adverse impact on Actavis plc’s business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade Actavis plc’s, our or our guarantors’ debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect Actavis plc’s or our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in Actavis plc’s, the guarantors’ or our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase Actavis plc’s or our corporate borrowing costs.

We may not be able to repurchase the notes upon a change of control.

Upon a change of control (as defined in “Description of the notes—Repurchase upon a change of control”) and a downgrade of the notes below an investment grade rating by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, we will be required to make an offer to each holder of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If a change of control triggering event under the indenture occurs, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the notes—Repurchase upon a change of control.”

The notes are subject to mandatory redemption if the Acquisition is not completed on or prior to November 30, 2015 or if the Merger Agreement is terminated any time prior to such date.

If the Acquisition is not completed on or before November 30, 2015 or if the Merger Agreement is terminated for any other reason other than consummation of the Acquisition, we will be required to redeem all of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. See “Description of the notes—Special mandatory redemption.”

The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. Our ability to pay the redemption price to holders of the notes in connection with a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the notes following our election to redeem the notes. In addition, even if we are able to redeem each series of notes pursuant to a special mandatory redemption, holders of such series of notes may not obtain their expected return on such notes. Your decision to invest in the notes is made at the time of the offering of the notes. You will not have any right to require us to repurchase the notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes in our business or financial condition, or if the terms of the Acquisition or the financing thereof change.

Federal and state statutes allow U.S. courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantors.

Creditors of the guarantors could challenge the guarantees of the notes as fraudulent conveyances or on other grounds. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that a guarantor, at the time the guarantor incurred the obligations evidenced by its guarantee, (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the issuance of the guarantee and any of the following three conditions apply:

•	the guarantor was insolvent on the date of the issuance of the guarantee or was rendered insolvent as a result of the issuance of the guarantee;

•	the guarantor was engaged in a business or transaction, or was about to engage in a business or transaction, for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

In addition, any payment by the guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from a guarantor would be effectively subordinated to all indebtedness and other liabilities of such guarantor.

The indenture governing the notes contains a “savings clause,” which limits the liability on the guarantees to the maximum amount that a guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantee from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees will suffice, if necessary, to pay the notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be used in the indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the

Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would, with respect to amounts claimed against the guarantor, be subordinated to the indebtedness and other liabilities of the guarantor, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due and/or has lost its creditworthiness.

We cannot assure you, however, as to what standard a court would apply in making these determinations and we cannot assure you that, regardless of the method of valuation, a court would not determine that any of the guarantors were insolvent as of the date its guarantee was issued. The guarantees could be subject to the claim that, since the guarantees were incurred for the benefit of us and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

We and Actavis Capital are incorporated in Luxembourg, and Luxembourg law differs from U.S. law and may afford less protection to holders of the notes.

Holders of the notes may have more difficulty protecting their interests than would security holders of a corporation incorporated in a jurisdiction of the United States. As Luxembourg companies, Actavis SCS and Actavis Capital are incorporated under and subject to the Luxembourg law on commercial companies of 10 August 1915 (as amended) (the “Luxembourg Companies Law”) and Luxembourg laws and regulations. The Luxembourg Companies Law differs in some material respects from laws generally applicable to U.S. corporations and security holders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, security holder lawsuits and indemnification of directors, managers or officers.

Under Luxembourg law, the duties of directors, managers or general partners of a company, are generally owed to the company only. Security holders of Luxembourg companies generally do not have rights to take action against directors, managers or general partners of the company, except in limited circumstances. Directors, managers or general partners of a Luxembourg company must, in exercising their powers and performing their duties, act in good faith and in the interests of the company as a whole and must exercise due care, skill and diligence. Directors, managers or general partners have a duty not to put themselves in a position in which their duties to the company and their personal interests may conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director, manager or general partner of a Luxembourg company is found to have breached his or her duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. A director, manager or general partners may be jointly and severally liable with other directors, managers or general partners implicated in the same breach of duty.

Luxembourg bankruptcy laws may be less favorable to you than bankruptcy and insolvency laws in other jurisdictions.

We and Actavis Capital are incorporated under the laws of Luxembourg, and as such any insolvency proceedings applicable to them are in principle governed by Luxembourg law. The insolvency laws of Luxembourg may not be as favorable to your interests as creditors as the laws of the United States or other jurisdictions with which you may be familiar. See “Certain insolvency considerations under Luxembourg law” in the accompanying prospectus.

The guarantee granted by Actavis Capital may be subject to limitations under Luxembourg law.

The granting of a guarantee by a Luxembourg company is subject to specific limitations and requirements relating to corporate object and corporate benefit. The granting of a guarantee by a company incorporated and existing in the Grand Duchy of Luxembourg must be permitted by the corporate object (objet social) of the Company and not prohibited by its legal form of that company. In addition, there is also a requirement according to which the granting of security by a company has to be for its “corporate benefit.” See “Certain insolvency considerations under Luxembourg law—Guarantees” in the accompanying prospectus

As an exempted company incorporated under the laws of Bermuda, Warner Chilcott may be subject to Bermuda corporate and insolvency laws under which secured creditors could be paid in priority to the claims of holders of the notes.

The granting of the guarantee of the notes by Warner Chilcott may be subject to review under Bermuda law if:

(i) the granting of the guarantee constituted a fraudulent preference, namely Warner Chilcott granted the guarantee with the dominant intention of preferring the guaranteed party to the detriment of other creditors; and

(ii) at the time of, or immediately after, the granting of the guarantee, Warner Chilcott was insolvent; and

(iii) Warner Chilcott entered into formal insolvency proceedings within six months of the granting of the guarantee.

In addition, under Bermuda law, a transaction, which could include the granting of a guarantee, at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor within a period of six years from the date of the transaction. A transaction, which could include the granting of a guarantee, might be challenged if it involved a gift by the company or if a company received consideration of significantly less than the benefit given by such company.

A judgment obtained in a non-Bermuda court against Warner Chilcott may not be readily enforceable against Warner Chilcott in Bermuda.

Warner Chilcott is an exempted company incorporated under the laws of Bermuda. As a result, it may not be possible to enforce court judgments obtained in the United States against Warner Chilcott (whether based on the civil liability provisions of U.S. federal or state securities laws, New York law as the governing law of the notes, indenture and guarantees or otherwise) in Bermuda. We have been advised by our legal advisors in Bermuda that the United States does not currently have a treaty with Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States, whether based on U.S. federal or state securities laws or otherwise, would not automatically be enforceable (and may not be enforceable at all) in Bermuda. Furthermore, you will not be able to bring a lawsuit or otherwise seek any remedies under the laws of the United States or any states therein, including remedies available under the U.S. federal securities laws, in the courts of Bermuda (otherwise than in relation to agreements governed by U.S. law where Bermuda courts have accepted jurisdiction to hear the matter).

You may be unable to recover in civil proceedings for U.S. securities laws violations.

We and the guarantors (other than Actavis, Inc.) are organized under the laws of countries other than the United States and may not have any assets in the United States. It is anticipated that some or all of our directors and managers, those of the guarantors (other than Actavis, Inc.) and our general partner will be nonresidents of the United States and that all or a majority of their assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or the guarantors (other than Actavis, Inc.), or to enforce any judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in any other jurisdiction. See “Enforceability of civil liability under United States federal securities laws” in the accompanying prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $20,812,360,000. We expect to use the net proceeds of this offering, together with the net proceeds of the Ordinary Shares Offering, the Mandatory Convertible Preferred Shares Offering, and the other Debt Financing, to finance the cash portion of the purchase price for the Acquisition and to pay related fees and expenses. In the event that Actavis plc does not consummate the Acquisition on or prior to November 30, 2015, or the Merger Agreement is terminated at any time prior to such date, then we expect to use the net proceeds of this offering together with cash on hand to redeem the notes as described under “Description of the notes—Special mandatory redemption.”

This offering is not conditioned on the closing of the Ordinary Shares Offering or the Mandatory Convertible Preferred Shares Offering (neither of which is conditioned on the closing of the other) or the consummation of the Acquisition.

The following table outlines the expected sources and uses of funds for the Acquisition. The table assumes that the Acquisition and the financing transactions are completed simultaneously, although a portion of the financing transactions are expected to occur before completion of the Acquisition.

Amounts in the following table are estimated as of December 31, 2014, except offering-specific figures. The actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds		Uses of funds

(Dollars in millions)
Cash	$0	Allergan Acquisition consideration	$72,820
Stock consideration issued directly to Allergan shareholders	$34,184	Transaction fees and expenses, including discounts, commissions and financing(4)	$511
Mandatory Convertible Preferred Shares Offering(1)	$5,060	Assumption of existing debt from Allergan(3)	$2,168
Ordinary Shares Offering(1)	$4,180
Notes offered hereby(2)	$20,956
Term Facilities(2)	$5,500
Cash Bridge Facility(2)	$3,451
Assumption of existing debt from Allergan(3)	$2,168

Total sources of funds	$75,499	Total uses of funds	$75,499

(1)	Before discounts, commissions and expenses.

(2)	Before financing fees and expenses, but net of issuance discounts.

(3)	Includes fair market value adjustment to the Allergan debt as of December 31, 2014.

(4)	Represents fees and expenses incurred after December 31, 2014.

The net proceeds from the Mandatory Convertible Preferred Shares Offering have been calculated based on the actual public offering price of $1,000.00 per Mandatory Convertible Preferred Share.

The net proceeds from the Ordinary Shares Offering reflected in the foregoing table have been calculated based on the actual public offering price of $288.00 per Ordinary Share.

Capitalization

The following table applies to Actavis plc, a SEC reporting company and the indirect parent of Actavis SCS, Warner Chilcott, Actavis Capital and Actavis, Inc. The table sets forth Actavis plc’s consolidated cash and cash equivalents and its consolidated capitalization as of December 31, 2014:

•	on an actual basis;

•	on an as adjusted basis after giving effect to this offering (but not the application of the net proceeds therefrom);

•

on an as further adjusted basis to also give effect to the Ordinary Shares Offering, including the underwriters’ full exercise of the overallotment option with respect thereto (but not the application of the net proceeds therefrom), based on the actual public offering price of $288.00 per Actavis plc’s ordinary share;

•

on an as further adjusted basis to also give effect to the Mandatory Convertible Preferred Shares Offering, including the underwriters’ full exercise of the overallotment option with respect thereto (but not the application of the net proceeds therefrom), based on the actual public offering price of $1,000.00 per Actavis plc’s Mandatory Convertible Preferred Share;

•

on a pro forma basis to give effect to the consummation of the Acquisition and the application of the net proceeds from this offering, the Ordinary Shares Offering, the Mandatory Convertible Preferred Shares Offering and the Term Facilities; and

•

on a pro forma basis with respect to Warner Chilcott to give effect to the consummation of the Acquisition, the application of the net proceeds from this offering, the Ordinary Shares Offering, the Mandatory Convertible Preferred Shares Offering and the Term Facilities, and adjustments to reconcile from the historical results of Actavis plc to the historical Warner Chilcott results (see “Unaudited pro forma combined financial information”).

The following data are qualified in their entirety by Actavis plc’s financial statements and other information incorporated by reference herein. You should read this table in conjunction with “Summary—The Allergan acquisition”, “Risk factors” and “Use of proceeds”. Investors in the notes should not place undue reliance on the as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	As of December 31, 2014
	Actual	As adjusted for this offering	As further adjusted for the Ordinary Shares offering	As further adjusted for the Mandatory Convertible Preferred Shares offering	Pro forma for the acquisition	Adjustments from Actavis plc to Warner Chilcott	Warner Chilcott Pro Forma
		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$250.0	$21,067.7	$25,138.8	$30,068.5	$1,710.7	$(5.7)	$1,705.0

Capital Leases	$16.7	$16.7	$16.7	$16.7	$16.7	$—	$16.7

Long-term debt, including the current portion of long-term debt:
ACT Term Loan Agreement	$2,832.6	$2,832.6	$2,832.6	$2,832.6	$2,832.6	$—	$2,832.6
Revolving borrowings	255.0	255.0	255.0	255.0	255.0	—	255.0
Term Facilities	—	—	—	—	5,500.0	—	5,500.0
Senior Notes aggregate principal amount offered hereby	—	21,000.0	21,000.0	21,000.0	21,000.0	—	21,000.0
Allergan existing debt facilities	—	—	—	—	2,167.6	—	2,167.6
Warner Chilcott Term Loan Agreement	1,251.6	1,251.6	1,251.6	1,251.6	1,251.6	—	1,251.6
1.300% Senior Notes due 2017	500.0	500.0	500.0	500.0	500.0	—	500.0
1.875% Senior Notes due 2017	1,200.0	1,200.0	1,200.0	1,200.0	1,200.0	—	1,200.0
4.375% Senior Notes due 2019	1,050.0	1,050.0	1,050.0	1,050.0	1,050.0	—	1,050.0
2.450% Senior Notes due 2019	500.0	500.0	500.0	500.0	500.0	—	500.0
6.125% Senior Notes due 2019	400.0	400.0	400.0	400.0	400.0	—	400.0
4.875% Senior Notes due 2021	750.0	750.0	750.0	750.0	750.0	—	750.0
5.000% Senior Notes due 2021	1,200.0	1,200.0	1,200.0	1,200.0	1,200.0	—	1,200.0
3.250% Senior Notes due 2022	1,700.0	1,700.0	1,700.0	1,700.0	1,700.0	—	1,700.0
3.850% Senior Notes due 2024	1,200.0	1,200.0	1,200.0	1,200.0	1,200.0	—	1,200.0
4.625% Senior Notes due 2042	1,000.0	1,000.0	1,000.0	1,000.0	1,000.0	—	1,000.0
4.850% Senior Notes due 2044	1,500.0	1,500.0	1,500.0	1,500.0	1,500.0	—	1,500.0
Unamortized Discount of notes above	239.9	239.9	239.9	239.9	239.9	—	239.9
Additional Debt Financing	(52.1)	(96.5)	(96.5)	(96.5)	(96.5)	—	(96.5)

Total long-term debt	$15,527.0	$36,482.6	$36,482.6	$36,482.6	$44,150.2	$—	$44,150.2

Equity:
Mandatory Convertible Preferred Shares	$—	—	—	$4,929.7	$4,929.7	$(4,929.7)	$—
Ordinary Shares $0.0001 par value per share; 1.0 billion shares authorized, 265.9 million shares issued and outstanding	—	—	—	—	—	—	—
Additional paid-in capital	28,994.7	28,994.7	33,065.8	33,065.8	67,250.1	(67,250.1)	—
Member’s capital	—	—	—	—	—	72,641.0	72,641.0
(Accumulated deficit) / retained earnings	(198.2)	(198.2)	(198.2)	(198.2)	(265.4)	(719.7)	(985.1)
Accumulated other comprehensive (loss)	(465.4)	(465.4)	(465.4)	(465.4)	(465.4)	—	(465.4)

Total stockholders’ equity:	28,331.1	28,331.1	32,402.2	37,331.9	71,449.0	(258.5)	71,190.5
Noncontrolling interest	4.4	4.4	4.4	4.4	14.4	—	14.4

Total equity	28,335.5	28,335.5	32,406.6	37,336.3	71,463.4	(258.5)	71,204.9

Total capitalization	$43,862.5	$64,818.1	$68,889.2	$73,818.9	$115,613.6	$(258.5)	$115,355.1

Unaudited pro forma combined financial information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the issuance of $21.0 billion aggregate principal amount of the notes (the “Senior Notes”), (ii) the issuance of $4.2 billion of ordinary shares (the “Ordinary Shares”), including the underwriters’ full exercise of the overallotment option for such issuance, (iii) the issuance of $5.1 billion of mandatorily convertible preferred shares (the “Mandatory Convertible Preferred Shares”), including the underwriters’ full exercise of the overallotment option for such issuance, (iv) the borrowing under the Term Loan Credit Agreement (the “Term Facilities” and together with the Senior Notes, the Ordinary Shares and the Mandatory Convertible Preferred Shares, the “Debt and Equity Financing”) of $5.5 billion (v) the acquisition of Allergan Inc. (“Allergan”) by the Company, which was announced on November 17, 2014 (the “Acquisition”), (vi) the acquisition of Forest Laboratories, Inc. (“Forest”) by the Company which closed on July 1, 2014, (the “Forest Transaction”), (vii) the acquisition of Aptalis Holdings Inc. (“Aptalis”) by Forest, which closed on January 31, 2014 (the “Aptalis Transaction”), and (viii) the related financings and assumed financings to fund the acquisitions in (vi) and (vii) based on the historical financial position and results of operations of Actavis.

Warner Chilcott Limited is an indirect wholly-owned subsidiary of Actavis plc, the ultimate parent of the group. The results of Warner Chilcott Limited are consolidated into the results of Actavis plc. Due to the deminimis activity between Actavis plc and Warner Chilcott Limited, references throughout the following pro forma combined financial information relate to both Actavis plc and Warner Chilcott Limited, unless otherwise indicated. References throughout the following pro forma combined financial information to “we,” “our,” “us,” “Actavis,” or the “Company” refer to both Actavis plc and Warner Chilcott Limited. As related to the unaudited pro forma combined financial Information, except where otherwise indicated all adjustments (in millions) are applicable to both Warner Chilcott Limited and Actavis plc.

The following historical pro forma combined balance sheet as of December 31, 2014 is based upon and derived from the historical financial information of the Company and of Allergan.

The fiscal years of the Company and Allergan ended on December 31. The fiscal years of Forest and Aptalis ended on March 31 and September 30, respectively. The following unaudited pro forma combined statement of operations for the year ended December 31, 2014 was prepared based on (i) the historical consolidated statement of operations of the Company for the year ended December 31, 2014, (ii) the historical consolidated statement of earnings of Allergan for the year ended December 31, 2014, (iii) the historical consolidated statement of operations of Forest for the six months ended June 30, 2014, which was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014, and (iv) the historical consolidated statement of operations of Aptalis for the one month ended January 31, 2014.

The Acquisition, the Forest Transaction and the Aptalis Transaction have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial information set forth below primarily give effect to the following:

•	Effect of application of the acquisition method of accounting in connection with the acquisitions referred to above;

•	Effect of issuing the Senior Notes to partially fund the Acquisition;

•	Effect of issuing the Ordinary Shares to partially fund the Acquisition;

•	Effect of issuing the Mandatory Convertible Preferred Shares to partially fund the Acquisition;

•	Effect of borrowing under the Term Facilities; and

•	Effect of transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that Actavis management believes are reasonable under the circumstances. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Acquisition are based on a preliminary estimate of fair value as of December 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Actavis’ management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available.

The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2014 assume all of the transactions were completed on January 1, 2014. The unaudited pro forma combined balance sheet as of December 31, 2014 assumes all of the transactions occurred on December 31, 2014, except for the acquisitions of Forest and Aptalis and their related financings, which are already reflected in Actavis’ historical balance sheet as of December 31, 2014. The unaudited pro forma combined financial information has been prepared by Actavis management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions been completed as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Actavis will experience after the transactions are completed. In addition, the accompanying unaudited pro forma combined statements of operations do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Allergan, Forest and Aptalis, as presented in their respective consolidated financial statements, has been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

Actavis plc

Unaudited pro forma combined balance sheet

As of December 31, 2014

(In millions)	Historical Actavis plc	Historical Allergan (after conforming reclassifications)	Acquisition adjustments	Debt and Equity Financing adjustments	Footnote reference	Actavis plc pro forma	Adjustments from Actavis plc to Warner Chilcott Ltd	Footnote reference	Warner Chilcott Ltd pro forma

ASSETS

Current assets:
Cash and cash equivalents	$250.0	$4,911.4	$(38,764.8)	$35,314.1	6h, 6l	$1,710.7	$(5.7)	6t	$1,705.0
Marketable securities	1.0	55.0	—	—		56.0	—		56.0
Accounts receivable, net	2,372.3	914.5	—	—		3,286.8	(0.7)	6t	3,286.1
Receivable from Parents	—	—	—	—		—	269.8	6t	269.8
Inventories	2,075.5	296.0	979.3	—	6c	3,350.8	—		3,350.8
Prepaid expenses and other current assets	733.4	350.8	—	11.8	6m	1,096.0	(2.9)	6t	1,093.1
Current assets held for sale	949.2	—	—	—		949.2	—		949.2
Deferred tax assets	500.3	344.4	—	—		844.7	—		844.7

Total current assets	6,881.7	6,872.1	(37,785.5)	35,325.9		11,294.2	260.5		11,554.7

Property, plant and equipment, net	1,594.7	1,006.3	—	—		2,601.0	(0.9)	6t	2,600.1

Investments and other assets	235.4	271.9	(8.6)	130.5	6e, 6m	629.2	—		629.2

Deferred tax assets	107.4	437.6	—	—		545.0	—		545.0

Product rights and other intangibles	19,188.4	1,786.5	53,253.5	—	6c	74,228.4	—		74,228.4

Goodwill	24,521.5	2,392.9	23,492.6	—	6d	50,407.0	—		50,407.0

Total assets	$52,529.1	$12,767.3	$38,952.0	$35,456.4		$139,704.8	$259.6		$139,964.4

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,170.6	$1,480.3	$—	$—		$5,650.9	(3.1)	6t	$5,647.8
Payables to Parents	—	—	—	—		—	521.1	6t	521.1
Income taxes payable	50.4	—	—	—		50.4	—		50.4
Current portion of long-term debt and capital leases	697.4	72.1	—	68.7	6n	838.2	—		838.2
Deferred revenue	27.0	4.9	—	—		31.9	—		31.9
Current liabilities held for sale	25.9	—	—	—		25.9	—		25.9
Deferred tax liabilities	47.3	0.9	227.2	—	6g	275.4	—		275.4

Total current liabilities	5,018.6	1,558.2	227.2	68.7		6,872.7	518.0		7,390.7

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

(In millions)	Historical Actavis plc	Historical Allergan (after conforming reclassifications)	Acquisition adjustments	Debt and Equity Financing adjustments	Footnote reference	Actavis plc pro forma	Adjustments from Actavis plc to Warner Chilcott Ltd	Footnote reference	Warner Chilcott Ltd pro forma subtotal

Long-term debt and capital leases	14,846.3	2,085.3	10.2	26,386.9	6f, 6o	43,328.7	—		43,328.7
Deferred revenue	38.8	72.8	—	—		111.6	—		111.6
Other long-term liabilities	335.8	841.3	—	—		1,177.1	0.1	6t	1,177.2
Other taxes payable	892.2	96.0	—	—		988.2	—		988.2
Deferred tax liabilities	3,061.9	350.7	12,350.5	—	6g	15,763.1	—		15,763.1

Total liabilities	24,193.6	5,004.3	12,587.9	26,455.6		68,241.4	518.1		68,759.5

Commitments and contingencies

Equity:
Preferred Shares	—	—	—	4,929.7	6q	4,929.7	(4,929.7)	6r	—
Common stock	—	3.1	(3.1)	—	6i, 6p	—	—		—
Additional paid-in capital	28,994.7	3,353.7	30,830.6	4,071.1	6i, 6p	67,250.1	(67,250.1)	6r, 6s, 6t	—
Member’s capital	—	—	—	—	6i, 6p	—	72,641.0	6r, 6s, 6t	72,641.0
(Accumulated deficit) / retained earnings	(198.2)	5,894.8	(5,962.0)	—	6j	(265.4)	(719.7)	6t	(985.1)
Accumulated other comprehensive (loss) income	(465.4)	(408.6)	408.6	—	6k	(465.4)	—		(465.4)
Treasury shares, at cost	—	(1,090.0)	1,090.0	—	6k	—	—		—

Total stockholders’ equity	28,331.1	7,753.0	26,364.1	9,000.8		71,449.0	(258.5)		71,190.5
Noncontrolling interest	4.4	10.0	—	—		14.4	—		14.4

Total equity	28,335.5	7,763.0	26,364.1	9,000.8		71,463.4	(258.5)		71,204.9

Total liabilities and equity	$52,529.1	$12,767.3	$38,952.0	$35,456.4		$139,704.8	$259.6		$139,964.4

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

Actavis plc

Unaudited pro forma combined statement of operations

For the year ended December 31, 2014

(In millions, except for per share data)	Historical Actavis plc	Historical Forest (after conforming reclassifications)	Aptalis Transaction and financing adjustments	Footnote reference	Forest subtotal - after the Aptalis Transaction	Forest Transaction adjustments	Forest financing adjustments	Footnote reference	Pro forma for Forest Transaction
Net revenues	13,062.3	2,258.9	65.6	7s	$2,324.5	$(16.7)	$—	7h	$2,307.8

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	6,303.8	543.2	19.5	7s	562.7	(16.7)	—	7h	546.0
Research and development	1,085.9	360.2	12.9	7s	373.1	45.7	—	7i	418.8
Selling and marketing	1,850.0	699.9	9.6	7s	709.5	60.5	—	7i	770.0
General and administrative	1,743.2	434.4	107.5	7o, 7s	541.9	24.7	—	7j	566.6
Amortization	2,597.5	81.8	24.3	7p, 7s	106.1	849.2	—	7k	955.3
Goodwill impairment	17.3	—	—		—	—	—		—
In-process research and development impairments	424.3	—	—		—	—	—		—
Loss on assets held for sale	190.8	—	—		—	—	—		—
Asset sales, impairments, and contingent consideration adjustment, net	117.2	—	0.2	7s	0.2	—	—		0.2

Total operating expenses	14,330.0	2,119.5	174.0		2,293.5	963.4	—		3,256.9

Operating (loss) / income	(1,267.7)	139.4	(108.4)		31.0	(980.1)	—		(949.1)

Non-Operating income (expense):
Interest income	8.9	13.8	—		13.8	—	—		13.8
Interest expense	(411.8)	(87.1)	(7.1)	7q, 7s	(94.2)	—	(81.2)	7m	(175.4)
Other income (expense), net	(41.5)	4.3	—		4.3	—	—		4.3

Total other income (expense), net	(444.4)	(69.0)	(7.1)		(76.1)	—	(81.2)		(157.3)

(Loss) / income before income taxes and noncontrolling interest	(1,712.1)	70.4	(115.5)		(45.1)	(980.1)	(81.2)		(1,106.4)
Provision / (benefit) for income taxes	(81.9)	(74.7)	15.0	7r, 7s	(59.7)	(127.3)	—	7l, 7n	(187.0)

Net (loss) / income	(1,630.2)	145.1	(130.5)		14.6	(852.8)	(81.2)		(919.4)
(Income) attributable to noncontrolling interest	(0.3)	—	—		—	—	—		—

Net (loss) / income attributable to shareholders	(1,630.5)	145.1	(130.5)		14.6	(852.8)	(81.2)		(919.4)
Dividends on preferred stock	—	—	—		—	—	—		—

Net (loss) / income attributable to ordinary shareholders	$(1,630.5)	$145.1	$(130.5)		$14.6	$(852.8)	$(81.2)		$(919.4)

(Loss) per share attributable to ordinary shareholders:
Basic	$(7.42)

Diluted	$(7.42)

Weighted average shares outstanding :
Basic	219.7

Diluted	219.7

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

(In millions, except for per share data)	Historical Allergan (after conforming reclassifications)	Acquisition adjustments	Debt and Equity Financing adjustments	Footnote reference	Actavis plc pro forma	Adjustments from Actavis plc to Warner Chilcott Ltd	Footnote reference	Warner Chilcott ltd pro forma
Net revenues	$7,237.9	$(12.5)	$—	7a	22,595.5	—		22,595.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	754.2	(1.6)	—	7a, 7b	7,602.4	—		7,602.4
Research and development	1,251.8	45.6	—	7b	2,802.1	—		2,802.1
Selling and marketing	2,179.5	72.6	—	7b	4,872.1	—		4,872.1
General and administrative	902.7	(53.1)	—	7b, 7c	3,159.4	(70.0)	7t	3,089.4
Amortization	112.4	4,003.3	—	7d	7,668.5	—		7,668.5
Goodwill impairment	—	—	—		17.3	—		17.3
In-process research and development impairments	—	—	—		424.3	—		424.3
Loss on assets held for sale	—	—	—		190.8	—		190.8
Asset sales, impairments, and contingent consideration adjustment, net	28.0	—	—		145.4	—		145.4

Total operating expenses	5,228.6	4,066.8	—		26,882.3	(70.0)		26,812.3

Operating (loss) / income	2,009.3	(4,079.3)	—		(4,286.8)	70.0		(4,216.8)

Non-Operating income (expense):
Interest income	7.7	—	—		30.4	—		30.4
Interest expense	(69.4)	—	(793.3)	7f	(1,449.9)	—		(1,449.9)
Other income (expense), net	41.7	47.8	—	7c	52.3	—		52.3

Total other income (expense), net	(20.0)	47.8	(793.3)		(1,367.2)	—		(1,367.2)

(Loss) / income before income taxes and noncontrolling interest	1,989.3	(4,031.5)	(793.3)		(5,654.0)	70.0		(5,584.0)
Provision / (benefit) for income taxes	456.7	(921.8)	—	7e, 7g	(734.0)	—		(734.0)

Net (loss) / income	1,532.6	(3,109.7)	(793.3)		(4,920.0)	70.0		(4,850.0)
(Income) attributable to noncontrolling interest	(4.6)	—	—		(4.9)	—		(4.9)

Net (loss) / income attributable to shareholders	1,528.0	(3,109.7)	(793.3)		(4,924.9)	70.0		(4,854.9)
Dividends on preferred stock	—	—	(278.3)		(278.3)	278.3		—

Net (loss) / income attributable to ordinary shareholders	$1,528.0	$(3,109.7)	$(1,071.6)		$(5,203.2)	$348.3		$(4,854.9)

(Loss) per share attributable to ordinary shareholders:
Basic					$(13.37)

Diluted					$(13.37)

Weighted average shares outstanding :
Basic					389.2

Diluted					389.2

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

1. Description of transactions

The Acquisition:    On November 16, 2014, Actavis entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Avocado Acquisition Inc. (“Merger Sub”), a wholly owned subsidiary of Actavis plc, and Allergan, that provides for the acquisition of Allergan by Actavis. Pursuant to the Merger Agreement, Merger Sub will merge with and into Allergan, with Allergan continuing as the surviving corporation. Following the Acquisition, Allergan will be an indirect wholly owned subsidiary of Actavis. At the effective time of the Acquisition, each share of Allergan’s common stock issued and outstanding immediately prior to the Acquisition (other than excluded shares and dissenting shares) will be converted into the right to receive (i) $129.22 in cash (the “Cash Consideration Portion”), without interest, and (ii) 0.3683 of an ordinary share of Actavis plc.

Actavis plans to pay the aggregate Cash Consideration Portion with the anticipated proceeds of the Debt and Equity Financing, which may consist of any of the following: (i) $21.0 billion in aggregate principal amount of the Senior Notes, (ii) $4.2 billion in Ordinary Shares issuance, including the underwriters’ full exercise of the overallotment option for such issuance, (iii) $5.1 billion in Mandatory Convertible Preferred Shares issuance, including the underwriters’ full exercise of the overallotment option for such issuance, (iv) up to $5.5 billion under the Term Facilities, (v) up to $4.698 billion in loans under a 60-day senior unsecured bridge loan (the “Cash Bridge Facility”) and (vi) to the extent any of the foregoing are not available, amounts under the 364-day senior unsecured bridge facility (the ”Bridge Facility”).

On December 17, 2014, the Company entered into a credit agreement with respect to the Bridge Facility (the “Bridge Credit Agreement”) and term loan credit agreement with respect to the Term Facilities (the “Term Loan Credit Agreement”). On November 16, 2014, Actavis obtained a commitment letter (the “Commitment Letter”) from certain financial institutions party thereto (the “Commitment Parties”) pursuant to which the Commitment Parties agreed to provide, subject to certain conditions, the entire principal amount of the Cash Bridge Facility and commitments for certain other portions of the debt financing for the Acquisition that have been replaced by the Bridge Credit Agreement and the Term Loan Credit Agreement. The commitments under the Commitment Letter with respect to the Cash Bridge Facility remain outstanding.

Forest Transaction:    On July 1, 2014, the Company acquired Forest for $30.9 billion, including outstanding indebtedness assumed of $3.3 billion, equity consideration of $20.6 billion, which included the assumption of outstanding Forest equity awards, and cash consideration of $7.1 billion. Under the terms of the Forest Transaction, Forest stockholders and holders of Forest equity awards received 89.8 million of Actavis plc ordinary shares, 6.1 million of Actavis plc non-qualified stock options and 1.1 million of Actavis plc share units. Included in the consideration is the portion of outstanding equity awards deemed to have been earned as of July 1, 2014 of $568.1 million (amount deemed not to have been earned as of July 1, 2014 was $570.4 million).

The Company’s historical consolidated statement of operations for the year ended December 31, 2014 includes results of operations of Forest since July 1, 2014.

Aptalis Transaction:    On January 31, 2014, Forest acquired Aptalis in a series of merger transactions for an aggregate purchase price equal to the total enterprise value of Aptalis, plus the aggregate exercise price applicable to Aptalis’ outstanding options and other equity awards, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses.

2. Basis of presentation

The historical consolidated financial information of the Company has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (referred to in this registration statement/prospectus as “ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3. Accounting policies

Following the Acquisition, the Company will conduct a review of accounting policies of Allergan in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences among the accounting policies of the Company and Allergan that, when conformed, could have a material impact on this unaudited pro forma combined financial information. During the preparation of this unaudited pro forma combined financial information, the Company was not aware of any material differences between accounting policies of the Company and Allergan, except for certain reclassifications necessary to conform to the Company’s financial presentation, and accordingly, this unaudited pro forma combined financial information does not assume any material differences in accounting policies among the Company and Allergan.

4. Historical Allergan

Financial information of Allergan in the “Historical Allergan (after conforming reclassifications)” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Allergan as of December 31, 2014. Financial information presented in the “Historical Allergan (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of earnings of Allergan for the year ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Allergan.

Reclassification and classification of the unaudited combined pro forma balance sheet as of December 31, 2014

	Before reclassification		Reclassification		After reclassification

Marketable securities	$55.0	(i)			$55.0
Prepaid expenses and other current assets	694.3		(343.5)	(ii)	350.8
Deferred tax assets—short term			344.4	(ii,iii)	344.4
Deferred tax assets—long-term	86.9		350.7	(iii)	437.6
Accounts payable and accrued expenses	1,485.2	(v)	(4.9)	(iv)	1,480.3
Deferred tax liabilities—short-term			0.9	(iii)	0.9
Deferred tax liabilities—long-term			350.7	(iii)	350.7
Deferred revenue			72.8	(vii)	72.8
Other taxes payable			96.0	(vi)	96.0
Other long-term liabilities	1,010.1		(168.8)	(vi,vii)	841.3

(i)	Includes “Short-term investments” consisting of commercial paper and foreign time deposits with original maturities over 92 days.

(ii)	Represents the reclassification of “Short-term deferred tax assets” from the “Prepaid expenses and other current assets” line item in the table set forth above.

(iii)	Represent the gross-up and reversal of short-term and long-term deferred tax netting.

(iv)	Represents the reclassification of “Deferred revenue” from “Other accrued expenses.”

(v)	Includes “Accounts payable” of $287.4 million, “Accrued compensation” of $292.8 million and “Other accrued expenses” of $905.0 million.

(vi)	Represents the reclassification of “Other liabilities payable.”

(vii)	Represents the reclassification of “Long-term deferred revenue.”

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before reclassification		Reclassification		After reclassification

Net revenue	$7,237.9	(i)			$7,237.9
Cost of sales	842.4		$(88.2	)(vi,vii)	754.2
Selling and marketing			2,179.5	(v-vii)	2,179.5
General and administrative	2,837.2	(ii)	(1,934.5	)(iv-vi)	902.7
Research and development	1,191.6		60.2	(vi)	1,251.8
Asset sales, impairments, contingent consideration adjustments, net	245.0	(iii)	(217.0	)(iv)	28.0

(i)	Includes “Total revenue” of $7,237.9 million.

(ii)	Includes “Selling, general and administrative” of $2,837.2 million.

(iii)	Includes “Restructuring charges” of $245.0 million.

(iv)	Represents the reclassification of “Selling, general and administrative” of $28.0 million related to the loss on disposals of fixed assets.

(v)	Represents the reclassification of “Selling, general and administrative” of $2,004.2 million relating to selling and marketing activities.

(vi)	Represents the allocation of restructuring charges of $245.0 million to “Cost of sales” of $12.7 million, “Selling and marketing” of $74.4 million, “General and administrative” of $97.7 million and “Research and development” of $60.2 million.

(vii)	Represents the reclassification of “Cost of sales” from $100.9 million related to product distribution to customers for select fees treated by Actavis as selling expenses.

5. Historical Forest

Financial information presented in the “Historical Forest (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations of Forest for the year ended December 31, 2014, is for the six months Forest was a stand-alone entity and was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014 as follows (in millions):

	(E) Year ended March 31, 2014	(F) Nine months ended December 31, 2013	(G) Three months ended June 30, 2014	(H)=(E)-(F)+(G) Six months ended June 30, 2014
Total revenue	$3,646.9	$2,554.7	$1,166.7	$2,258.9
Cost of goods sold	760.6	511.4	319.1	568.3

Gross profit	2,886.3	2,043.3	847.6	1,690.6

Operating expenses
Selling, general and administrative	1,986.2	1,307.4	512.2	1,191.0
Research and development	788.3	596.3	168.2	360.2

Total operating expenses	2,774.5	1,903.7	680.4	1,551.2

Operating income	111.8	139.6	167.2	139.4
Interest and other income (expense), net	(30.2)	12.6	(26.2)	(69.0)

Income before income taxes	81.6	152.2	141.0	70.4
Income tax (benefit) expense	(83.7)	41.0	50.0	(74.7)

Net income	$165.3	$111.2	$91.0	$145.1

Financial information of Forest subsequent to July 1, 2014 is included in the results of the Company.

Financial information presented in the “Historical Forest (after conforming reclassifications)” column in the unaudited pro forma statement of operations for the year ended December 31, 2014, of which six months represents the Forest results, has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Forest.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before reclassification		Reclassification	After reclassification
Net revenues	$2,258.9	(i)	$—	$2,258.9
Cost of sales	568.3	(ii)	(25.1)	543.2
Selling and marketing	1,191.0	(iii)	(491.1)	699.9
General and administrative	—		434.4	434.4
Amortization	—		81.8	81.8
Loss on asset sales, impairments and contingent consideration adjustment, net	—		—	—
Interest income	(69.0	)(iv)	82.8	13.8
Interest expense	—		(87.1)	(87.1)
Other income (expense), net	—		4.3	4.3

(i)	Includes “Total revenue” of $2,258.9 million.

(ii)	Includes “Amortization” of $25.1 million.

(iii)	Includes “General and administrative expense” of $434.4 million and “Amortization” of $56.7 million.

(iv)	Includes “Interest and other income (expense), net” of $(69.0) million.

6. Unaudited pro forma combined balance sheet adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2014 are as follows (in millions):

	Note	Amount

Purchase consideration
Preliminary estimate of fair value of Actavis plc ordinary shares issued	6a	$31,836.1
Preliminary estimate of fair value of Actavis plc equity awards issued	6a	2,348.2
Cash consideration	6b	38,635.4

Fair value of total consideration transferred		$72,819.7

Historical book value of net assets acquired
Book value of Allergan’s historical net assets as of December 31, 2014		$7,753.0
Less Allergan’s M&A costs expected to incur	6h	(62.2)

Net assets to be acquired		$7,690.8

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories	6c	$979.3
Product rights and other intangibles, net	6c	53,253.5
Goodwill	6d	23,492.6
Investments and Other Assets	6e	(8.6)
Long-term debt.	6f	(10.2)
Deferred tax liabilities—current	6g	(227.2)
Deferred tax liabilities—non-current	6g	(12,350.5)

Total		$65,128.9

a.	“Preliminary estimate of fair value of ordinary shares issued” was estimated based on approximately 299.0 million shares of Allergan’s common stock outstanding as of December 31, 2014, after factoring in outstanding but unvested equity awards, multiplied by the exchange ratio of 0.3683 and the closing price of Actavis ordinary shares on February 24, 2015 of $289.11. All equity awards of Allergan were replaced with equity awards of Actavis plc with similar terms, except for restricted stock units with performance conditions. “Preliminary estimate of fair value of equity awards” issued represents the estimated aggregate fair value of Actavis plc replacement awards attributable to the service periods prior to the Acquisition, which is considered as part of purchase consideration, and was calculated based on Allergan’s equity awards outstanding (including restricted stock) as of December 31, 2014, multiplied by the assumed exchange ratio of 0.8153 and estimated fair value of equity awards.

The fair values of Actavis plc ordinary shares and equity awards were estimated based on Actavis plc’s closing share price on February 24, 2015 of $289.11 per share. A 28% increase in the price of Actavis plc ordinary shares would increase the aggregate Merger Consideration by $9,802.4 million, and a 28% decrease in the price of Actavis plc’s ordinary shares would decrease the aggregate Merger Consideration by $9,785.9 million, both with a corresponding change to Actavis’ assets. The market price of Actavis plc’s ordinary shares which Allergan stockholders will receive in the Acquisition as a portion of the Merger Consideration will continue to fluctuate from the date of this registration statement/prospectus through the effective time of the Acquisition and the final valuation could differ significantly from the current estimates.

b.	“Cash consideration” was estimated based on approximately 299.0 million shares of Allergan’s common stock outstanding as of December 31, 2014, multiplied by the $129.22 cash consideration per share.

c.	Represents the estimated fair value adjustment to step-up Allergan’s inventory and identifiable intangible assets by $979.3 million and $53,253.5 million, to their preliminary fair values of $1,275.3 million and $55,040.0 million, respectively, which, when added to the Company’s historical inventory and identifiable intangible assets of $2,075.5 million and $19,188.4 million, respectively, total $3,350.8 million and $74,288.4 million, respectively.

The estimated step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the Acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets of $55,040.0 million primarily consist of (i) currently marketed products (“CMP”) of $45,190.0 million (weighted average useful life of 6.5 years using the economic benefit model) and (ii) IPR&D of $9,850.0 million. The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, the Company will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statement of operations.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

d.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents a net increase of Actavis’ total goodwill by $25,885.5 million to $50,407.0 million after giving effect to the Acquisition.

e.	Represents the removal of Allergan’s deferred debt issuance costs of $8.6 million.

f.	Represents the estimated fair value adjustment of $10.2 million to Allergan’s historical long-term debt.

g.	Represents deferred income tax liabilities of $227.2 million (current) and $12,350.5 million (non-current), resulting from fair value adjustments for the identifiable tangible assets and intangible assets as well as liabilities assumed and other acquisition accounting adjustments, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the assets acquired and liabilities assumed at a 23.2% weighted average statutory tax rate of where most of Allergan’s taxable income was generated historically.

h.	Represents cash outflows from the (i) payment of cash purchase consideration of $38,635.4 million and (ii) $62.2 million of transaction costs that are expected to be incurred by Allergan and $67.2 million of transaction costs that are expected to be incurred by the Company.

i.	Represents the addition of ordinary shares and additional paid-in capital (excluding restricted shares) of $31,836.1 million, the addition of shareholder’s equity related to the replacement equity awards (including restricted shares) of $2,348.2 million and the elimination of Allergan’s common stock and additional paid in capital of $3.1 million and $3,353.7 million respectively.

j.	Represents the elimination of Allergan’s retained earnings of $5,894.8 million and $67.2 million of estimated future transaction costs the Company expects to incur related to the Acquisition.

k.	Represents the elimination of Allergan’s historical treasury stock and accumulated other comprehensive income.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2014 are as follows (in millions):

l.	The adjustment to cash is as follows:

Senior Notes, net of issuance discounts	$20,955.6
Net proceeds from issuance of Ordinary Shares	4,071.1
Net proceeds from issuance of Mandatory Convertible Preferred Shares	4,929.7
Term Facilities	5,500.0
Total financing costs	(142.3)

Total net financing	$35,314.1

The Company has excluded potential borrowings under the Cash Bridge Facility as borrowings under the facility, if any, are temporary with no ongoing impact to the financial statements.

m.	Represents capitalized deferred financing costs assumed of $142.3 million related to the Senior Notes and the Term Facilities in place for Actavis’ new borrowings to fund the Acquisition.

n.	Represents the current portion of the Term Facilities of $68.7 million.

o.	Represents the long-term portions of the Senior Notes of $20,955.6 million and Term Facilities of $5,431.3 million.

p.	Represents the Actavis plc offering of the Ordinary Shares with net proceeds of $4,071.1 million, including the underwriters’ full exercise of the overallotment option for such offering.

q.	Represents the Actavis plc offering of the Mandatory Convertible Preferred Shares with net proceeds of $4,929.7 million, including the underwriters’ full exercise of the overallotment option for such offering.

Adjustments included in the “Adjustments to Actavis plc to Warner Chilcott Ltd” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2014 are as follows (in millions):

r.	Represents the adjustment to eliminate Actavis plc’s offering of the Ordinary Shares and the Mandatory Preferred Shares with net proceeds of $4,071.1 million and $4,929.7 million, respectively, including the underwriters’ full exercise of the respective overallotment options for such offerings.

s.	Represents a capital contribution from Actavis plc to Warner Chilcott Limited for 100% of the equity issued in connection with the Allergan acquisition.

t.	Adjustments to reconcile from the historical Actavis plc results to the historical Warner Chilcott Limited results as of December 31, 2014.

7. Unaudited pro forma combined statement of operations adjustments

Adjustments related to the Acquisition

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

a.	Represents the elimination of net revenues and cost of sales for product sales of $12.5 million for the year ended December 31, 2014 between the Company and Allergan.

b.	Represents the incremental stock-based compensation of $159.1 million for the year ended December 31, 2014 in connection with the replacement equity awards granted at the close of the Acquisition. The replacement charge is accounted for as a modification to the awards.

c.	Represents the elimination of transaction costs that have been incurred by Actavis and Allergan related to the Acquisition.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2014. The increase in amortization expense for intangible assets is calculated using the economic benefit model with a weighted average life of 6.5 years, less the historical Allergan amortization expense.

e.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Acquisition using a 23.2% weighted average statutory tax rate where most of Allergan’s taxable income was generated historically, offset, in part, by the removal of historical tax expenses related to the adjusted line items.

Adjustments included in the “Debt and Equity Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

f.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the Senior Notes and the Term Facilities as follows (in millions):

Year ended December 31, 2014
Senior Notes	$696.3
3 year tranche of the Term Facilities	46.9
5 year tranche of the Term Facilities	50.1

Assuming a 1% increase in interest rates for our $1.5 billion of variable rate notes and the $5.5 billion of Term Facilities, pro forma interest expense would increase by $70.0 million per year.

g.	Based on the financing structure available at the time of this filing, there would be no tax benefit on the new borrowings.

Adjustments related to the Forest Transaction

Adjustments included in the “Forest Transaction Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

h.	Represents the elimination of net revenues and cost of sales of product sales of $16.7 million for the year ended December 31, 2014, between the Company and Forest after the Aptalis Transaction.

i.	Represents the stock-based compensation in connection with the replacement equity awards granted at the close of the Forest Transaction.

j.	Represents the stock-based compensation of $55.8 million for the year ended December 31, 2014, in connection with the replacement equity awards granted at the close of the Forest Transaction. For the year ended December 31, 2014, this has been offset by the reversal of M&A costs of $(30.7) million and $(0.4) million recorded by the Company and Forest, respectively in connection with the Forest Transaction.

k.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2014. The increase in amortization expense for intangible assets is based on the actual useful lives assigned to each product as follows:

(in millions)	Amount recognized as of acquisition date	Weighted average lives (years)	Year ended December 31, 2014

CMP:
Namenda Franchise	$2,125.0	1.7
Bystolic Franchise	1,810.0	3.3
Linzess	1,052.0	5.0
Zenpep	978.0	6.8
Carafate	915.0	6.2
Armour Thyroid	747.0	5.9
Viibryd	413.0	4.5
Fetzima	392.0	5.0
Teflaro	343.0	3.0
Canasa	327.0	2.6
Daliresp	269.0	3.5
Other CMP Products	1,904.0	5.7

	$11,275.0	4.3

IPR&D:
Gastroenterology	791.0
Central nervous system	304.0
Cardiovascular	193.0
Other	74.0

	$1,362.0

Customer relationships	60.0	4.5
Other	173.5	4.2

Total identifiable intangible assets	$12,877.5		$923.6

Less historical amortization inclusive of Aptalis deal			106.1
			$817.5

l.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest Transaction using a 13% blended statutory tax rate primarily related to the United States and Ireland, for the year ended December 31, 2014. These two countries are where most of Forest’s taxable income was generated historically.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

m.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the term facilities and the notes associated with the Forest Transaction as follows:

(in millions)	Year ended December 31, 2014
Term facilities (Forest Transaction)	$20.1
Notes (Forest Transaction)	61.1

Total net financing	$81.2

For the term facilities associated with the Forest Transaction of $2,000.0 million, a five year maturity was assumed. For the notes associated with the Forest Transaction, various maturity dates were assumed ranging from 2017 to 2044. The assumed interest rate for these borrowings was 3.3% on a weighted average basis. Interest expense from the cash bridge loans associated with the Forest Transaction was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature.

n.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Transaction using a 0% tax rate, as that is the rate for the debt issued for the transaction in Luxembourg.

Adjustments related to the Aptalis Transaction

Adjustments included in the “Aptalis Transaction and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2014 is as follows:

o.	Represents $38.7 million of M&A costs incurred for the year ended December 31, 2014.

p.	Represents increased amortization resulting in the Aptalis Transaction by Forest for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted average useful lives	Fair value	One month ended January 30, 2014
CMP intangible assets	10	$2,912.2	$24.3
Less historical amortization			5.3

$19.0

q.	Represents (a) new interest expense related to the $1,050.0 million of Forest’s 4.375% notes due 2019 and $750.0 million of Forest’s 4.875% notes due 2021, issued in January 2014 for the year ended December 31, 2014, (b) the elimination of Aptalis’ historical interest expense of $60.6 million (inclusive of termination charges) for the year ended December 31, 2014 in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Transaction as follows (in millions):

One month ended January 30, 2014
New interest expense from Forest’s 4.375% Notes	$4.0
New interest expense from Forest’s 4.875% Notes	3.1
New interest expense from Forest’s 5.000% Notes	—
Elimination of Aptalis’ historical interest (income)	(60.6)

Total expense / (income)	$(53.5)

r.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Aptalis Transaction and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

s.	Financial information presented in the “Aptalis Transaction and Financing Adjustments” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2014 includes Aptalis historical activities for the one month ended January 30, 2014 prior to the close of the Aptalis Transaction.

Adjustments related to Warner Chilcott Limited

t.	Adjustments to reconcile from the historical Actavis plc results to the Warner Chilcott Limited results for the year ended December 31, 2014

8. Earnings per share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on Actavis plc’s consolidated basic and diluted weighted average number of shares. The pro forma weighted average number of shares outstanding reflects the following adjustments assumed to occur on January 1, 2014:

•	Elimination of Allergan historical common stock;

•

The estimated issuance of 110.1 million Actavis plc ordinary shares to Allergan stockholders in the Acquisition, calculated using the 0.3683 exchange ratio based on Allergan’s common stock outstanding as of December 31, 2014;

•

The issuance of 14.5 million Actavis plc ordinary shares issued in the offering of Ordinary Shares, including the underwriters’ full exercise of the overallotment option for such offering, to fund the Acquisition with net proceeds of $4.1 billion;

•	The issuance of 89.8 million Actavis plc ordinary shares associated with the Forest Transaction, which are included in Actavis’ historical balance sheet as of December 31, 2014; and

•	Excludes the impact of the issuance of preferred shares as their impact would be anti-dilutive.

Description of the notes

The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the notes and the indenture, including definitions of certain terms used in the notes and the indenture. We urge you to read the notes and the indenture because they, and not this description, define your rights as a holder of the notes. Copies of the notes and the indenture are available as set forth above under “—Where you can find more information.”

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

For purposes of this description, references to (i) “Actavis plc” are to our indirect parent, Actavis plc, an Irish public limited company, and not to any of its current or future subsidiaries, (ii) “Actavis SCS,” “we,” “us” and “our” are to Actavis Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000, and not to any of its current or future subsidiaries, (iii) “Warner Chilcott” are to our indirect parent, Warner Chilcott Limited, a Bermuda exempted company, and not to any of its current or future subsidiaries, (iv) “Actavis Capital” are to our indirect parent, Actavis Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 178.410, having a share capital of $367,384, and not to any of its current or future subsidiaries and (v) Actavis, Inc. are to Actavis, Inc., a Nevada corporation, and an indirect subsidiary of Actavis Capital (but not a subsidiary of ours), and not to any of its current or future subsidiaries.

General

We will issue the floating rate notes due 2016 (the “2016 floating rate notes”), the floating rate notes due 2018 (the “2018 floating rate notes”), the floating rate notes due 2020 (the “2020 floating rate notes” and, collectively with the 2016 floating rate notes and 2018 floating rate notes, the “floating rate notes”), the 1.850% notes due 2017 (the “2017 notes”), the 2.350% notes due 2018 (the “2018 notes”), the 3.000% notes due 2020 (the “2020 notes”), the 3.450% notes due 2022 (the “2022 notes”), the 3.800% notes due 2025 (the “2025 notes”), the 4.550% notes due 2035 (the “2035 notes”) and the 4.750% notes due 2045 (the “2045 notes” and, collectively with the 2017 notes, 2018 notes, 2020 notes, 2022 notes, 2025 notes and 2035 notes, the “fixed rate notes”). We refer to the floating rate notes and the fixed rate notes together as the “notes”.

The notes will each be issued as a separate series of debt securities under the indenture referred to below in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The notes will be our direct unsecured obligations and will be fully and unconditionally guaranteed on an unsecured, unsubordinated basis by Warner Chilcott, Actavis Capital and Actavis, Inc. as of the issue date. Each series of the notes will constitute a series of securities. The notes will mature on the dates set forth below. The notes will be issued under a base indenture to be dated as of March 12, 2015, and one or more supplemental indentures to be dated as of March 12, 2015, between us and Wells Fargo Bank, National Association, as trustee. References to “indenture” are to the base indenture as so supplemented. The accompanying prospectus describes additional provisions of the notes and of the indenture. The aggregate principal amount of debt securities that we may offer under the indenture is unlimited. We reserve the right, from time to time and without the consent of any holders of the notes, to re-open any series of notes on terms identical in all respects to the outstanding notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes will be consolidated with, form a single series with and increase the aggregate principal amount of the notes of such series; provided that the additional notes will have a separate CUSIP number unless: (i) the additional notes and the outstanding notes of the original series are treated as part of the same “issue” of debt instruments for U.S. federal income tax purposes, (ii) the additional notes are issued pursuant to a “qualified reopening” of the outstanding notes of the original series for U.S. federal income tax purposes or (iii) the additional notes are, and the outstanding notes of the original series were, issued without or with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. Such additional notes will have the same terms as to ranking, redemption, guarantees, waivers, amendments or otherwise, as the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

The indenture does not limit our ability to incur additional indebtedness. As of December 31, 2014, on a pro forma basis after giving effect to this offering, the Term Facilities and the use of proceeds therefrom, we and the guarantors would have had total consolidated senior unsecured indebtedness of approximately $38.5 billion, none of which constituted secured indebtedness, and total indebtedness and current liabilities of approximately $11.0 billion, all of which constituted indebtedness.

Floating rate notes

We will initially issue the 2016 floating rate notes with an aggregate principal amount of $500,000,000, the 2018 floating rate notes with an aggregate principal amount of $500,000,000 and the 2020 floating rate notes with an aggregate principal amount of $500,000,000. The 2016 floating rate notes will mature on September 1, 2016, the 2018 floating rate notes will mature on March 12, 2018, and the 2020 floating rate notes will mature on March 12, 2020.

The floating rate notes will bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the trustee, plus 0.875% for the 2016 floating rate notes, plus 1.080% for the 2018 floating rate notes and plus 1.255% for the 2020 floating rate notes. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). Interest on the 2016 floating rate notes will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2015. Interest on the 2018 floating rate notes and the 2020 floating rate notes will be payable quarterly on March 12, June 12, September 12 and December 12 of each year, beginning on June 12, 2015. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on March 12, 2015) and ending on the day preceding the next interest payment date. The initial interest period for the 2016 floating rate notes is March 12, 2015 through May 31, 2015. The initial interest period for the 2018 floating rate notes and the 2020 floating rates notes is March 12, 2015 through June 11, 2015. The interest determination date for an interest period will be the second London business day preceding such interest period (the “interest determination date”). All payments of interest on the floating rate notes due on any interest payment date will be made to the persons in whose names the floating rate notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable. Interest on the floating rate notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year.

If an interest payment date, other than the maturity date, falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. With respect to the floating rate notes, “business day” is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the place of payment are authorized or obligated by law or executive order to be closed that is also a London business day. A “London business day” is any day on which dealings in United States dollars are transacted in the London interbank market.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1)	With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2)	With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in New York City selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Fixed rate notes

We will initially issue $1,000,000,000 in aggregate principal amount of the 2017 notes, $3,000,000,000 in aggregate principal amount of the 2018 notes, $3,500,000,000 in aggregate principal amount of the 2020 notes, $3,000,000,000 in aggregate principal amount of the 2022 notes, $4,000,000,000 in aggregate principal amount of the 2025 notes, $2,500,000,000 in aggregate principal amount of the 2035 notes and $2,500,000,000 in aggregate principal amount of the 2045 notes in this offering. The 2017 notes will mature on March 1, 2017, the 2018 notes will mature on March 12, 2018, the 2020 notes will mature on March 12, 2020, the 2022 notes will mature on March 15, 2022, the 2025 notes will mature on March 15, 2025, the 2035 notes will mature on March 15, 2035 and the 2045 notes will mature on March 15, 2045.

Interest on the 2017 notes will accrue at the rate of 1.850% per annum, interest on the 2018 notes will accrue at the rate of 2.350% per annum, interest on the 2020 notes will accrue at the rate of 3.000% per annum, interest on the 2022 notes will accrue at the rate of 3.450% per annum, interest on the 2025 notes will accrue at the rate of 3.800% per annum, interest on the 2035 notes will accrue at the rate of 4.550% per annum and interest on the 2045 notes will accrue at the rate of 4.750% per annum. We will pay interest on the 2017 notes semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2015, to the record holders at the close of business on the preceding February 15 or August 15 (whether or not a business day). We will pay interest on the 2018 notes and the 2020 notes semi-annually in arrears on March 12 and September 12 of each year, beginning on September 12, 2015, to the record holders at the close of business on the preceding March 1 or September 1 (whether or not a business day). We will pay interest on the 2022 notes, the 2025 notes, the 2035 notes and the 2045 notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015, to the record holders at the close of business on the preceding March 1 or September 1 (whether or not a business day). Interest on the fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the payment of any required amount on such date shall be postponed to the next succeeding business day, and no interest on such amount shall accrue for the period from such date to such next succeeding business day.

Ranking

The notes are:

•	general unsecured obligations of ours;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness;

•	structurally subordinated to all future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our future subsidiaries that do not guarantee the notes;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of ours;

•	senior in right of payment to all existing and future subordinated indebtedness of ours; and

•	unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. on a senior basis.

No subsidiaries of Warner Chilcott other than Actavis Capital and Actavis, Inc. guarantee the notes, and as a result the notes are to be structurally subordinated to all of the liabilities of Warner Chilcott’s subsidiaries that do not guarantee the notes.

After giving effect to the offering of the notes (but not to the Cash Bridge Facility, or the completion of the Acquisition, Warner Chilcott would have had, on a pro forma basis, approximately $44.2 billion of consolidated indebtedness as of December 31, 2014. The total pro forma outstanding indebtedness of Warner Chilcott’s consolidated subsidiaries (other than Actavis SCS) that do not guarantee the notes would have been approximately $6,675.8 billion as of December 31, 2014. See “Unaudited pro forma combined financial information “ for pro forma indebtedness of Warner Chilcott after giving effect to the completion of the Acquisition.

We are a holding company with no material assets. Warner Chilcott’s, Actavis Capital’s, and Actavis, Inc.’s assets generally are held by, and their operations generally are conducted through, their subsidiaries. Warner Chilcott’s, Actavis Capital’s and Actavis, Inc.’s subsidiaries are not obligated to make funds available to us or them to satisfy our or their obligations, including our or their obligations with respect to the notes. Our ability to service the notes will depend primarily on our receipt of interest and principal payments on account of intercompany loans owing to us from other subsidiaries of Warner Chilcott.

The new notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, DTC.

Guarantees

The notes and our obligations under the indenture will be fully and unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. The term “Guarantor” refers to Warner Chilcott, Actavis Capital and Actavis, Inc., each as a guarantor of the notes, and the term “Guarantee” refers to each such person’s guarantee of the notes.

Each Guarantee of the notes will be:

•	a general unsecured obligation of the Guarantor;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of that Guarantor that do not guarantee the notes;

•	equal in right of payment with all existing and future unsecured unsubordinated indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated indebtedness of that Guarantor.

Claims of creditors of the subsidiaries of Warner Chilcott that do not guarantee the notes, including trade creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the creditors of the Guarantors, including holders of the notes.

The Guarantees will terminate and the Guarantors will be deemed released from all of their obligations under the indenture upon covenant defeasance as provided under “Description of Actavis Funding SCS debt securities—Defeasance—Covenant defeasance” in the accompanying prospectus or satisfaction and discharge of the indenture as provided under “Description of Actavis Funding SCS Debt—Defeasance—Satisfaction and discharge” in the accompanying prospectus. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument, which may be entered into without the consent of any holders of notes.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Special mandatory redemption

If Actavis plc does not consummate the Allergan Acquisition on or prior to November 30, 2015, or the Merger Agreement is terminated any time prior to such date other than as a result of consummating the Acquisition, then we will be required to redeem each series of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) December 31, 2015, if the Acquisition has not been consummated on or prior to November 30, 2015, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement other than as a result of consummating the Acquisition. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture. The offering is not conditioned upon the consummation of the Allergan Acquisition.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest.

Optional redemption

Floating rate notes

The floating rate notes may not be redeemed at our option prior to their stated maturities, except in the case of certain changes in withholding tax laws. See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Fixed rate notes

We have the right to redeem the fixed rate notes, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the 2017 notes and the 2018 notes at any time and redemption of the 2020 notes prior to February 12, 2020 (1 month prior to their maturity date), the 2022 notes prior to January 15, 2022 (2 months prior to their maturity date), the 2025 notes prior to December 15, 2024 (3 months prior to their maturity date), the 2035 notes prior to September 15, 2034 (6 months prior to their maturity date) and the 2045 notes prior to September 15, 2044 (6 months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus 20 basis points in the case of each of the 2017 notes, the 2018 notes and the 2020 notes, 25 basis points in the case of the 2022 notes, 30 basis points in the case of each of the 2025 notes and the 2035 notes and 35 basis points in the case of the 2045 notes, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, we have the right to redeem the 2020 notes on or after February 12, 2020 (1 month prior to their maturity date), the 2022 notes on or after January 15, 2022 (2 months prior to their maturity date), the 2025 notes on or after December 15, 2024 (3 months prior to their maturity date), the 2035 notes on or after September 15, 2034 (6 months prior to their maturity date) and the 2045 notes on or after September 15, 2044 (6 months prior to their maturity date), in each case, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied.

Notwithstanding the two immediately preceding paragraphs, installments of interest on the fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

If less than all of any series of fixed rate notes are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-entry; delivery and form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above and in the case of certain changes in withholding tax laws, the fixed rate notes will not be redeemable at our option prior to maturity. See “—Special mandatory redemption” for a description of the special mandatory redemption features in the event the Allergan Acquisition is not consummated or the Agreement is terminated and “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the notes in the event of certain tax developments.

Repurchase upon a change of control

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of notes, unless we have redeemed the relevant series of notes in full, we will make an offer to each holder (the “Change of Control Offer”) of such notes to repurchase any and all (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the relevant notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase their notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control (as defined below), conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, with respect to any series of notes, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes of such series properly tendered pursuant to the Change of Control Offer;

•

prior to 10:00 a.m. New York city time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes of such series properly tendered; and

•

deliver or cause to be delivered to the trustee the notes of such series properly accepted, together with an officer’s certificate stating (1) the aggregate principal amount of such notes or portions of such notes being purchased, (2) that all conditions precedent contained in the indenture of such series of notes to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the indenture of such series of notes.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Actavis SCS, the issuer of the notes, and Actavis Capital and Actavis, Inc., together with Warner Chilcott, the guarantors of the notes, to, create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the notes and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes or the Guarantees, prior or senior thereto, with the same relative priority as the notes and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a) with respect to each series of notes, Liens existing on the date of first issuance of such notes;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c) Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Warner Chilcott or such subsidiary;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of or required by contracts with governmental entities;

(f) any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;

(g) with respect to each series of notes, any Lien incurred in connection with the Acquisition;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i) any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:

•

the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•	the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined below) which would be subject to the foregoing restrictions absent this clause (i),

does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Limitation on sale and leaseback transactions

Warner Chilcott will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a) Warner Chilcott or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the notes and the Guarantees) because such Lien would be of a character that no violation of the covenant described under “—Limitations on liens” above would result; or

(b) Warner Chilcott applies, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt (as defined below) or to the acquisition of property.

Merger, amalgamation, consolidation or sale of assets

The indenture provides that none of we, Warner Chilcott, Actavis Capital or, solely to the extent the successor Person thereto or the acquiring Person, as applicable, would be a subsidiary of Actavis plc, Actavis, Inc. will consolidate with, merge with or into, amalgamate with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its or its subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, or amalgamate with us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, unless:

(a) we, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, shall be the continuing Person, or the Person (if other than us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable) formed by such consolidation or into which such entity is merged (or the resulting amalgamated company), or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation, company, partnership, limited liability company or trust organized and validly existing under the laws of the Grand Duchy of Luxembourg, Ireland, Bermuda, Puerto Rico or the United States or a political subdivision thereof, and shall in any such case expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of such entity’s obligations under the indenture and the notes;

(b) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c) we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person (if other than us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc.) shall expressly assume, in accordance with clause (a) above, the rights and obligations of, and succeed to and, except in the case of a lease, be substituted for, us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc., as applicable, under the indenture, the notes and Guarantee, as applicable.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control, permitting each holder to require us to repurchase the notes of such holder, as described under “—Repurchase upon a change of control” above.

Reports to holders

Warner Chilcott will:

(a) file with the trustee, within 30 days after Warner Chilcott is required to file the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Warner Chilcott may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement or, if at any time Warner Chilcott is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Warner Chilcott with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(c) transmit to all holders, as their names and addresses appear in the security register within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Trust Indenture Act Section 313(c), such summaries of any information, documents and reports (if not publicly filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or on such other publicly available electronic filing medium as may be established by the SEC) required to be filed by Warner Chilcott pursuant to clauses (a) and (b) above as may be required by rules and regulations prescribed from time to time by the SEC.

If at any time Actavis plc (or a successor thereto) is the direct or indirect parent company of Warner Chilcott, then the reports, information and other documents required to be furnished to holders of the notes pursuant to this covenant may, at our option, be furnished by and be those of Actavis plc (or its successor) rather than Warner Chilcott; provided that a reasonably detailed description of any material differences between Actavis plc’s financial information and Warner Chilcott’s financial information will be provided in each annual and quarterly report. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC.

Holding company status

For so long as the applicable series of notes are outstanding, no subsidiary of Actavis that, directly or indirectly through any other subsidiary, owns any Equity Interests (as defined below) in Warner Chilcott (other than any such subsidiary of Actavis that fully and unconditionally guarantees the notes) will and, unless Actavis provides a guarantee of such notes, Actavis (each such subsidiary and, as long as applicable, Actavis, the “Passive Holding Companies”) will not, conduct, transact or otherwise engage in any active trade or business or operations other than through a subsidiary of Warner Chilcott; provided that the foregoing will not prohibit any Passive Holding Company from the following: (i) ownership of Equity Interests of Warner Chilcott or in one or more subsidiaries of Actavis that are Passive Holding Companies, (ii) the maintenance of its legal existence and, with respect to Actavis, its status as a public company (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to any indebtedness in respect of which it is an obligor and any other agreement to which it is a party, (iv) with respect to Actavis, any offering of its common stock or any other Equity Interests (including any mandatorily redeemable preferred stock and any equity-linked securities) or, with respect to any Passive Holding Company other than Actavis, any other issuance of its Equity Interests, (v) the making of payments on account of its Equity Interests or any subordinated debt, (vi) the incurrence of indebtedness, (vii) the making of contributions to (or other equity investments in) the capital of its direct subsidiaries (which will be Passive Holding Companies or Warner Chilcott), (viii) the creation of, and ownership of the Equity Interests in, any a newly formed subsidiary with capitalization of less than $1,000,000 that is formed solely for the purpose of consummating an acquisition by Actavis so long as, within twelve months such newly formed subsidiary merges with and into a target entity and the survivor thereof becomes a direct or indirect subsidiary of Warner Chilcott or its subsidiaries, (ix) providing a guarantee of indebtedness or other obligations of Actavis or any of its subsidiaries, (x) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (xi) holding any cash or cash equivalents (including cash and cash equivalents received in connection with dividends or distributions from Warner Chilcott or its subsidiaries) and any other assets on a temporary basis that are in the process of being transferred through such Passive Holding Company as part of a downstream contribution or an upstream distribution or other upstream payment (e.g., a spin-off of assets), (xii) providing indemnification to officers and directors, (xiii) the ownership or disposition of assets that are permitted to be held by it in accordance with this covenant and (xiv) activities incidental to the businesses or activities described above.

Certain other covenants

The indenture contains certain other covenants regarding, among other matters, payment of principal, premium, if any, and interest, if any, on the applicable notes, maintenance of a payment office, delivering of compliance certificates and payment of taxes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture will not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of certain terms

Set forth below are certain defined terms used in this Description of the Notes and the Indenture.

“Below Investment Grade Rating Event” means, with respect to any series of notes, that such series of notes is rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on the date on which we first issue notes securities pursuant to the indenture.

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Actavis and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Actavis or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Actavis’ outstanding voting stock or other voting stock into which Actavis’ voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) Actavis becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Actavis’ voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

(3) Actavis consolidates or amalgamates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates or amalgamates with, or merges with or into, Actavis, in any such event pursuant to a transaction in which any of Actavis’ voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Actavis’ voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) we shall cease to be a direct or indirect subsidiary of Actavis, Warner Chilcott or Actavis Capital;

(5) Warner Chilcott or Actavis Capital shall cease to be a direct or indirect subsidiary of Actavis; or

(6) the adoption of a plan relating to Actavis’ liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Actavis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Actavis and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity (actual or interpolated) comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as contained in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if the release, or any successor release, is not published or does not contain these prices on that business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (b) if we obtain fewer than three Reference Treasury Dealer Quotations, the average of all of these quotations.

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that indebtedness that is convertible into any Equity Interests shall not constitute Equity Interests prior to the conversion thereof.

“Funded Debt” means Warner Chilcott’s indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, under IFRS, and in each case ranking at least pari passu with the notes.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and

(6) representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate a particular series of notes or fails to make a rating of a particular series of notes publicly available for reasons outside of our control, then, in each case, for such series of notes, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC and Mizuho Securities USA Inc. and their respective successors and (2) a primary U.S. government securities dealer (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC and its successors, provided that if at any time any of the foregoing is not a Primary Treasury Dealer, we will substitute that entity with another nationally recognized investment banking firm that we select that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Warner Chilcott or any subsidiary of any property which has been or is to be sold or transferred by Warner Chilcott or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between Warner Chilcott and a subsidiary or between subsidiaries of Warner Chilcott, (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the notes of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Additional amounts

All payments required to be made by us under or with respect to the notes or by any Guarantor under or with respect to a Guarantee (each of us or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a) any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any note, the receipt of any payments in respect of such note or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b) any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(c) any taxes which are payable other than by withholding or deduction from payments made under or with respect to the notes or any Guarantee;

(d) any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any note or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner (including the statement requirements of Sections 871(h)(2)(B)(ii) or 881 (c)(2)(B)(ii) of the Code) or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e) any taxes withheld, deducted or imposed on a payment required to be made pursuant to the European Council Directive 2003/48/ EC on taxation of savings income in the form of interest payments or any other directive implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of November 26 and 27, 2000 on the taxation of savings income in the form of interest payments which was adopted by the ECOFIN Council on 3 June 2003, or pursuant to any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement entered into by a new European Union Member State with (i) any other state or (ii) any relevant dependent or associated territory of any European Union Member State providing for measures equivalent to or the same as those provided for by such Directive;

(f) any taxes imposed or withheld on or with respect to a note presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union;

(g) any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the note for payment (where presentation is required) within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented on any day during the 30-day period);

(h) any taxes imposed on or with respect to any payment made under or with respect to such note or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(i) any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the notes (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(j) any taxes imposed by the United States or any political subdivision thereof; or

(k) any taxes imposed or levied by reason of any combination of clauses (a) through (j) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the notes, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the notes of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the notes, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of the notes” there is mentioned, in any context:

(a) the payment of principal;

(b) the payment of interest; or

(c) any other amount payable on or with respect to any of the notes,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Definition of certain terms”) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

The provisions of the indenture relating to optional redemption for tax reasons, which are described under the caption “Description of Actavis Funding SCS debt securities—Optional redemption for changes in withholding taxes” in the accompanying prospectus, will apply to the notes.

Events of default

The provisions of the indenture relating to events of default, which are described under the caption “Description of Actavis Funding SCS debt securities—Events of default” in the accompanying prospectus, will apply to the notes.

Defeasance and satisfaction and discharge

The provisions of the indenture relating to defeasance, which are described under the caption “Description of Actavis Funding SCS debt securities—defeasance” in the accompanying prospectus, will apply to the notes.

In addition, if we effect a defeasance or a satisfaction and discharge of the floating rate notes, we will calculate the amount we must irrevocably deposit with the trustee by assuming that the interest rate applicable to such floating rate notes through the maturity date or redemption date, as applicable, is the interest rate in effect on such notes on the date that we deposit funds with the trustee.

Book-Entry; delivery and form

The provisions of the indenture relating to the form and registration of the notes, which are described under the caption “Description of Actavis Funding SCS debt securities—Form and registration of debt securities” in the accompanying prospectus, will apply to the notes.

Certain United States federal tax considerations

The following discussion is a summary of certain U.S. federal income tax consequences to a beneficial owner of purchasing, owning and disposing of notes purchased in this offering at the “issue price” and held as capital assets for U.S. federal income tax purposes. The “issue price” is the first price at which a substantial amount of the notes is sold to the public.

The summary does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This discussion is based upon the U.S. Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the U.S. Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a decision to invest in the notes, including tax considerations that arise from rules of general application to certain classes of taxpayers, such as the impact of the alternative minimum tax and unearned income Medicare contribution tax, or to beneficial owners subject to special rules, such as certain financial institutions, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the United States dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships, S corporations or other pass through entities and investors in such entities, persons liable for alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, U.S. holders that hold notes through non-United States brokers or other non-United States intermediaries and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

It is expected, and the following discussion assumes, that the notes will not be issued with original issue discount equal to or exceeding a de minimis amount for U.S. federal income tax purposes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding the notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other federal, state, local, foreign or other tax laws.

Additional payments

Under certain circumstances, we may be required to redeem the notes or offer to purchase the notes at a price in excess of their stated principal amount and accrued interest (as described, for example, under “Description of the notes—Optional redemption,” “Description of the notes—Special mandatory redemption” or “Description of the notes—Repurchase upon a change of control” or to pay additional amounts in addition to stated interest (as described, for example, under “Description of the notes—Additional amounts”). We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, a holder may be required to accrue interest income based upon a higher yield (regardless of such holder’s regular method of accounting) and any gain on the sale, exchange, redemption, retirement or other taxable disposition of the notes may be recharacterized as ordinary income rather than as capital gain. Each holder should consult its own tax advisor regarding the potential tax consequences of the notes being treated as contingent payment debt instruments. The following discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a domestic corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of its interest in the notes.

Payments of stated interest

Payments of stated interest on the notes (including any Additional Amounts and amounts withheld in respect of non-U.S. taxes) generally will be includible in gross income of a U.S. holder as ordinary income at the time such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Stated interest income on a note is generally expected to constitute foreign source income (either as “passive category income” or, in the case of certain U.S. holders, “general category income”) in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. However, as discussed below in “—Non-U.S. Holder—Potential U.S. Interest,” the IRS could argue that interest on the notes is treated as U.S. source. There are significant complex limitations on a U.S. holder’s ability to claim foreign tax credits. U.S. holders should consult their tax advisors regarding the creditability or deductibility of any withholding taxes.

Sale, exchange, retirement, redemption or other taxable disposition of notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less any amount equal to any accrued but unpaid stated interest, which will be taxable as stated interest income as discussed above to the extent not previously included in income by the U.S. holder) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will, in general, be the cost of such note to such U.S. holder.

Any gain or loss recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be U.S. source gain or loss and generally will be capital gain or loss. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. holder unless such U.S. holder is an exempt recipient, and, when required, provides evidence of such exemption.

Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Potential U.S. source interest

The Company intends to take the position that interest on the notes is foreign-source income. However, it is contemplated that a substantial portion of the net proceeds of this offering will directly or indirectly be on-lent by us to a wholly-owned U.S. subsidiary of Actavis plc and used in the United States (see “Use of proceeds.”). As a result, the IRS could argue that there is a potential tax avoidance plan and that interest on the notes paid to a non-U.S. holder is treated as U.S. source interest, which is subject to U.S. withholding tax at a rate of 30% unless the non-U.S. holder qualifies for an applicable exemption. Even if the IRS were to treat interest on the notes as U.S. source, no such withholding should apply provided that:

•	the non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of Actavis plc voting stock,

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is interest received pursuant to a loan agreement entered into in the ordinary course of its trade or business,

•	the non-U.S. holder is not a controlled foreign corporation related to Actavis plc through actual or constructive stock ownership, and

•	an IRS Form W-8BEN (or W-8BEN-E) or other proper certificate is provided to the effect that the non-U.S. holder is not a United States person.

Alternatively, if a non-U.S. holder is qualified for the benefits of an applicable U.S. income tax treaty providing for a full exemption from U.S. withholding tax on payments of interest, or if the notes are effectively connected with a trade or business maintained by a non-U.S. holder in the United States (and, if required by an applicable income tax treaty, a permanent establishment maintained by the non-U.S. holder in the United States to which such interest is attributable), interest on such notes should be exempt from U.S. withholding tax provided appropriate certification is provided.

Sale, exchange, retirement, redemption or other taxable disposition of notes

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Potential U.S. Source Interest”).

Information reporting and backup withholding

Payments of interest on the notes and gross proceeds of a disposition of the notes may be subject to backup withholding and/or information reporting, unless a non-U.S. holder certifies its non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or other applicable form and the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person. However, proceeds of a disposition of the notes paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign account tax compliance act

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the U.S. Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, debt securities (such as the notes) paid to a foreign financial institution or to a non-financial foreign entity to the extent such payments are treated as U.S. source or as foreign passthru payments, unless (1) the foreign financial institution enters into an agreement with the IRS and undertakes certain investigation, reporting and other required obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules.

The withholding provisions described above apply to payments of U.S. source interest made on or after July 1, 2014 and to foreign passthru payments and gross proceeds from a sale or other disposition of debt securities on or after January 1, 2017. If the notes are treated as generating U.S. source interest for U.S. federal tax purposes (as discussed above), the withholding provisions described above could apply to the notes. In addition, it is currently unclear if and to what extent payments on securities such as the notes will be foreign passthru payments subject to FATCA withholding. Holders of the notes should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Certain Luxembourg tax considerations

The following is a general description of certain Luxembourg tax considerations relating to the holding, disposal or redemption of the notes. It does not address the taxation matters of Actavis SCS itself or those of any holders of debt securities which are also partners in Actavis SCS. It does not purport to be a complete analysis of all tax considerations relating to the notes, whether in Luxembourg or elsewhere. Prospective purchasers of the notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes and the consequences of such actions under the tax laws of Luxembourg. This summary is based on laws, regulations, practice and decisions in effect in Luxembourg at the date of this filing, which may change in each case. Any changes could apply retroactively and could affect the continued validity of this summary. The information contained within this section is limited to taxation issues, and prospective investors should not apply any information set out below to other areas, including (but not limited to) the legality of transactions involving the notes.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only.

Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding tax

All payments of interest (including accrued but unpaid interest) or principal by Actavis SCS in the context of the holding, disposal, redemption or repurchase of the notes which are not profit sharing can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein in accordance with applicable law, subject to the exception of the application as regards Luxembourg resident individuals (in the context of their private wealth) of the Luxembourg law of December 23, 2005 as amended by the law of July 17, 2008 (the “Law”) which has introduced a 10% withholding tax on savings income.

Payments of interest or similar income on notes made or deemed to be made by a paying agent (within the meaning of the Law) established in the Grand Duchy of Luxembourg to or for the benefit of an individual Luxembourg resident for tax purposes who is the beneficial owner of such payment may be subject to a tax at a rate of 10%. Such tax will be in full discharge of income tax if the individual beneficial owner acts in the course of the management of his/her private wealth. Responsibility for the withholding and payment of the tax lies with the Luxembourg paying agent.

Pursuant to the Law, Luxembourg resident individuals can opt to self-declare and pay a 10% levy on interest payments made by paying agents located in a Member State of the European Union other than the Grand Duchy of Luxembourg, a Member State of the European Economic Area or in a State or territory which has concluded an agreement directly relating to the EU Savings Directive (Directive 2003/48/CE as amended, on taxation of savings income in the form of interest payments).

The 10% withholding tax as described above or the 10% levy are final when Luxembourg resident individuals are acting in the context of the management of their private wealth.

Responsibility for the withholding of tax in application of the Law, as amended, is assumed by the Luxembourg paying agent within the meaning of the Law, including Actavis SCS, to the extent it qualifies as such a Luxembourg paying agent.

Taxes on income and capital gains

For the purposes of this paragraph, a disposal may include a sale, an exchange, a contribution, a redemption and any other kind of transfer of the notes.

Non-resident holders of notes

A non-resident holder of notes who has or is deemed to have neither a permanent establishment, nor a permanent representative nor a fixed place of business in Luxembourg to which or whom the notes are attributable, is not liable to any Luxembourg income tax on interest received or accrued on the notes, or on capital gains realized on the disposal of the notes.

A non-resident holder of notes who has or is deemed to have a permanent establishment, a permanent representative or a fixed place of business in Luxembourg to which or whom the notes are attributable, must include any interest accrued or received, as well as any gain realized on the disposal of the notes, in its taxable income for Luxembourg tax assessment purposes.

Resident holders of the notes

Resident individual holders of the notes

An individual holder of the notes acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax in respect of interest received, redemption premiums or issue discounts under the notes except if (i) withholding tax has been levied on such payments in accordance with the Law, or (ii) the individual holder of the notes has opted for the application of a 10% tax in full discharge of income tax in accordance with the Law.

Under Luxembourg domestic tax law, gains realized upon the disposal of the notes by an individual holder of the notes, who is a resident of Luxembourg for tax purposes and who acts in the course of the management of his/her private wealth, on the disposal of the notes are not subject to Luxembourg income tax, provided the disposal takes place more than six months after the acquisition of the notes.

An individual holder of the notes, who acts in the course of the management of his/her private wealth and who is a resident of Luxembourg for tax purposes, has further to include the portion of the gains realized on the notes corresponding to accrued but unpaid income in respect of the notes in his/her taxable income, insofar as the accrued but unpaid interest is indicated separately in the agreement.

Gains realized upon a disposal of the notes by an individual holder of the notes acting in the course of the management of a professional or business undertaking and who is resident of Luxembourg for tax purposes are subject to Luxembourg income taxes. Taxable gains are determined as being the difference between the disposal price (including accrued but unpaid interest) and the lower of the cost or book value of the notes disposed of.

Resident corporate holders of notes

Luxembourg resident corporate holders of notes must include any interest received or accrued, as well as any gain realized on the disposal of the notes, in their taxable income for Luxembourg income tax assessment purposes. Taxable gains are determined as being the difference between the disposal price (including accrued but unpaid interest) and the lower of the cost or book value of the notes disposed of.

Residents benefiting from a special tax regime

Luxembourg resident corporate holders of notes benefiting from a special tax regime, such as (i) undertakings for collective investment governed by the amended law of 17 December 2010, (ii) specialized investment funds governed by the amended law of 13 February 2007 on specialized investment funds or (iii) family wealth management companies governed by the amended law of 11 May 2007, are exempt from income tax in Luxembourg. Interest, paid or accrued on the notes, as well as gains realized thereon, are thus not subject to Luxembourg income taxes in their hands.

Net wealth tax

Luxembourg net wealth tax will not be levied on a corporate holder of notes unless:

(i) such holder is, or is deemed to be, resident in Luxembourg for the purpose of the relevant provisions and is not a holder of notes governed by (a) the amended law of 17 December 2010 on undertakings for collective investment, or (b) the amended law of 13 February 2007 on specialized investment funds in, or (c) the law of 22 March 2004 on securitization, or (d) the law of 15 June 2004 on the investment company in risk capital, or (e) the law of 11 May 2007 on family estate management companies or (f) the law of 13 July 2005 on Luxembourg pension structures; or

(ii) such notes are attributable to an enterprise or part thereof which is carried on through a permanent establishment, a permanent representative or a fixed base of business in Luxembourg. As regards individuals, the Law has abrogated the net wealth tax as from the year 2006.

Inheritance and gift tax

Where the notes are transferred for no consideration:

(i) No Luxembourg inheritance tax is levied on the transfer of the notes upon death of a holder of notes in cases where the deceased holder was not a resident of Luxembourg for inheritance tax purposes;

(ii) Luxembourg gift tax will be levied in the event that the gift is made pursuant to a notarial deed signed before a Luxembourg notary or is registered in Luxembourg.

Other taxes and duties

It is not compulsory that the notes be filed, recorded or enrolled with any court or other authority in Luxembourg or that registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty (other than court fees and contributions for the registration with the Chamber of Commerce) be paid in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of Luxembourg) of the notes in accordance therewith. However in the case of proceedings in a Luxembourg court (including but not limited to a Luxembourg insolvency proceeding), registration of the notes may be ordered by the court, in which case the notes will be respectively subject to a fixed duty of EUR 12 or an ad valorem duty. Registration would in principle further be ordered, and the same registration duties could be due, when the notes are produced, either directly or by way of reference, before an official authority (“autorite constituee”) in Luxembourg. A registration duty may also apply upon voluntary registration of the notes in Luxembourg (although there is no obligation to do so).

Value added tax (VAT)

No Luxembourg value added tax is levied with respect to (i) any payment made in consideration of the issuance of the notes, (ii) any payment of interest on the notes, (iii) any repayment of principal or upon redemption of the notes, and (iv) any transfer of the notes.

Residence

A holder of notes will not become resident, or deemed to be resident, in Luxembourg by reason only of the holding of such notes or the execution, performance, delivery and/or enforcement of that or any other notes.

Foreign account tax compliance act (FATCA)

On 28 March 2014, the governments of the United States of America and the Grand Duchy of Luxembourg signed an inter-governmental agreement (the “IGA”) with respect to the United States information reporting provisions commonly known as FATCA. The IGA is subject to ratification by Luxembourg’s parliament and the Luxembourg tax authorities have so far not issued any guidance on the practical application of the IGA. On January 6, 2015, the Luxembourg tax authorities issued a draft circular dealing with the Luxembourg legal obligations under FATCA. The legislative proposal to implement the IGA into Luxembourg law (“Luxembourg IGA Legislation”) is not public at the time of publication of this prospectus. Under this scenario, it is not possible for Actavis SCS to make a final assessment of the requirements that FATCA provisions will place upon it. To date, it is unknown when the Luxembourg IGA Legislation will become public.

In order to avoid a US withholding tax of 30% on certain payments (including payments of gross proceeds) made with respect to certain actual and deemed investments by specified US persons (within the meaning of the IGA) who hold US reportable accounts (within the meaning of the IGA), the Actavis SCS will be required to comply with Luxembourg’s implementation of the IGA under FATCA and, as such, will be required to (i) obtain information identifying certain direct and indirect US account holders (including equity-holders and debt-holders in the Investment Vehicle) and (ii) to report this information to the Luxembourg tax authorities. Actavis SCS must identify such US reportable accounts who are investors. A non-US investor in Actavis SCS will generally be required to provide to the company information required by the IGA in order to identify all specified US persons exercising ultimate effective control, directly or indirectly, of such investor.

The information will onward be reported by the Luxembourg direct tax authorities to the US Internal Revenue Service under the general information exchange provisions of the US-Luxembourg income tax treaty.

Pursuant to the memorandum of understanding dated 28 March 2014 relating to the IGA, the US Department of Treasury intends to treat each foreign financial institution resident in Luxembourg as complying with the IGA requirements during the period which Luxembourg pursues the necessary internal procedures for the entry into force of the IGA. As a result, Actavis SCS will be not subject to the US withholding tax of 30%. Under article 10 of the IGA and the memorandum of understanding, Luxembourg shall ratify and implement the IGA into Luxembourg law until 30 September 2015 unless extended to 30 September 2016.

Actavis SCS intends to comply with the provisions of the Luxembourg IGA and thus reserves the rights to disclose the relevant information relating to specified US persons to any authority to be deemed compliant with FATCA and will thus not be subject to the US withholding tax of 30% with respect to its interests of any such payments attributable to actual and deemed U.S. investments of the company. Actavis SCS will continually assess the extent of the requirements that FATCA and notably the Luxembourg IGA places upon it. However, no assurance can be given that Actavis SCS will be able to satisfy these obligations.

A non-US investor who fails to provide such information to Actavis SCS may be subject to the US withholding tax of 30% with respect to its share of any such payments attributable to actual and deemed US investments of the company. The General Partner may take any action in relation to an investor’s investment to ensure that such withholding tax is economically borne by the relevant investor whose failure to provide the necessary information gave rise to the withholding tax.

The Investor should consult its own tax advisors regarding the possible implications of these rules on their investments in Actavis SCS.

Underwriting

We are offering the notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the aggregate principal amount of notes listed next to its name in the following table:

Underwriter	2016 floating rate notes	2017 notes	2018 notes	2018 floating rate notes	2020 notes	2020 floating rate notes	2022 notes	2025 notes	2035 notes	2045 notes

J.P. Morgan Securities LLC	$126,950,000	$253,900,000	$761,700,000	$126,950,000	$888,650,000	$126,950,000	$761,700,000	$1,015,600,000	$634,750,000	$634,750,000
Mizuho Securities USA Inc.	86,300,000	172,600,000	517,800,000	86,300,000	604,100,000	86,300,000	517,800,000	690,400,000	431,500,000	431,500,000
Wells Fargo Securities, LLC	50,750,000	101,500,000	304,500,000	50,750,000	355,250,000	50,750,000	304,500,000	406,000,000	253,750,000	253,750,000
Barclays Capital Inc.	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
BNP Paribas Securities Corp.	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
HSBC Securities (USA) Inc.	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
Mitsubishi UFJ Securities (USA), Inc.	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
RBS Securities Inc.	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
SMBC Nikko Securities America, Inc.	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
TD Securities (USA) LLC	25,125,000	50,250,000	150,750,000	25,125,000	175,875,000	25,125,000	150,750,000	201,000,000	125,625,000	125,625,000
ANZ Securities, Inc.	8,975,000	17,950,000	53,850,000	8,975,000	62,825,000	8,975,000	53,850,000	71,800,000	44,875,000	44,875,000
Citigroup Global Markets Inc.	7,925,000	15,850,000	47,550,000	7,925,000	55,475,000	7,925,000	47,550,000	63,400,000	39,625,000	39,625,000
DNB Markets, Inc.	7,925,000	15,850,000	47,550,000	7,925,000	55,475,000	7,925,000	47,550,000	63,400,000	39,625,000	39,625,000
Lloyds Securities Inc.	7,925,000	15,850,000	47,550,000	7,925,000	55,475,000	7,925,000	47,550,000	63,400,000	39,625,000	39,625,000
Scotia Capital (USA) Inc.	7,925,000	15,850,000	47,550,000	7,925,000	55,475,000	7,925,000	47,550,000	63,400,000	39,625,000	39,625,000
Morgan Stanley & Co. LLC	3,975,000	7,950,000	23,850,000	3,975,000	27,825,000	3,975,000	23,850,000	31,800,000	19,875,000	19,875,000
BBVA Securities Inc.	2,975,000	5,950,000	17,850,000	2,975,000	20,825,000	2,975,000	17,850,000	23,800,000	14,875,000	14,875,000
Credit Agricole Securities (USA) Inc.	2,975,000	5,950,000	17,850,000	2,975,000	20,825,000	2,975,000	17,850,000	23,800,000	14,875,000	14,875,000
Fifth Third Securities, Inc.	2,975,000	5,950,000	17,850,000	2,975,000	20,825,000	2,975,000	17,850,000	23,800,000	14,875,000	14,875,000
PNC Capital Markets LLC	2,975,000	5,950,000	17,850,000	2,975,000	20,825,000	2,975,000	17,850,000	23,800,000	14,875,000	14,875,000
Santander Investment Securities Inc.	2,975,000	5,950,000	17,850,000	2,975,000	20,825,000	2,975,000	17,850,000	23,800,000	14,875,000	14,875,000
Academy Securities, Inc.	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
Blaylock Beal Van, LLC	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
Drexel Hamilton, LLC	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
Lebenthal & Co., LLC	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
Mischler Financial Group, Inc.	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
Samuel A. Ramirez & Company, Inc.	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
Siebert Brandford Shank & Co., L.L.C.	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000
The Williams Capital Group, L.P.	75,000	150,000	450,000	75,000	525,000	75,000	450,000	600,000	375,000	375,000

Total	$500,000,000	$1,000,000,000	$3,000,000,000	$500,000,000	$3,500,000,000	$500,000,000	$3,000,000,000	$4,000,000,000	$2,500,000,000	$2,500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they initially propose to offer the notes to the public for cash at the public offering price set forth on the cover page of this prospectus supplement, and may offer the notes to certain dealers at the public offering price less a concession not in excess of 0.175% of the principal amount of the 2016 floating rate notes, 0.300% of the principal amount of the 2018 floating rate notes, 0.350% of the principal amount of the 2020 floating rate notes, 0.200% of the principal amount of the 2017 notes, 0.300% of the principal amount of the 2018 notes, 0.350% of the principal amount of the 2020 notes, 0.375% of the principal amount of the 2022 notes, 0.400% of the principal amount of the 2025 notes, 0.500% of the principal amount of the 2035 notes, and 0.500% of the principal amount of the 2045 notes. In addition, any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.025% of the principal amount of the 2016 floating rate notes, 0.200% of the principal amount of the 2018 floating rate notes, 0.225% of the principal amount of the 2020 floating rate notes, 0.025% of the principal amount of the 2017 notes, 0.200% of the principal amount of the 2018 notes, 0.225% of the principal amount of the 2020 notes, 0.250% of the principal amount of the 2022 notes, 0.250% of the principal amount of the 2025 notes, 0.250% of the principal amount of the 2035 notes and 0.250% of the principal amount of the 2045 notes, on sales to certain other dealers. After the initial public offering of the notes, the public offering price and other selling terms may be changed by the underwriters. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us	2016 floating rate notes	2017 notes	2018 notes	2018 floating rate notes	2020 notes	2020 floating rate notes	2022 notes	2025 notes	2035 notes	2045 notes
Per note	0.300%	0.350%	0.450%	0.450%	0.600%	0.600%	0.625%	0.650%	0.875%	0.875%
Total	$1,500,000	$3,500,000	$13,500,000	$2,250,000	$21,000,000	$3,000,000	$18,750,000	$26,000,000	$21,875,000	$21,875,000

We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $10 million.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

Each series of notes is a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but they are not obligated to do so and may discontinue any market-making activities at any time without notice in their sole discretion. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, which creates syndicate short positions. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters are not required to engage in any of these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Other relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other financial and non-financial services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters for this offering also acted as underwriters for the Ordinary Shares Offering and the Mandatory Convertible Preferred Shares Offering. Also, certain of the underwriters and/or their affiliates are lenders and/or agents under certain of our debt facilities, including the Term Facilities and the Cash Bridge Facility that Actavis plc may draw upon in connection with the Acquisition. In addition, certain of the underwriters and/or their affiliates have agreed to provide Actavis plc with the Bridge Facility that Actavis plc may draw upon in the event that this offering or certain of the other Debt Financing is not consummated. Affiliates of Wells Fargo Securities, LLC are currently lenders to both Actavis plc and Allergan under existing credit facilities, and J.P. Morgan Securities LLC is providing financial advisory services to Actavis plc in connection with the Acquisition for which they are receiving customary fees and expenses.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Notice to prospective investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for purposes of the Prospectus Directive as implemented in Member States of the European Economic Area. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Luxembourg

This document has not been approved by and will not be submitted for approval to the Commission de Surveillance du Secteur Financier (the “CSSF”) for purposes of public offering or sale in Luxembourg. Accordingly, no offer or sale to the public of the securities in Luxembourg are made in this document, directly or indirectly, and neither this document, nor any other circular, prospectus, form of application, advertisement or other material related to the securities may be distributed, or otherwise be made available in or from, or published in, Luxembourg except if a prospectus has been duly approved by the CSSF in accordance with the Law of July 10, 2005 on prospectuses for securities as amended from time to time (the “Prospectus Law”) or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

Legal matters

The validity of the notes will be passed upon for us by Loyens & Loeff Luxembourg S.à.r.l., our Luxembourg counsel, and certain other legal matters will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters, including the validity of the notes, will be passed upon for the underwriters by Elvinger, Hoss & Prussen, the underwriters’ Luxembourg counsel, and certain other legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Prospectus

Actavis plc

Ordinary shares

Serial preferred shares

Depositary shares

Ordinary share warrants

Ordinary share purchase contracts

Ordinary share purchase units

Actavis Funding SCS

Debt securities

Fully and unconditionally guaranteed by Warner Chilcott Limited, Actavis Capital S.à r.l. and Actavis, Inc.

The following are types of securities that may be offered and sold from time to time by Actavis plc (“Actavis”) under this prospectus:

• ordinaryshares, $0.0001 par value per share (“ordinary shares”);	• warrantsto purchase ordinary shares;

• serialpreferred shares, $0.0001 par value per share (“serial preferred shares”);	• purchasecontracts for ordinary shares; and

• depositaryshares representing a fractional interest in a series of serial preferred shares;	• purchaseunits comprised of ordinary shares and another security.

The following securities may be offered and sold from time to time by Actavis Funding SCS (“Actavis SCS”) under this prospectus:

•

senior debt securities, fully and unconditionally guaranteed by Warner Chilcott Limited (“Warner Chilcott”), Actavis Capital S.à r.l. (“Actavis Capital”) and Actavis, Inc. on an unsecured and unsubordinated basis.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in a related prospectus supplement.

Actavis and/or Actavis SCS may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” on page 48. When Actavis and/or Actavis SCS offers any securities, you will be provided with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. The prospectus supplement for each offering of securities will also describe in detail the plan of distribution for that offering. You should carefully read this prospectus and the prospectus supplement or free writing prospectus relating to the specific issue of securities, together with the documents incorporated by reference into this prospectus and the related prospectus supplement, before you invest in any of these securities.

Actavis ordinary shares are listed on the New York Stock Exchange under the symbol “ACT.” Each prospectus supplement will indicate if the securities offered thereby will be listed.

Investing in our securities involves risks. See “Risk factors” on page 8 of this prospectus. You should carefully consider the risks and uncertainties described under “Risk Factors” in any related prospectus supplement and any related free writing prospectus, and in the documents we incorporate, or are deemed incorporated, by reference in this prospectus and the related prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 19, 2015.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date of the document containing the information.

This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you should immediately consult your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) of Ireland (as amended) (the “MiFID Regulations”), or the Investments Intermediaries Act 1995 of Ireland (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland (as amended) (“Part 5”) or an offer to sell or an invitation to purchase or the solicitation of an offer to purchase securities. No offer of any securities of Actavis to the public is being made that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5) in general or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended). This document has not been approved or reviewed by or registered with the Central Bank of Ireland.

This document does not constitute investment advice or the provision of investment services within the meaning of the MiFID Regulations or otherwise. Actavis is not an authorized investment firm within the meaning of the MiFID Regulations, and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies of Bermuda nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

Notice to prospective investors in Luxembourg

This document has not been approved by and will not be submitted for approval to the Commission de Surveillance du Secteur Financier (the “CSSF”) for purposes of public offering or sale in Luxembourg. Accordingly, no offer or sale to the public of the securities in Luxembourg are made in this document, directly or indirectly, and neither this document, nor any other circular, prospectus, form of application, advertisement or other material related to the securities may be distributed, or otherwise be made available in or from, or published in, Luxembourg, except if a prospectus has been duly approved by the CSSF in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended from time to time (the “Prospectus Law”), or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

About this prospectus

This prospectus describes some of the general terms that may apply to the securities Actavis and Actavis SCS may offer from time to time. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in a prospectus supplement modifies or supersedes any inconsistent statement made by us in this prospectus.

You should read both this prospectus and any related prospectus supplement and free writing prospectus and the documents incorporated by reference in this prospectus and any related prospectus supplement in their entirety and the additional information described under the headings “Where you can find more information” and “Incorporation of certain documents by reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “we,” “us” or “our” refer collectively to Actavis plc and its subsidiaries, including Actavis SCS, while references in this prospectus to “Actavis” or the “Company” refer to Actavis plc only and not any of its subsidiaries. Unless we have indicated otherwise, all references to “dollars” or “$” refer to U.S. dollars.

Where you can find more information

Each of Actavis and Warner Chilcott is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Actavis SCS, Actavis Capital and Actavis, Inc. are indirect wholly-owned subsidiaries of Actavis and Warner Chilcott and are exempt from SEC information reporting requirements. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. You can obtain any documents that Actavis and Warner Chilcott file electronically with the SEC at the SEC’s website, http://www.sec.gov , or on our website, http://www.actavis.com.

This prospectus is part of a registration statement on Form S-3 that was filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of Actavis or Warner Chilcott, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference into the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, as listed above.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any related prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus.

We incorporate by reference the documents filed with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus (only to the extent “filed” and not “furnished”):

Actavis (File No. 000-55075):

•	the Annual Report of Actavis on Form 10-K for the year ended December 31, 2014, as filed on February 18, 2015 (the “Actavis 2014 Form 10-K”);

•

the Definitive Proxy Statement of Actavis on Schedule 14A, as filed on March 28, 2014, as amended on April 11, 2014 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the Actavis 2014 Form 10-K);

•

the Current Reports of Actavis on Form 8-K, as filed on January 29, 2015, February 10, 2015 (related to Items 1.01, 9.01 and 5.02) and February 19, 2015 (including the Annual Report of Allergan, Inc. on Form 10-K for the year ended December 31, 2014 incorporated by reference to Exhibit 99.2 thereto), including documents incorporated by reference therein;

•

the unaudited quarterly condensed consolidated financial statements of Forest Laboratories, Inc. as contained in Exhibit 99.2 to the Curent Report of Actavis on Form 8-K as filed on September 30, 2014 for the three months ended June 30, 2014;

•

the unaudited quarterly condensed consolidated financial statements of Warner Chilcott Public Limited Company for the three months and nine months ended September 30, 2013 contained in Exhibit 99.1 to the Current Report of Actavis on Form 8-K as filed on March 25, 2014;

•

the combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and the combined condensed interim financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of June 30, 2012 and for the six month interim period ended June 30, 2012 contained in Exhibit 99.1 to the Current Report of Watson Pharmaceuticals, Inc. on Form 8-K as filed on September 27, 2012; and

•	the section entitled “Description of Actavis Ordinary Shares” from Actavis’ Form S-4/A Registration Statement, as filed on January 26, 2015.

Warner Chilcott Limited (File No. 000-1620602):

•	the Annual Report of Warner Chilcott Limited on Form 10-K for the year ended December 31, 2014, as filed on February 18, 2015 (the “Warner Chilcott 2014 Form 10-K”); and

•	the Current Reports of Warner Chilcott Limited on Form 8-K, as filed on February 10, 2015 and February 19, 2015.

Forest Laboratories, Inc. (File No. 001-05438):

•	the Annual Report of Forest on Form 10-K for the year ended March 31, 2014, as filed on May 30, 2014.

Warner Chilcott Public Limited Company (File No. 000-53772):

•	the Consolidated Financial Statements contained in the Annual Report of Warner Chilcott Public Limited Company on Form 10-K for the year ended December 31, 2012, as filed on February 22, 2013.

You can obtain a copy of these filings at no cost on our website, http://www.actavis.com under the “Investors” link, then under the heading “Financial Information” and then under the subheading “SEC Filings,” or by writing, calling or emailing us at the following address, phone number and email address:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attn: Investor Relations

(862) 261-7000

investor.relations@actavis.com

The information contained on or that can be accessed through our website is not incorporated in, and is not part of, this prospectus or the registration statement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

Company overview

Actavis (formerly known as Actavis Limited) was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered as a public limited company effective September 18, 2013. Actavis is a global specialty pharmaceutical company engaged in the development, manufacturing, marketing, and distribution of generic, branded generic, brand name (“brand”, “branded” or “specialty brand”), biosimilar and over-the-counter pharmaceutical products. Actavis also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business. Actavis has operations in more than 60 countries throughout North America and the rest of the world, including Europe, MEAAP (Middle East, Africa, Australia, and Asia Pacific) and Latin America.

Our principal executive offices (and registered office for the purposes of Irish law) are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. Our administrative headquarters are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, and our telephone number is (862) 261-7000. Our website is located at http://www.actavis.com. Information on our website does not constitute a part of this prospectus.

Warner Chilcott, a wholly-owned indirect subsidiary of Actavis, is a Bermuda exempted company. Warner Chilcott’s registered office is located at Cannon’s Court 22, Victoria Street, Hamilton, HM 12, Bermuda, and Warner Chilcott’s telephone number is (441) 295-2244.

Actavis SCS, a wholly-owned indirect subsidiary of Warner Chilcott, is a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000.

Actavis Capital is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B178.410, having a share capital of $367,384.

Actavis, Inc. is a Nevada corporation, having its principal executive offices at 400 Interpace Parkway, Parsippany, NJ 07054. Actavis, Inc.’s telephone number is (862) 261-7000.

Risk factors

Investing in our securities involves risk. Before making an investment decision, you should carefully consider all of the risk factors and other information included in any related prospectus supplement or free writing prospectus, in the documents incorporated or deemed incorporated by reference in this prospectus and the related prospectus supplement or free writing prospectus and the matters addressed under the captions “Risk factors” and “Cautionary note regarding forward-looking statements,” for a discussion of certain factors that you should consider before investing in our securities.

Cautionary note regarding forward-looking statements

Any statements contained in this prospectus, any related prospectus supplement and the information incorporated by reference herein and therein that refer to our estimated or anticipated future results or other non-historical facts are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that reflect our current perspective of existing trends and information as of the date of the relevant document. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “future,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” “targets,” or other similar words, phrases or expressions. It is important to note that our goals and expectations are not predictions of actual performance. Actual results may differ materially from our current expectations depending upon a number of factors affecting our business. These factors include, among others:

•	our ability to successfully develop and commercialize new products;

•	our ability to conform to regulatory standards and receive requisite regulatory approvals;

•	availability of raw materials and other key ingredients;

•	uncertainty and costs of legal actions and government investigations;

•	the inherent uncertainty associated with financial projections;

•	fluctuations in our operating results and financial condition, particularly given our manufacturing and sales of branded and generic products;

•

risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations;

•	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

•	our compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security and others;

•	risks of the generic industry generally;

•	generic product competition with our branded products;

•	uncertainty associated with the development of commercially successful branded pharmaceutical products;

•	uncertainty associated with development and approval of commercially successful biosimilar products;

•	costs and efforts to defend or enforce technology rights, patents or other intellectual property;

•	expiration of our patents on our branded products and the potential for increased competition from generic manufacturers;

•	risks associated with owning the branded and generic version of a product;

•	competition between branded and generic products;

•	the ability of branded product manufacturers to limit the production, marketing and use of generic products;

•	our ability to obtain and afford third-party licenses and proprietary technology we need;

•	our potential infringement of others’ proprietary rights;

•	our dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products of raw materials that we need;

•	our competition with certain of our significant customers;

•	the impact of our returns, allowance and chargeback policies on our future revenue;

•	successful compliance with governmental regulations applicable to Actavis plc’s and our respective third party providers’ facilities, products and/or businesses;

•	the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any;

•	our vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance;

•	our ability to retain qualified employees and key personnel;

•	the effect of intangible assets and resulting impairment testing and impairment charges on our financial condition;

•	our ability to obtain additional debt or raise additional equity on terms that are favorable to us;

•	difficulties or delays in manufacturing;

•	our ability to manage environmental liabilities;

•	global economic conditions;

•	our ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States;

•	our ability to continue to maintain global operations;

•

risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which we are subject, including the risk that the Internal Revenue Service disagrees that we are a foreign corporation for U.S. federal tax purposes;

•	risks of fluctuations in foreign currency exchange rates;

•	risks associated with cyber-security and vulnerability of our information and employee, customer and business information that we store digitally;

•	our ability to maintain internal control over financial reporting;

•	changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products;

•	the highly competitive nature of the pharmaceutical industry;

•	our ability to successfully navigate consolidation of our distribution network and concentration of our customer base;

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	developments regarding products once they have reached the market; and

•

other risks and uncertainties including those discussed in “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk factors” beginning on page 8 of this prospectus and in any related prospectus supplement accompanying prospectus, in “Cautionary note regarding forward-looking statements” and in our periodic reports referred to in “Where you can find more information” above, including the risk factors summarized in Actavis plc’s, Warner Chilcott Limited’s and Allergan’s respective Annual Reports on Form 10-K for the year ended December 31, 2014. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends

The following table shows Actavis’ ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated (dollars in millions):

	Year ended December 31,
	2014	2013	2012	2011	2010

Fixed Charges(1):
Interest expensed and capitalized (includes amortization of deferred financing costs)	411.8	239.8	111.6	69.0	68.7
Interest portion of rent expense(2)	21.9	16.0	10.6	7.2	5.0

Total fixed charges	433.7	255.8	122.2	76.2	73.7

Earnings:
Pretax income (loss) from continuing operations less equity income(3)	(1,712.1)	(638.4)	245.1	456.0	250.6
Fixed charges	433.7	255.8	122.2	76.2	73.7
Total earnings available for fixed charges	(1,278.4)	(382.6)	367.3	532.2	324.3
Ratio of earnings to fixed charges	—	—	3.0	7.0	4.4

Deficiency of earnings to fixed charges(4)	(2.9)	(1.5)	—	—	—

Ratio of earnings to combined fixed charges and preferred share dividends(5):	—	—	3.0	7.0	4.4

(1)	Actavis’ fixed charges do not include any dividend requirements with respect to preferred shares because Actavis did not make any preferred share dividend payments during the periods indicated and has not made any dividend payments since its initial public offering in February 1993.

(2)	Rents included in the computation consist of one-third of rental expense, which Actavis believes to be a conservative estimate of an interest factor in its leases, which are not material.

(3)	Actavis’ ratio of earnings to fixed charges and preferred share dividends differs from Warner Chilcott’s ratio of earnings to fixed charges and preferred share dividends in that pretax income for Warner Chilcott was $70 million for the year ended December 31, 2014 and $25 million for the year ended December 31, 2013; and, as a result Warner Chilcot had a deficiency of earnings to fixed charges of (2.8) for the year ended December 31, 2014 and (1.4) for the year ended December 31, 2013.

(4)	The ratio coverage in 2014 and 2013 for each of Actavis and Warner Chilcott was less than 1:1. Actavis would have needed to generate additional earnings of $1,712.1 and $638.4, respectively, to achieve a coverage ratio of 1:1. Warner Chilcott would have needed to generate additional earnings of $1,642.1 and $613.4, respectively, to achieve a coverage ratio of 1:1.

(5)	Actavis did not make any preferred share dividend payments during the periods indicated and has not made any dividend payments since its initial public offering in February 1993; therefore, the ratio of earnings to combined fixed charges and preferred share dividends is the same as the ratio of earnings to fixed charges. See Actavis’ reports on file with the SEC pursuant to the Exchange Act under “Where You Can Find More Information” for more information.

Use of proceeds

Except as may otherwise be described in a related prospectus supplement, the net proceeds from the sales of securities included in this prospectus will be used for general corporate purposes, which may include acquisitions or the repayment of debt. Any other specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement with respect thereto.

Description of Actavis Funding SCS debt securities

This section describes the general terms that will apply to any debt securities that Actavis SCS may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement that will be filed with the SEC may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

For purposes of this description, references to (i) “Actavis” are to Actavis plc and not to any of its current or future subsidiaries, (ii) the “Company,” “we,” “us,” “our” and “Actavis SCS” are to Actavis Funding SCS, a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, (iii) “Warner Chilcott” are to Warner Chilcott Limited, a Bermuda exempted company, and not to any of its current or future subsidiaries, (iv) “Actavis Capital” are to Actavis Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and not to any of its current or future subsidiaries and (v) “Actavis, Inc.” are to Actavis, Inc., a Nevada corporation, and an indirect subsidiary of Actavis Capital, and not to any of its current or future subsidiaries.

As used in this section, “debt securities” means the debentures, notes, bonds and other evidence of indebtedness offered pursuant to this prospectus and a related prospectus supplement and authenticated by the trustee and delivered under the indenture described below.

Actavis SCS may issue debt securities under an indenture to be entered into with Wells Fargo Bank, National Association, as trustee (the “trustee”), and Warner Chilcott, Actavis Capital and Actavis, Inc. as guarantors (as amended, supplemented or otherwise modified from time to time, the “indenture”). If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

General

The aggregate principal amount of debt securities that we may offer under the indenture is unlimited. We may issue registered debt securities from time to time and in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be established in or pursuant to a resolution, or actions taken pursuant to a resolution, certified by our general partner to have been duly adopted by the board of managers of our general partner, or in a supplement to the indenture relating to that series.

The supplemental indenture relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of such series;

•	any limit upon the aggregate principal amount of such series;

•	the date or dates on which each of the principal of and premium, if any, on the debt securities of such series is payable and the method of determination thereof;

•

the rate or rates at which the debt securities of such series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any, for interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest, if any, on debt securities of such series shall be payable;

•	the place or places where the debt securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, debt securities of such series may be redeemed, in whole or in part, at our option (if we are to have that option) or otherwise with respect to the applicable series;

•

our option or obligation, if any, to redeem or repurchase debt securities of such series in whole or in part, whether pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which debt securities of such series shall be redeemed or repurchased, in whole or in part, pursuant to such option or obligation;

•

if the debt securities of such series are to be issued in denominations of other than $1,000 and any integral multiple in excess thereof, the denominations in which debt securities of such series are issuable;

•

if the debt securities of such series are to be issued in other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of the principal of and premium, if any, and interest, if any, on the debt securities of such series shall or may be payable, or in which the debt securities of such series shall be denominated, and the particular provisions applicable thereto;

•

if payments of the principal of and premium, if any, and interest, if any, on the debt securities of such series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such debt securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities of such series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the debt securities of such series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•

if other than the aggregate principal amount thereof, the portion of the principal amount of debt securities of such series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to debt securities of such series;

•

whether the debt securities of such series will be subject to legal defeasance or covenant defeasance as provided in the indenture and any other terms upon which the debt securities of such series will be defeasible;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the debt securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global debt securities, (ii) the form of any legend that shall be borne by such global debt securities, (iii) whether beneficial owners of interests in any debt securities of the series in global form may exchange such interests for certificated debt securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur;

•

if the debt securities of such series may or must be converted into any of our other securities or exchanged for any other securities of us or another enterprise, the terms and conditions upon which such debt securities may be so exchanged or converted; and

•

any other terms of such series, including any terms that may be required by or advisable under the laws or regulations of the United States or advisable (as we may determine) in connection with the marketing of the debt securities of such series.

We are not obligated to issue all debt securities of one series at the same time. Unless otherwise provided in the related supplemental indenture with respect to a series of debt securities, we may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Ranking

Unless otherwise specified, the debt securities are:

•	general unsecured senior obligations of ours;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our future subsidiaries that do not guarantee the debt securities;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of ours;

•	senior in right of payment to all existing and future subordinated indebtedness of ours; and

•	unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. on an unsubordinated unsecured basis.

Guarantees

The debt securities issued under the indenture will be fully and unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. The term “Guarantor” refers to Warner Chilcott, Actavis Capital and Actavis, Inc., each as a guarantor of the debt securities, and the term “Guarantee” refers to each such person’s guarantee of the debt securities.

Each Guarantee of the debt securities will be:

•	a general unsecured senior obligation of the Guarantor;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of that Guarantor that do not guarantee the debt securities;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated indebtedness of that Guarantor.

Claims of creditors of the subsidiaries of Warner Chilcott that do not guarantee the debt securities, including trade creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the creditors of the Guarantors, including holders of the debt securities. For more information, see “Risk factors” in the related prospectus supplement.

The Guarantees will terminate and the Guarantors will be deemed released from all of their obligations under the indenture upon covenant defeasance as provided under “—Defeasance—Covenant defeasance” below or satisfaction and discharge of the indenture as provided under “—Defeasance—Satisfaction and discharge” below. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument, which may be entered into without the consent of any holders of debt securities.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Interest

Unless otherwise specified in the related supplemental indenture with respect to a series of debt securities, if any payment date with respect to the debt securities falls on a day that is not a business day, we may make the payment on the next business day with the same force and effect as if it had been made on the original payment date, and no interest will accrue on the payment after the original payment date.

Redemption and repurchase

The related supplemental indenture with respect to a series of debt securities will indicate whether we have the option or obligation to redeem or repurchase any debt securities of such series in whole or in part prior to their maturity date. If we have the option or obligation to redeem or repurchase any series of the debt securities prior to maturity, the related supplemental indenture with respect thereto will indicate the redemption price, the method for redemption and the period or periods within which we may redeem or repurchase such debt securities.

See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the debt securities in the event of certain tax developments.

Additional amounts

All payments required to be made by us under or with respect to the debt securities or by any Guarantor under or with respect to a Guarantee (each of us or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the debt securities or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a)	any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any debt security, the receipt of any payments in respect of such debt security or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b)	any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(c)	any taxes which are payable other than by withholding or deduction from payments made under or with respect to the debt securities or any Guarantee;

(d)	any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any debt security or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e)	any taxes withheld, deducted or imposed on a payment required to be made pursuant to the European Council Directive 2003/48/ EC on taxation of savings income in the form of interest payments or any other directive implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of November 26 and 27, 2000 on the taxation of savings income in the form of interest payments which was adopted by the ECOFIN Council on 3 June 2003, or pursuant to any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement entered into by a new European Union Member State with (i) any other state or (ii) any relevant dependent or associated territory of any European Union Member State providing for measures equivalent to or the same as those provided for by such Directive;

(f)	any taxes imposed or withheld on or with respect to a debt security presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union;

(g)	any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the debt security for payment (where presentation is required) within 30 days after the date on which such payment or such debt security became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the debt security been presented on any day during the 30-day period);

(h)	any taxes imposed on or with respect to any payment made under or with respect to such debt security or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such debt security;

(i)	any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the debt securities (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(j)	any taxes imposed by the United States or any political subdivision thereof; or

(k)	any taxes imposed or levied by reason of any combination of clauses (a) through (j) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the debt securities, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the debt securities of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the debt securities, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of Actavis Funding SCS debt securities” there is mentioned, in any context:

(a)	the payment of principal;

(b)	the payment of interest; or

(c)	any other amount payable on or with respect to any of the debt securities,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Certain covenants—Definition of certain terms” below) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

We are entitled to redeem any series of debt securities, at our option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of debt securities, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by us or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(a)	a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(b)	any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the date of the indenture or the relevant supplemental indenture relating to the original issuance of the affected series of debt securities and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction). The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under “—Certain covenants—Merger, amalgamation, consolidation or sale of assets” is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, we will deliver to the trustee an officer’s certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. We will also deliver to the trustee an opinion of counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the holders.

Repurchase upon a change of control

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of debt securities, unless we have redeemed the relevant series of debt securities in full, we will make an offer to each holder (the “Change of Control Offer”) of such debt securities to repurchase any and all (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s debt securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the debt securities to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the relevant debt securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase their debt securities on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the debt securities and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the debt securities as a result of a Change of Control Triggering Event. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control (as defined below), conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the debt securities, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the debt securities by virtue of such conflicts.

On the Change of Control Payment Date, with respect to any series of debt securities, we will be required, to the extent lawful, to:

•	accept for payment all debt securities or portions of debt securities of such series properly tendered pursuant to the Change of Control Offer;

•

prior to 10:00 a.m. New York city time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all debt securities or portions of debt securities of such series properly tendered; and

•

deliver or cause to be delivered to the trustee the debt securities of such series properly accepted, together with an officer’s certificate stating (1) the aggregate principal amount of such debt securities or portions of such debt securities being purchased, (2) that all conditions precedent contained in the indenture of such series of debt securities to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the indenture of such series of debt securities.

“Below Investment Grade Rating Event” means, with respect to any series of debt securities, that such series of debt securities is rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of debt securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Actavis and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Actavis or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Actavis’ outstanding voting stock or other voting stock into which Actavis’ voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) Actavis becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Actavis’ voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

(3) Actavis consolidates or amalgamates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates or amalgamates with, or merges with or into, Actavis, in any such event pursuant to a transaction in which any of Actavis’ voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Actavis’ voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) we shall cease to be a direct or indirect subsidiary of Actavis, Warner Chilcott or Actavis Capital;

(5) Warner Chilcott or Actavis Capital shall cease to be a direct or indirect subsidiary of Actavis; or

(6) the adoption of a plan relating to Actavis’ liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Actavis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the debt securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Actavis and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate a particular series of debt securities or fails to make a rating of a particular series of debt securities publicly available for reasons outside of our control, then, in each case, for such series of debt securities, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Actavis SCS, the issuer of the debt securities, and Actavis Capital and Actavis, Inc., together with Warner Chilcott, the guarantors of the debt securities, to, create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the debt securities and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the debt securities or the Guarantees, prior or senior thereto, with the same relative priority as the debt securities and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a) with respect to any particular series of debt securities, Liens existing on the date of first issuance of such debt securities;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c) Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Warner Chilcott or such subsidiary;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of or required by contracts with governmental entities;

(f) any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;

(g) with respect to any particular series of debt securities, any Lien incurred in connection with any acquisition or investment specified in a supplemental indenture with respect to such series of debt securities that is not otherwise prohibited by the indenture; and

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i) any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:

•

the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•	the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined below) which would be subject to the foregoing restrictions absent this clause (i),

does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Limitation on sale and leaseback transactions

Warner Chilcott will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a) Warner Chilcott or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the debt securities and the Guarantees) because such Lien would be of a character that no violation of the covenant described under “—Limitations on liens” above would result; or

(b) Warner Chilcott applies, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt (as defined below) or to the acquisition of property.

Merger, amalgamation, consolidation or sale of assets

The indenture provides that none of we, Warner Chilcott, Actavis Capital or, solely to the extent the successor Person thereto or the acquiring Person, as applicable, would be a subsidiary of Actavis plc, Actavis, Inc. will consolidate with, merge with or into, amalgamate with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its or its subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, or amalgamate with us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, unless:

(a) we, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, shall be the continuing Person, or the Person (if other than us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable) formed by such consolidation or into which such entity is merged (or the resulting amalgamated company), or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation, company, partnership, limited liability company or trust organized and validly existing under the laws of the Grand Duchy of Luxembourg, Ireland, Bermuda, Puerto Rico or the United States or a political subdivision thereof, and shall in any such case expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of such entity’s obligations under the indenture and the debt securities;

(b) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c) we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person (if other than us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc.) shall expressly assume, in accordance with clause (a) above, the rights and obligations of, and succeed to and, except in the case of a lease, be substituted for, us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc., as applicable, under the indenture, the debt securities and Guarantee, as applicable.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control, permitting each holder to require us to repurchase the debt securities of such holder, as described under “—Repurchase upon a Change of Control” above.

Reports to holders

Warner Chilcott will:

(a) file with the trustee, within 30 days after Warner Chilcott is required to file the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Warner Chilcott may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement or, if at any time Warner Chilcott is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Warner Chilcott with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(c) transmit to all holders, as their names and addresses appear in the security register within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Trust Indenture Act Section 313(c), such summaries of any information, documents and reports (if not publicly filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or on such other publicly available electronic filing medium as may be established by the SEC) required to be filed by Warner Chilcott pursuant to clauses (a) and (b) above as may be required by rules and regulations prescribed from time to time by the SEC.

If at any time Actavis plc (or a successor thereto) is the direct or indirect parent company of Warner Chilcott, then the reports, information and other documents required to be furnished to holders of the debt securities pursuant to this covenant may, at our option, be furnished by and be those of Actavis plc (or its successor) rather than Warner Chilcott; provided that a reasonably detailed description of any material differences between Actavis plc’s financial information and Warner Chilcott’s financial information will be provided in each annual and quarterly report. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC.

Holding company status

For so long as any series of debt securities are outstanding, no subsidiary of Actavis that, directly or indirectly through any other subsidiary, owns any Equity Interests (as defined below) in Warner Chilcott (other than any such subsidiary of Actavis that fully and unconditionally guarantees the debt securities) will and, unless Actavis provides a guarantee of the debt securities, Actavis (each such subsidiary and, as long as applicable, Actavis, the “Passive Holding Companies”) will not, conduct, transact or otherwise engage in any active trade or business or operations other than through a subsidiary of Warner Chilcott; provided that the foregoing will not prohibit any Passive Holding Company from the following: (i) ownership of Equity Interests of Warner Chilcott or in one or more subsidiaries of Actavis that are Passive Holding Companies, (ii) the maintenance of its legal existence and, with respect to Actavis, its status as a public company (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to any indebtedness in respect of which it is an obligor and any other agreement to which it is a party, (iv) with respect to Actavis, any offering of its common stock or any other Equity Interests (including any mandatorily redeemable preferred stock and any equity-linked securities) or, with respect to any Passive Holding Company other than Actavis, any other issuance of its Equity Interests, (v) the making of payments on account of its Equity Interests or any subordinated debt, (vi) the incurrence of indebtedness, (vii) the making of contributions to (or other equity investments in) the capital of its direct subsidiaries (which will be Passive Holding Companies or Warner Chilcott), (viii) the creation of, and ownership of the Equity Interests in, any a newly formed subsidiary with capitalization of less than $1,000,000 that is formed solely for the purpose of consummating an acquisition by Actavis so long as, within twelve months such newly formed subsidiary merges with and into a target entity and the survivor thereof becomes a direct or indirect subsidiary of Warner Chilcott or its subsidiaries, (ix) providing a guarantee of indebtedness or other obligations of Actavis or any of its subsidiaries, (x) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (xi) holding any cash or cash equivalents (including cash and cash equivalents received in connection with dividends or distributions from Warner Chilcott or its subsidiaries) and any other assets on a temporary basis that are in the process of being transferred through such Passive Holding Company as part of a downstream contribution or an upstream distribution or other upstream payment (e.g., a spin-off of assets), (xii) providing indemnification to officers and directors, (xiii) the ownership or disposition of assets that are permitted to be held by it in accordance with this covenant and (xiv) activities incidental to the businesses or activities described above.

Certain other covenants

The indenture contains certain other covenants regarding, among other matters, payment of principal, premium, if any, and interest, if any, on the debt securities, maintenance of a payment office, delivering of compliance certificates and payment of taxes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture will not afford holders of the debt securities protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of certain terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on the date on which we first issue debt securities pursuant to the indenture.

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that indebtedness that is convertible into any Equity Interests shall not constitute Equity Interests prior to the conversion thereof.

“Funded Debt” means Warner Chilcott’s indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, under IFRS, and in each case ranking at least pari passu with the debt securities.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and

(6) representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Warner Chilcott or any subsidiary of any property which has been or is to be sold or transferred by Warner Chilcott or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between Warner Chilcott and a subsidiary or between subsidiaries of Warner Chilcott, (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“subsidiary” means, with with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Events of default

The indenture defines an Event of Default with respect to each series of debt securities as any one of the following events:

•	Default in the payment of the principal or any premium on the debt securities of such series when due (whether at maturity, upon acceleration, redemption or otherwise).

•	Default for 30 days in the payment of any interest on a debt security of that series when due.

•	Failure by us or any Guarantor to comply with the provisions described under the section “—Repurchase upon a Change of Control” above.

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Failure by us or any Guarantor, as applicable, to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of that series.

•

Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Warner Chilcott, Actavis Capital, us or Actavis, Inc. (or the payment of which is guaranteed by us or any Guarantor), whether such indebtedness or guarantee now exists or is created after the issue date of such series of debt securities, if that default:

(i) is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $300 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us or the applicable Guarantor, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default caused by such default will be deemed likewise to be cured or waived.

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Failure by Warner Chilcott, Actavis Capital, us or Actavis, Inc. to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $300 million which judgments are not paid, discharged or stayed for a period of 60 days.

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Except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee.

•	Certain events in bankruptcy, insolvency or reorganization with respect to Warner Chilcott, Actavis Capital, us or Actavis, Inc.

An Event of Default under one series of debt securities will not necessarily constitute an Event of Default under any other series of debt securities. The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the debt securities of such series; provided that the trustee may not withhold notice of default in payment of the principal, premium, if any, interest, if any, on any of the debt securities of that series.

Remedies if an Event of Default occurs

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Warner Chilcott, Actavis Capital, us or Actavis, Inc., all outstanding debt securities issued under the indenture will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities may declare all the debt securities to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities may direct the trustee in its exercise of any trust or power.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of any series unless such holders of that series have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. No holder of a debt security of any series may pursue any remedy with respect to the indenture or the debt securities of such series unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of such series make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense resulting therefrom;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding debt securities of such series do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of the affected series by written notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the debt securities of that series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.

Modification and waiver

There are four types of changes we can make to the indenture and the debt securities.

Changes requiring your approval.    First, without the consent of each holder of debt securities of any series affected by the change, there are changes that we cannot make to the debt securities of such series (but only with respect to any debt securities of any series held by a non-consenting holder). Following is a list of those types of changes:

•	change the stated maturity of the principal of or any installment of principal or interest on debt securities of any series;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of the debt securities of any series;

•	reduce the rate of interest, including defaulted interest, on the debt securities of any series;

•	reduce any amount payable on redemption, prepayment or purchase of debt securities of any series;

•	reduce the aggregate principal amount of the debt securities of any series which would be due and payable upon a declaration of acceleration of the maturity thereof;

•

make the principal of, or interest on, the debt securities of any series payable in any coin or currency or in a place of payment other than in accordance with the terms of the debt securities of such series, the indenture and any supplemental indenture;

•	impair the right to institute suit for the enforcement of any payment on debt securities of any series when due;

•

reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or to waive certain defaults; or

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage in principal amount of outstanding notes required to take any such action or to provide that other provisions of the indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Changes not requiring approval.    The second type of change does not require any vote by holders of the debt securities. Following is a list of those types of changes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of any series, any property or assets;

•

to evidence the assumption of our or any Guarantor’s obligations to holders of the debt securities of any series by a successor in the case of a merger, amalgamation or consolidation of us or such Guarantor or sale of all or substantially all of our assets or such Guarantor’s assets permitted under the covenant described under “—Merger, amalgamation, consolidation or sale of assets”;

•

to add to our covenants or any Guarantor’s covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of all or any series of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions as the Company may deem necessary or desirable; provided, however, that no such provisions shall materially adversely affect the interests of the holders of debt securities of any series;

•	to evidence and provide for the acceptance of the appointment of a successor trustee;

•

to provide for uncertificated debt securities of any series in addition to or in place of certificated debt securities of such series or to alter the provisions of the indenture relating to the issuance, execution, form and registration of debt securities in a manner that does not materially and adversely affect any holder of debt securities of such series;

•

to conform the text of the indenture, the debt securities of any series or the Guarantees to any provision of the “Description of the Actavis Funding SCS debt securities” or the “Description of the notes,” as applicable, in this prospectus or the related prospectus supplement for such series to the extent that such provision in the “Description of the Actavis Funding SCS debt securities” or the “Description of the notes,” as applicable, was intended to be a verbatim recitation of a provision of the indenture or the debt securities of such series which intent shall be evidenced by an officer’s certificate to that effect;

•	to provide for the issuance of additional debt securities of any series in accordance with the limitations set forth in the indenture as of the date hereof;

•

to make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the legal rights thereunder of any such holder or any holder of a beneficial interest in the debt securities of such series in a material manner;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to secure our or any Guarantor’s obligations in respect of the debt securities of any series;

•

in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for such series of debt securities, to provide for conversion rights, exchange rights and/or repurchase rights of holders of such series of debt securities in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of our or our subsidiaries’ assets substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to such series of debt securities;

•

in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for such series of debt securities; provided that the increase will not adversely affect the interests of the holders of the debt securities of such series in any material respect;

•

any other action to amend or supplement the indenture or the debt securities of any series as set forth in a supplemental indenture with respect to the debt securities of that series as otherwise permitted by the indenture.

Changes requiring a majority vote.    Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in aggregate principal amount of the debt securities of that series.

•

If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in aggregate principal amount of the debt securities of that series and of each other series of debt securities affected by the change voting as one class.

Holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding may, by written notice to the trustee on behalf of the holders of all of the securities of such series, waive an existing default or event of default and its consequences, except a continuing default or event of default in the payment of the principal amount, premium, if any, and any accrued and unpaid interest, if any, on any debt security of such series.

Further details concerning voting

The debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside, segregated and held in trust money for their payment or redemption. The debt securities will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

Unless otherwise specified in a related supplemental indenture with respect to a series of debt securities, the following discussion of full defeasance and discharge will apply to all series of the debt securities.

Full defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on any series of debt securities (called “full defeasance”) if the following conditions are satisfied:

•

we must deposit in trust for the benefit of all direct holders of such series of debt securities a combination of money and U.S. government or U.S. government agency securities or bonds that will generate enough cash in the opinion of a nationally recognized firm of certified independent public accountants, to make interest, principal, any premium and any other payments on such series of debt securities on their various due dates;

•

there must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the debt securities and gave holders their share of the cash and debt securities or bonds deposited in trust. In that event, holders could recognize gain or loss on the securities they give back to us;

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above;

•	no default or Event of Default shall have occurred and be continuing on the date of such deposit;

•	such full defeasance will not result in a breach or violation of, or constitute a default under, any of our or any Guarantors’ material agreements or instruments;

•

we must deliver to the trustee an officer’s certificate stating that we did not make the deposit with the intent of preferring the holders of the debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding such creditors; and

•	we must deliver to the trustee an officer’s certificate and opinion of counsel, each stating that all conditions precedent relating to the full defeasance have been complied with.

If we accomplished full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the debt securities. Holders could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in any series of debt securities. This is called “covenant defeasance.” In that event, holders would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay such series of debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit in trust for the benefit of all direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency securities or bonds that will generate enough cash in the opinion of a nationally recognized firm of certified independent public accountants, to make interest, principal, any premium and any other payments on the debt securities of such series on their various due dates; and

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, holders can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit, as could occur if there is an Event of Default (such as our bankruptcy) and the debt securities become immediately due and payable. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture;

•

all debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year, and we shall have deposited with the trustee sufficient cash, U.S. government or U.S. government agency securities or bonds, or a combination thereof, in the opinion of a nationally recognized investment bank or appraisal firm to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture; or

•	our having delivered to the trustee an officer’s certificate (or equivalent thereof) and an opinion of counsel, each stating that these conditions have been satisfied.

Judgment currency

Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”), which is made to or for the account of any holder or the trustee in any other lawful currency (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of Actavis SCS, shall constitute a discharge of our obligation under the indenture and the debt securities, only to the extent of the amount of the Required Currency which such holder or the trustee, as the case may be, could purchase in the New York foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such holder or the trustee, as the case may be, we shall indemnify and hold harmless the holder or the trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the indenture, any supplemental indenture or the debt securities, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Consent to jurisdiction and service of process

The indenture will provide that we and any Guarantor not organized in the United States will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the indenture, the debt securities and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York. In relation to any legal action or proceedings arising out of or in connection with the indenture, the debt securities and the Guarantees, we and each Guarantor will in the indenture irrevocably submit to the non-exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.

Regarding the trustee

Wells Fargo Bank, National Association, as trustee under the indenture, will be appointed by us as paying agent, registrar and DTC custodian with regard to the debt securities. The trustee, the Guarantors or Actavis or their respective affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

In addition to any register maintained by the registrar (the “Register”), a register of notes will be kept at the registered office of Actavis SCS, for Luxembourg law purposes. Upon written request from Actavis SCS, the registrar shall provide Actavis SCS with a copy of the Register to enable it to maintain a register of the notes at its registered office. Actavis SCS accepts any copy of the Register as correspondence and document recording the transfer of any notes and agrees to update its register upon receipt of such copy.

Governing law

The indenture and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Form and registration of debt securities

Unless otherwise specified in a related supplemental indenture with respect to a series of debt securities, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further described below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the relevant underwriters, and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC, or “participants,” or to persons who hold interests through participants. Holders may hold their interests in the global securities directly through DTC if they are participants in the system, or indirectly through organizations which are participants in the system.

So long as DTC, or its nominee, is the registered owner or holder of the debt securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global securities for all purposes under the indenture. No beneficial owner of an interest in the global securities will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture.

Payments of the principal of, premium (if any), and interest on, the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell debt securities to persons in states which require physical delivery of the debt securities, or to pledge such securities, such holder must transfer its interest in a global security, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global securities are credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global securities for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book- entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated securities

Certificated securities shall be issued in exchange for beneficial interests in the global securities (i) if DTC (A) notifies us that it is unwilling or unable to continue as a depositary for the global securities, and we do not appoint a successor depositary within 90 days of such notice, or (B) ceases to be qualified to serve as depositary and we do not appoint a successor depositary within 90 days of such notice, (ii) we execute and deliver to the trustee a company order that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) an Event of Default of which the trustee has actual notice has occurred and is continuing and the registrar has received a request from a beneficial owner to issue such certificate securities.

Description of Actavis share capital

The following description of our share capital is a summary. You should refer to the provisions of our amended and restated memorandum and articles of association included as an exhibit to the Registration Statement of which this prospectus forms a part. Our authorized share capital is €40,000 and US$101,000 divided into 40,000 deferred ordinary shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.0001 each and 10,000,000 serial preferred shares of US$0.0001 each. As of February 13, 2015, we had 40,000 deferred ordinary shares, 266,252,295 issued and outstanding ordinary shares and no issued and outstanding serial preferred shares.

Actavis may issue shares subject to the maximum authorized share capital contained in its amended and restated memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, serial preferred shares or deferred ordinary shares, as applicable) by a simple majority of the votes cast at a general meeting at which a quorum is present (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Actavis may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Actavis authorize the board of directors of Actavis to issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval for a period of five years from the date of adoption of such articles of association, being October 1, 2013.

The rights and restrictions to which the ordinary shares are subject are prescribed in Actavis’ articles of association. Actavis’ articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by Actavis, including the number of shares, designations, voting rights, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Actavis’ articles of association do not provide for the issuance of fractional Actavis ordinary shares, and the official Irish register of Actavis will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Actavis would result in any Actavis shareholder becoming entitled to fractions of a share, the Actavis board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Description of Actavis ordinary shares

General

The following description of our ordinary shares is a summary. You should refer to the provisions of our amended and restated memorandum and articles of association included as an exhibit to the Registration Statement of which this prospectus forms a part. Rights under the ordinary shares are subject to the Irish Companies Acts 1963 to 2013 (the “Irish Companies Acts”), as described in this prospectus.

Voting

Actavis’ articles of association provide that except where a greater majority is required by the Irish Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by ordinary resolution.

At any meeting of Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting or (iv) any shareholder or shareholders holding shares in Actavis conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. If voting takes place on a poll, rather than a show of hands, every shareholder entitled to vote has one vote for each share held unless otherwise provided in Actavis’ articles of association. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with Actavis’ articles of association.

Treasury shares or Actavis ordinary shares that are held by subsidiaries of Actavis will not be entitled to be voted at general meetings of shareholders.

Irish law requires special resolutions (a “special resolution” requires the approval of not less than 75% of the votes of Actavis’ shareholders cast at a general meeting at which a quorum is present) of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(i)	amending the objects or memorandum of association of Actavis;

(ii)	amending the articles of association of Actavis;

(iii)	approving a change of name of Actavis;

(iv)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(v)	opting out of preemption rights on the issuance of new Actavis shares;

(vi)	re-registration of Actavis from a public limited company to a private company;

(vii)	variation of class rights attaching to classes of Actavis shares (where the articles of association do not provide otherwise);

(viii)	purchase by Actavis of its shares off-market;

(ix)	reduction of Actavis’ issued share capital;

(x)	sanctioning a compromise/scheme of arrangement involving Actavis;

(xi)	resolving that Actavis be wound up by the Irish courts;

(xii)	resolving in favor of a shareholders’ voluntary winding-up;

(xiii)	re-designation of Actavis shares into different share classes; and

(xiv)	setting the re-issue price of Actavis treasury shares.

Actavis’ articles of association provide that anything which may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution, subject to the requirements of the Irish Companies Acts.

Under the Actavis articles of association and the Irish Companies Acts, any variation of class rights attaching to the issued Actavis ordinary shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of the articles of association of Actavis relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined with reference to the shares of the holders of the class.

Dividend rights

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Actavis are equal to, or in excess of, the aggregate of Actavis’ called-up share capital plus undistributable reserves and the distribution does not reduce Actavis’ net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Actavis has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Actavis. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Irish Companies Registration Office (the official public registry for companies in Ireland).

Actavis’ amended and restated memorandum and articles of association authorize the directors to pay interim dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Actavis shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of Actavis ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Actavis.

The directors of Actavis may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Actavis in relation to the Actavis ordinary shares.

Lien on shares, calls on shares and forfeiture of shares

Actavis’ articles of association provide that Actavis will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such Actavis ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares, such as Actavis, and will only be applicable to Actavis shares that have not been fully paid up.

Consolidation and division; subdivision

Under its articles of association, Actavis may, by ordinary resolution, consolidate and divide all or any of its issued share capital into shares of a larger amount than its existing shares or subdivide all or any of its issued share capital into shares of a smaller amount than its existing shares.

Transfer and registration of shares

The transfer agent for Actavis maintains the share register, registration in which will be determinative of membership in Actavis. A shareholder of Actavis who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Actavis’ official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Actavis’ official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Actavis’ official Irish share register. However, a shareholder who holds shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Any transfer of Actavis ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Actavis’ articles of association allow Actavis, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Actavis is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set off the amount of the stamp duty against future dividends payable to the buyer and (iii) claim a lien against the Actavis ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Actavis ordinary shares has been paid unless one or both of such parties is otherwise notified by Actavis.

Actavis’ amended and restated memorandum and articles of association delegate to Actavis’ secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Actavis ordinary shares occurring through normal electronic systems, Actavis intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Actavis notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Actavis for this purpose) or request that Actavis execute an instrument of transfer on behalf of the transferring party in a form determined by Actavis. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Actavis’ transfer agent, the buyer will be registered as the legal owner of the relevant shares on Actavis’ official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Rights upon liquidation

Actavis’ articles of association provide that the ordinary shareholders of Actavis are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Preemption rights

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Actavis has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of shareholders, Actavis’ articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Actavis on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. Statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Anti-takeover provisions

Actavis’ articles of association contain provisions that could have the effect of deterring coercive takeover practices, inadequate takeover bids and unsolicited offers. These provisions include, amongst others:

•

provisions of its articles of association which allow the board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as it deems expedient and in Actavis’ best interests;

•	rules regarding how Actavis shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of the board of directors to issue preferred shares without shareholder approval in certain circumstances, subject to applicable law; and

•	the ability of the board of directors to fill vacancies on the board of directors in certain circumstances.

These provisions do not make Actavis immune from takeovers. However, these provisions will apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the board of directors determines is not in Actavis’ or its shareholders best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, several mandatory provisions of Irish law could prevent or delay an acquisition of Actavis. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. Actavis is also subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in its ordinary shares in certain circumstances. Also, as an Irish company, Actavis may only alter its memorandum and articles of association by special resolution.

Description of Actavis serial preferred shares

General

We are authorized to issue up to 10,000,000 serial preferred shares of US$0.0001 each. The board of directors may provide by resolution for the issuance of serial preferred shares, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our articles of association. Rights under the serial preferred shares are subject to the Irish Companies Acts. The issuance of serial preferred shares could have the effect of decreasing the market price of the ordinary shares and could adversely affect the voting and other rights of the holders of ordinary shares.

We will include in a related prospectus supplement the terms of any series of serial preferred shares being offered. These terms will include some or all of the following:

•

the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the serial preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	the price per share at which the serial preferred shares will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the serial preferred shares being offered will cumulate and whether or not the dividends will be payable in cash and/or by the distribution of assets or shares;

•	whether the serial preferred shares may be convertible or exchangeable for shares of any other class or classes of common stock;

•	the voting rights (including the right to appoint directors to the Actavis board of directors in certain scenarios), if any, of the holders of shares of the serial preferred shares being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the serial preferred shares being offered;

•	the liquidation preference per share of the series;

•	whether and the extent to which the series will be guaranteed;

•	any listing of the serial preferred shares being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax and Irish tax considerations applicable to the serial preferred shares being offered;

•	the relative ranking and preferences of the serial preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of serial preferred shares ranking senior or equal to the series of serial preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the serial preferred shares will be fully paid and nonassessable. As of the date of this prospectus, our board of directors had not established any series of serial preferred shares, and no serial preferred shares are outstanding.

Description of Actavis depositary shares

We may issue fractional interests in serial preferred shares, rather than serial preferred shares, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the United States) to issue receipts for depositary shares, each of which will represent a fractional interest in a serial preferred share. The serial preferred shares underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The related prospectus supplement will include the name and address of the depositary.

Description of Actavis ordinary share warrants

The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Actavis’ articles of association confer such right on the board of directors, subject to applicable law and the rules of any stock exchange to which Actavis is subject. Actavis is subject to the rules of the New York Stock Exchange that require shareholder approval of certain equity plans and share issuances. Actavis’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). The related prospectus supplement will describe the terms of any Actavis ordinary share purchase warrants.

Description of Actavis ordinary share purchase contracts

and ordinary share purchase units

Actavis may issue ordinary share purchase contracts, representing contracts obligating holders to purchase from Actavis and obligating Actavis to sell to the holders, or holders to sell to Actavis and Actavis to purchase from the holders, to the extent permitted by the Irish Companies Acts, a fixed or varying number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the ordinary share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the ordinary share purchase contracts. Any ordinary share purchase contract may include anti-dilution provisions to adjust the number of ordinary shares to be delivered pursuant to such ordinary share purchase contract upon the occurrence of certain events. The ordinary share purchase contracts may be entered into separately or as a part of ordinary share purchase units consisting of one or more ordinary share purchase contracts and any one or more of the securities offered under this prospectus or debt or equity obligations of third parties, including U.S. Treasury securities, owned by Actavis.

The ordinary share purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid ordinary share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original ordinary share purchase contract. Any one or more of the above securities, ordinary shares or the ordinary share purchase contracts, or other collateral, may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the ordinary shares under the ordinary share purchase contracts. The ordinary share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of ordinary shares deliverable by such holders under ordinary share purchase contracts requiring the holders to sell ordinary shares to Actavis. The terms of any payments provided for under the ordinary share purchase units will be described in the related prospectus supplement.

The related prospectus supplement will describe the terms of any ordinary share purchase contracts or ordinary share purchase units and, if applicable, prepaid ordinary share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the ordinary share purchase contracts; (2) the collateral arrangements and depositary arrangements, if applicable, relating to such ordinary share purchase contracts or ordinary share purchase units; and (3) if applicable, the prepaid ordinary share purchase contracts and the document pursuant to which such prepaid ordinary share purchase contracts will be issued.

Plan of distribution

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters or dealers;
•	directly to a limited number of institutional purchasers or to a single purchaser;
•	through agents; or
•	through any other method permitted by applicable law.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The related prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the specific securities to be offered and sold;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents and any other items constituting underwriting compensation and any other offering expenses; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in any offerings pursuant to a prospectus supplement to this prospectus may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.

Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue and, other than the ordinary shares, which are listed on the New York Stock Exchange under the symbol “ACT”, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the related prospectus supplement, we shall not be obligated to do so. Underwriters will not be obligated to make a market in any securities. No assurance can be given as to the liquidity of any trading market for any securities.

Legal matters

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the related prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, special New York counsel for Actavis; Arthur Cox, special Irish counsel for Actavis; Conyers Dill & Pearman Limited, special Bermuda counsel for Warner Chilcott; Loyens & Loeff Luxembourg S.à r.l., special Luxembourg counsel for Actavis Capital and Actavis SCS, and Greenberg Traurig LLP, special Nevada counsel for Actavis, Inc., as more particularly set forth in the related prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Actavis plc, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Actavis plc for the year ended December 31, 2014, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain non-integrated aspects of the internal controls over financial reporting of Forest Laboratories, Inc. which the Company acquired in 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Warner Chilcott Limited incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Limited for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Forest Laboratories, Inc. and its subsidiaries as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2014 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Warner Chilcott Public Limited Company incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Public Limited Company for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011, and for the year then ended have been incorporated by reference in this prospectus from the Current Report on Form 8-K of Watson Pharmaceuticals, Inc. filed on September 27, 2012 in reliance upon the report of KPMG ehf., independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Allergan, Inc.’s consolidated financial statements and schedule included in Allergan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Allergan, Inc.’s internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Allergan, Inc.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Enforcement of civil liability under United States federal securities laws

Certain of the directors and executive officers of Actavis may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of Actavis are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or Actavis, or to enforce against such persons or Actavis in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Actavis has been advised by counsel that there is doubt as to the enforceability in Ireland against Actavis and/or its executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;
•	The judgment must be final and conclusive; and
•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Certain insolvency considerations under Luxembourg law

Insolvency proceedings

Actavis SCS and Actavis Capital are incorporated under the laws of the Grand Duchy of Luxembourg and have their registered offices in Luxembourg (together the “Luxembourg Obligors”). Accordingly, Luxembourg courts should have, in principle, jurisdiction to open main insolvency proceedings with respect to these Luxembourg Obligors, as entities having their registered office and central administration (administration centrale) and center of main interest (“COMI”), as used in the EC Regulation 1346/2000 of May 29, 2000 on insolvency proceedings (the “EU Regulation”), in the Grand Duchy of Luxembourg. According to the EU Regulation, there is a rebuttable presumption that a company has its COMI in the jurisdiction in which it has the place of its registered office. As a result, there is a rebuttable presumption that the COMI of the Luxembourg Obligors is in Luxembourg and consequently that any “main insolvency proceedings” (as defined in the EU Regulation) would be opened by a Luxembourg court and be governed by Luxembourg law.

However, the determination of where any of the Luxembourg Obligors has its COMI is a question of fact, which may change from time to time. Preamble 13 of the EU Regulation states that the COMI of a debtor should correspond to the place where the debtor conducts the administration of its interests on a regular basis and “is therefore ascertainable by third parties.” In the Eurofood IFSC Limited decision by the European Court of Justice (“ECJ”), the ECJ restated the presumption in the EU Regulation that the place of a company’s registered office is presumed to be the company’s COMI and stated that the presumption can only be rebutted if “factors which are both objective and ascertainable by third parties enable it to be established that an actual situation exists which is different from that which locating it at the registered office is deemed to reflect.” Subsequently, the ECJ stated in the Interedil Srl decision (Case C-396/09) that a debtor company’s COMI must be determined by attaching greater importance to the place of the company’s central administration, as may be established by objective factors which are ascertainable by third parties. Where the bodies responsible for the management and supervision of a company are in the same place as its registered office and the management decisions of the company are taken, in a manner that is ascertainable by third parties, in that place, the presumption in that provision cannot be rebutted. Where a company’s central administration is not in the same place as its registered office, the presence of company assets and the existence of contracts for the financial exploitation of those assets in a Member State of the European Union other than that in which the registered office is situated cannot be regarded as sufficient factors to rebut the presumption unless a comprehensive assessment of all the relevant factors makes it possible to establish, in a manner that is ascertainable by third parties, that the company’s actual center of management and supervision and of the management of its interests is located in that other Member State of the European Union.

Under Luxembourg insolvency laws, the following types of proceedings (the “Insolvency Proceedings”) may be opened against such Luxembourg Obligors:

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bankruptcy proceedings (faillite), the opening of which is initiated by the relevant Luxembourg Obligor, by any of its creditors or by Luxembourg courts ex officio. The managers/directors of the Luxembourg Obligors have the obligation to file for bankruptcy within one month in case they are in a state of cessation of payment (cessations de paiements) and their creditworthiness has been impaired (ébranlement du crédit). Following such a request, the Luxembourg courts having jurisdiction may open bankruptcy proceedings, if the relevant Luxembourg Obligor (i) is in default of payment (cessation des paiements) and (ii) has lost its commercial creditworthiness (ébranlement de crédit). If a court finds that these conditions are satisfied, it may also open ex officio bankruptcy proceedings, absent a request made by the relevant Luxembourg Obligor. The main effects of such proceedings are (i) the suspension of all measures of enforcement against the relevant Luxembourg Obligor, except, subject to certain limited exceptions, for secured creditors and

(ii) the payment of the Luxembourg Obligor’s creditors in accordance with their ranking upon the realization of the guarantor’s assets;

•	controlled management proceedings (gestion controlée), the opening of which may only be requested by the relevant Luxembourg Obligor and not by its creditors; and

•

composition proceedings (concordat préventif de la faillite), the obtaining of which is requested by the relevant Luxembourg Obligor only after having received a prior consent from a majority of its creditors holding at least 75% of the claims against such Luxembourg Obligor. The obtaining of such composition proceedings will trigger a provisional stay on enforcement of claims by creditors.

In addition to these proceedings, the ability of the holders of debt securities to receive payment on the debt securities may be affected by a decision of a Luxembourg court to grant a stay on payments (sursis de paiement) or to put the relevant Luxembourg Obligor into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened only at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious breach or violation of the commercial code or of the Luxembourg law of August 10, 1915 on commercial companies as amended from time to time. The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings, except with respect to the rules regarding the “suspect period” as described below.

The Luxembourg Obligors’ liabilities in respect of the debt securities will, in the event of a liquidation of the Luxembourg Obligor following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned obligor’s debts that are entitled to priority under Luxembourg law. For example, preferential debts under Luxembourg law include, among others:

•	certain amounts owed to the Luxembourg tax authorities (Administration des Contribution Directes);

•	value-added tax and other taxes and duties owed to the Luxembourg Value-Added Tax, Customs and Excise authorities (Administration de l’Enregistrement et des Domaines);

•	social security contributions; and

•	certain remuneration owed to employees.

For the avoidance of doubt, the above list is not exhaustive.

Assets in the form of shares, accounts or receivables over which a security interest has been granted and perfected in accordance with the Law of August 5, 2005 on Financial Collateral Arrangements will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized), and subject to application of the relevant priority rule and liens and privileges arising mandatorily by law.

During insolvency proceedings, all enforcement measures by unsecured creditors are suspended. In the event of controlled management proceedings, the ability of secured creditors to enforce their security interest may also be limited, automatically causing the rights of secured creditors to be frozen until a final decision has been taken by the court as to the petition for controlled management, and may be affected thereafter by a reorganization order given by the relevant Luxembourg court. A reorganization order requires the prior approval of more than 50% of the creditors representing more than 50% of the relevant guarantor’s liabilities in order to take effect. Furthermore, declarations of default and subsequent acceleration (such as acceleration upon the occurrence of an event of default) may not be enforceable during controlled management proceedings.

Luxembourg insolvency laws may also affect transactions entered into or payments made by the Luxembourg Obligor during the period before bankruptcy, the so-called “suspect period” (periode suspecte), which is a maximum of six months, as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date, if the bankruptcy judgment was preceded by another insolvency proceedings (e.g., a suspension of payments or controlled management proceedings) under Luxembourg law. In particular:

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pursuant to article 445 of the Luxembourg code of commerce, specified transactions (such as, in particular, the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets or entering into transactions generally without consideration or with substantially inadequate consideration, other than with respect to security interests which qualify as financial collateral under the Law of August 5, 2005 on Financial Collateral Arrangements) entered into during the suspect period (or the ten days preceding it) will be set aside or declared null and void, if so requested by the insolvency receiver;

•

pursuant to article 446 of the Luxembourg code of commerce, payments made for matured debts for considerations, as well as other transactions concluded during the suspect period, are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

•

regardless of the suspect period, article 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (action paulienne) give any creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy.

After having converted all available assets of the relevant Luxembourg Obligor into cash and after having determined all such Luxembourg Obligor’s liabilities, the insolvency receiver will distribute the proceeds of the sale to the creditors further to their priority ranking as set forth by law, after deduction of the receiver fees and the bankruptcy administration costs.

Any international aspects of Luxembourg bankruptcy, controlled management and composition proceedings may be subject to the EU Regulation. Insolvency Proceedings may hence have a material adverse effect on obligations of Actavis SCS and Actavis Capital under the debt securities.

Registrations

The registration of the debt securities, the indenture, the guarantee and the transaction documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the debt securities, the indenture, the guarantees and the transaction documents (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). In such case, either a nominal registration duty or an ad valorem duty (or, for instance, 0.24% of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered.

The Luxembourg courts or the official Luxembourg authority may require that the debt securities, the security interest agreements, the indentures, the guarantees and the transaction documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

Enforcement of judgments

Although there is no treaty between Luxembourg and the United States regarding the reciprocal recognition and enforcement of judgments (other than arbitration awards rendered in civil and commercial matters), a valid, final and conclusive judgment against the Luxembourg Obligors obtained from a state or federal court of the United States, which judgment remains in full force and effect, may be enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures set forth in Article 678 et seq. of the Luxembourg new code of civil procedure, being:

•	the foreign court must properly have had jurisdiction to hear and determine the matter, both according to its own laws and to the Luxembourg international private law conflict of jurisdiction rules;

•

the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules or, at least, the order must not contravene the principles underlying those rules (although some first instance decisions rendered in Luxembourg—which have not been confirmed by the Court of Appeal—no longer apply this condition);

•	the decision of the foreign court must be final and enforceable (exécutoire) in the jurisdiction in which it was rendered;

•	the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and in compliance with its own procedural laws; and

•

the decisions and the considerations of the foreign court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax, penal or criminal nature (which would include awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, to the extent that the same would be classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages)) or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty).

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

In practice, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.

Guarantees

The granting of guarantee interests by a Luxembourg company is subject to specific limitations and requirements relating to corporate object and corporate benefit and corporate authority. The granting of guarantees interests by a company incorporated and existing in The Grand Duchy of Luxembourg must not be prohibited by the corporate object (objet social) or legal form of that company. In addition, there is also a requirement according to which the granting of security by a company has to be for its “corporate benefit”.

Although no statutory definition of corporate benefit (intérêt social) exists under Luxembourg law, corporate benefit is widely interpreted and includes any transactions from which the company derives a direct or indirect economic or commercial benefit, but the proposed action by the company must be “in the corporate interest of the company.” The provision of a guarantee/security interest for the obligations of direct or indirect subsidiaries is likely to raise no particular concerns, whereas the provision of cross-stream and upstream guarantees/security interests may be more problematic. Failure to comply with the above mentioned corporate benefit requirement will typically result in liability for the directors/managers of the relevant Luxembourg company. The question whether a guarantee granted in the absence of corporate interest could be held null and void is unsettled in applicable legal doctrine. While some authors express the view that an absence of corporate interest could give rise to liability of the directors/managers of the relevant company only, others consider that the consequences could be that the relevant obligations be null and void.

There is a risk that the directors/managers of a Luxembourg company will be held liable if, among other things:

(i)	the guarantee/security interest so provided would materially exceed the (direct or indirect) benefit deriving from the secured obligations for the Luxembourg company; or

(ii)	the Luxembourg company derives no personal benefit or obtains no direct or indirect consideration for the guarantee/security interest granted; or

(iii)	the commitment of the Luxembourg company exceeds its financial means.

In addition to any criminal and civil liability incurred by the managers of the Luxembourg company, a guarantee/security interest provided by a Luxembourg company could be held unenforceable, if it is held that it is contrary to public policy (ordre public) (in case of facts consisting a misuse of corporate assets).

The above analysis is slightly different within a group of companies where a group interest (intérêt de groupe) exists. The existence of a group interest could prevent a “cross-stream” or “up-stream” guarantee/security interest provided by a Luxembourg company from falling foul of the above constraints. In order for a group interest to be recognized, the following cumulative criteria must be met and proven:

(i)	the “assisting” company must receive some benefit, or there must be a balance between the respective commitments of all the affiliates;

(ii)	the financial assistance must not exceed the assisting company’s financial means, in which case it is typical for the guarantee to be limited to an aggregate amount not exceeding a certain percentage of the assisting company’s own funds (capitaux propres); and

(iii)	the companies involved must form part of a genuine group operating under a common strategy aimed at a common objective.

As a result, the “up-stream” or “cross-stream” guarantees/security interests granted by a Luxembourg company may be subject to certain limitations, which usually take the form of a general limitation language, which is inserted in the relevant finance document(s) and which covers the aggregate obligations and exposure of the relevant Luxembourg assisting company under all finance documents.

$21,000,000,000

Actavis Funding SCS

$500,000,000 Floating Rate Notes due 2016	$500,000,000 Floating Rate Notes due 2020
$1,000,000,000 1.850% Notes due 2017	$3,000,000,000 3.450% Notes due 2022
$3,000,000,000 2.350% Notes due 2018	$4,000,000,000 3.800% Notes due 2025
$500,000,000 Floating Rate Notes due 2018	$2,500,000,000 4.550% Notes due 2035
$3,500,000,000 3.000% Notes due 2020	$2,500,000,000 4.750% Notes due 2045

Prospectus supplement

Joint book-running managers

J.P. Morgan (All notes)	Mizuho Securities (All notes)	Wells Fargo Securities (All notes)
Barclays (2025 notes, 2035 notes)	BNP PARIBAS (2020 floating rate notes, 2020 notes, 2022 notes)	HSBC (2025 notes, 2045 notes)

MUFG	RBS	SMBC Nikko	TD Securities
(2016 floating rate notes, 2017 notes, 2022 notes, 2045 notes)	(2018 floating rate notes, 2018 notes)	(2016 floating rate notes, 2017 notes, 2020 floating rate notes, 2020 notes)	(2018 floating rate notes, 2018 notes, 2035 notes)

Co-managers*

Barclays	BNP PARIBAS	HSBC	MUFG	RBS	SMBC Nikko	TD Securities

ANZ Securities	Citigroup	DNB Markets	Lloyds Securities	Scotiabank	Morgan Stanley	BBVA

Credit Agricole CIB	Fifth Third Securities	PNC Capital Markets LLC	Santander	Academy Securities	Blaylock Beal Van, LLC	Drexel Hamilton

Lebenthal Capital Markets	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	The Williams Capital Group, L.P.	Siebert Capital Markets

(*) Co-managers that are listed above as joint book-running managers for a particular series of notes are not also co-managers for that series.

March 3, 2015